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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
INTRADO INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share, of Intrado Inc.
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Intrado Inc.
1601 Dry Creek Drive
Longmont, Colorado 80503

March 1, 2006

PROPOSED MERGER—YOUR VOTE IS IMPORTANT

Dear Stockholder:

        You are cordially invited to attend a special meeting of the stockholders of Intrado Inc., which will be held at the Westin Hotel, located at 10600 Westminster Boulevard, Westminster, Colorado 80020, on Tuesday, April 4, 2006, at 10:00 a.m., local time.

        At the special meeting, we will ask you to consider and vote on a proposal to adopt a merger agreement that we entered into with West Corporation and a wholly owned subsidiary of West Corporation on January 29, 2006. If our stockholders adopt the merger agreement and the merger is completed, we will become a wholly owned subsidiary of West Corporation, and you will be entitled to receive $26.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

        After careful consideration, our board of directors has unanimously approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of our company and our stockholders. Our board recommends that you vote "FOR" the adoption of the merger agreement.

        The accompanying proxy statement provides a detailed description of the proposed merger, the merger agreement and related matters. The merger agreement is attached as Annex A to the accompanying proxy statement. We urge you to read these materials carefully.

        Your vote is very important.    We are seeking adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. A failure to vote will have the same effect as a vote against the adoption of the merger agreement.

        Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. Alternatively, you may submit your proxy by telephone (if you reside in the United States, Canada or the U.S. territories) or via the Internet by following the directions on your enclosed proxy card. Submitting your proxy by mail, telephone or via the Internet will not limit your right to vote in person at the special meeting.

        Thank you for your cooperation and your continued support of Intrado Inc.

By Order of the Board of Directors,

George Heinrichs Chairman of the Board, President and Chief Executive Officer

        This proxy statement is dated March 1, 2006 and is first being mailed to stockholders on or about March 3, 2006.

Intrado Inc.
1601 Dry Creek Drive
Longmont, Colorado 80503
(720) 494-5800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on April 4, 2006

Time and Date:	10:00 a.m., local time, on Tuesday, April 4, 2006
Place:	The Westin Hotel, located at 10600 Westminster Boulevard, Westminster, Colorado 80020
Business:	1.
To adopt the Agreement and Plan of Merger, dated as of January 29, 2006, by and among Intrado Inc., West Corporation and West International Corp., a wholly owned subsidiary of West Corporation, pursuant to which West International Corp. will be merged with and into Intrado and each holder of shares of Intrado common stock will be entitled to receive $26.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by such holder immediately prior to the merger upon surrender of such holder's stock certificates
2.
To approve adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement
3.
To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including consideration of any procedural matters incident to the conduct of the special meeting
Record Date:	Tuesday, February 28, 2006
Voting:
Only holders of record of our common stock as of the close of business on Tuesday, February 28, 2006 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the special meeting.

Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you fail to vote in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" the adoption of the merger agreement, "FOR" the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of our board of directors on any other matters properly brought before the meeting for a vote. Our board recommends that stockholders vote "FOR" the adoption of the merger agreement.
Holders of our common stock are entitled to appraisal rights under Delaware law in connection with the merger. See "Appraisal Rights" beginning on page 55 of the accompanying proxy statement.
By Order of the Board of Directors,

George Heinrichs Chairman of the Board, President and Chief Executive Officer
Longmont, Colorado March 1, 2006

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. YOU MAY ALSO SUBMIT YOUR PROXY BY INTERNET OR BY TELEPHONE AS PROVIDED ON YOUR PROXY CARD. THESE ACTIONS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

SUMMARY TERM SHEET

        The following summary briefly describes the principal terms of the acquisition of Intrado Inc. by West Corporation through the merger of West International Corp., a wholly owned subsidiary of West Corporation, with and into Intrado. The enclosed proxy statement contains a more detailed description of these terms. We encourage you to read carefully the entire proxy statement, including the annexes, before voting. We have included below references to section of the proxy statement to direct you to a more complete description of the topics described in this summary.

  •
  West Corporation is a leading provider of outsourced communication solutions based in Omaha, Nebraska. West International Corp. is a wholly owned subsidiary of West Corporation formed for the purpose of participating in the merger. Please read "Summary—The Companies" beginning on page 1.

  •
  If the merger is completed:

  •
  we will be wholly owned by West Corporation;

  •
  you will be entitled to receive a cash payment of $26.00, without interest and less any applicable withholding taxes, for each share of our common stock that you own;

  •
  you may be entitled to appraisal rights under Delaware law;

  •
  you will no longer participate in our growth and will not participate in any synergies resulting from the merger; and

  •
  we will no longer be a public company, and our common stock will no longer be quoted on The Nasdaq National Market.

        Please read "Questions and Answers about the Special Meeting and the Merger" beginning on page i, "The Merger—Reasons for the Merger and Recommendation of Our Board" beginning on page 23, "The Merger—Delisting and Deregistration of Our Common Stock" beginning on page 34, and "Appraisal Rights" beginning on page 55.

  •
  Our board of directors received an opinion from each of its financial advisors, J.P. Morgan Securities Inc. and St. Charles Capital, LLC, that, as of January 29, 2006, and subject to the various assumptions and limitations described in the opinions, the consideration of $26.00 per share was fair, from a financial point of view, to our stockholders. Please read "The Merger—Opinions of Financial Advisors" beginning on page 25.

  •
  For the merger to occur, holders of a majority of the outstanding shares of our common stock must adopt the merger agreement. Please read "The Special Meeting of Stockholders—Vote Required" beginning on page 11.

  •
  If the merger agreement is terminated, we will, under certain circumstances, be required to pay a termination fee of $15.0 million to West Corporation. Please read "The Merger Agreement—Termination Fee; Expenses" beginning on page 54.

  •
  For U.S. federal income tax purposes, you generally will be treated as if you sold your common stock for the cash received in the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of common stock exchanged. Please read "U.S. Federal Income Tax Consequences" beginning on page 39.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
SUMMARY
The Companies
The Merger
The Special Meeting
Record Date and Voting
Vote Required
Reasons for the Merger and Recommendation of Our Board
Opinions of Financial Advisors
No Solicitation
Conditions to the Merger
Termination of the Merger Agreement
Termination Fee; Expenses
Interests of Our Directors and Executive Officers in the Merger
Regulatory Matters
Appraisal Rights
U.S. Federal Income Tax Consequences
Stock Options, Share Right Awards, Restricted Stock Units, Employee Stock Purchase Plan and Warrants
Market Price and Dividend Information
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING OF STOCKHOLDERS
Date, Time and Place of the Special Meeting
Purpose of the Special Meeting
Record Date; Stock Entitled to Vote
Quorum
Vote Required
Voting
Revocability of Proxies
Solicitation of Proxies
Proposal to Approve Adjournment or Postponement of the Special Meeting
Other Business
THE MERGER
Background of the Merger
Reasons for the Merger and Recommendation of Our Board
Opinions of Financial Advisors
Delisting and Deregistration of Our Common Stock
Interests of Our Directors and Executive Officers in the Merger
Financing
REGULATORY MATTERS
U.S. FEDERAL INCOME TAX CONSEQUENCES
THE MERGER AGREEMENT
APPRAISAL RIGHTS
MARKET PRICE AND DIVIDEND INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
FUTURE STOCKHOLDER PROPOSALS
HOUSEHOLDING OF PROXY STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A—Agreement and Plan of Merger
ANNEX B—Opinion of JPMorgan
ANNEX C—Opinion of St. Charles Capital LLC
ANNEX D—Section 262 of the General Corporation Law of the State of Delaware

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should read carefully this entire proxy statement, including each of the annexes. In this proxy statement, the terms "we," "us," "our," "our company" and "Intrado" refer to Intrado Inc.

The Special Meeting

Q.    Who is soliciting my proxy?

A.
Your proxy is being solicited by our board of directors.

Q.    What matters will be voted on at the special meeting?

A.
You will be asked to vote on the following matters:

•
to adopt the merger agreement that we have entered into with West Corporation, pursuant to which a wholly owned subsidiary of West Corporation will be merged with and into us and we will become a wholly owned subsidiary of West Corporation; and

•
to approve the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement.

Q.    How does Intrado's board of directors recommend that I vote?

A.
Our board of directors recommends that you vote:

•
"FOR" the proposal to adopt the merger agreement; and

•
"FOR" the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit the further solicitation of proxies.

Q.    What vote is required for stockholders to adopt the merger agreement?

A.
In order to adopt the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting must vote "FOR" adoption of the merger agreement.

Q.    Who is entitled to vote at the special meeting?

A.
Holders of record of our common stock as of the close of business on Tuesday, February 28, 2006 are entitled to vote at the special meeting.

Q.    What should I do now?

A.
After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card. Alternatively, you may submit your proxy by telephone or via the Internet by following the directions on your enclosed proxy card. You can also attend the special meeting and vote in person. Please do NOT enclose or return any stock certificates with your proxy card.

Q.    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A.
Your broker will only be permitted to vote your shares if you instruct the broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

i

Q.    What if I do not vote?

A.
If you fail to submit your proxy or vote in person, it will have the same effect as a vote "AGAINST" adoption of the merger agreement. Failure to submit your proxy or vote in person will have no effect on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

  If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote "FOR" adoption of the merger agreement and "FOR" approval of the adjournment proposal.

  If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote "AGAINST" the adoption of the merger and "AGAINST" approval of the adjournment proposal.

Q.    When should I submit my proxy?

A.
You should send in your proxy card or submit your proxy by telephone or via the Internet as soon as possible to help ensure that your shares will be voted at the special meeting.

Q.    May I change my vote after I have submitted my proxy?

A.
Yes. You may change your vote at any time before your proxy is voted at the special meeting by taking one of the following actions:

•
send a written, dated notice to our corporate Secretary stating that you would like to revoke your proxy;

•
complete, date and submit a new proxy card;

•
if you originally submitted your proxy by telephone, call the same toll free telephone number printed on your proxy card that you dialed originally and follow the instructions to change your votes;

•
if you originally submitted your proxy via the Internet, log on to the Internet site identified on the proxy card the same way you did originally and follow the instructions to change your votes; or

•
attend the special meeting, notify our corporate Secretary that you are present, and then vote by ballot. Your attendance at the special meeting alone will not revoke your proxy.

  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.    May I vote in person?

A.
Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in "street name," you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

Q.    What is the proposed transaction?

A.
West Corporation will acquire us by merging its wholly owned subsidiary into us. We will cease to be a publicly traded company and instead will be a wholly owned subsidiary of West Corporation.

Q.    If the merger is completed, what will I receive for my shares of common stock and when will I receive it?

A.
You will be entitled to receive $26.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

  After the merger closes, West Corporation will arrange for a letter of transmittal to be sent to each of our stockholders. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal, the stockholder's stock certificates and any other required documentation. If your shares are held in street name, in lieu of receiving a letter of transmittal and surrendering your stock certificates, you will be contacted by your broker with information on receiving payment for your shares of our common stock.

Q.
If the merger is completed, what will I receive for my stock options, share right awards and restricted stock units?

A.
If you hold options to acquire shares of our common stock as of the effective time of the merger, each of those options will be cancelled and you will be entitled to receive a cash payment for the option equal to the product of:

•
the amount by which $26.00 exceeds the exercise price per share of the option, multiplied by

•
the total number of shares of common stock underlying such option, whether vested or unvested.

  This amount will be reduced by applicable withholding taxes. If you hold share right awards immediately prior to the effective time of the merger, all those awards will become vested as if all of the performance goals in the awards had been achieved at the 100% level, and shares of our common stock will be issued with respect to those awards. Shares of common stock issued with respect to share right awards will be treated like all other shares of common stock outstanding as of the effective time of the merger. If, however, you previously have elected, pursuant to our non-qualified deferred compensation plan, to defer your receipt of common stock issuable under a share right award, then, instead of common stock being issued with respect to the award, your account in the non-qualified deferred compensation plan will be credited with $26.00 for each share of common stock otherwise issuable pursuant to the award, less any applicable withholding taxes.

  If you hold restricted stock units immediately prior to the effective time of the merger, all those units will become fully vested and shares of our common stock will be issued with respect to the units. Shares of common stock issued with respect to restricted stock units will be treated like all other shares of common stock outstanding as of the effective time of the merger.

Q.    Am I entitled to appraisal rights?

A.
Yes. Under the Delaware General Corporation Law, holders of shares of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of those shares as determined by the Delaware Court of Chancery, which we refer to as the Chancery Court, if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. This appraisal amount could be more or less than, or the same as, the amount you would be entitled to receive under the terms of the merger agreement. For additional information about appraisal rights, see "Appraisal Rights" beginning on page 55 of this proxy statement.

Q.    Why is Intrado's board of directors recommending the merger?

A.
Our board of directors believes that the merger agreement and merger are advisable and in the best interests of our company and our stockholders. For a more detailed explanation of the factors that our board considered in determining whether to recommend the merger agreement and merger, see "The Merger—Reasons for the Merger and Recommendation of Our Board of Directors" beginning on page 23 of this proxy statement.

Q.    Will the merger be a taxable transaction to me?

A.
Yes. The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. For a more detailed explanation of the tax consequences of the merger, see "U.S. Federal Income Tax Consequences" beginning on page 39 of this proxy statement. You should consult your tax advisor as to how specific tax consequences of the merger will apply to you.

Q.    When is the merger expected to be completed?

A.
We are working to complete the merger as soon as practicable. We currently expect to complete the merger promptly after all the conditions to the merger, including stockholder adoption of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law and any other applicable antitrust law, are satisfied or waived. We and West Corporation each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, on February 13, 2006 and, in accordance with the merger agreement, requested "early termination" of the waiting period. The Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act on February 17, 2006.

Q.    What will happen to my shares of common stock in Intrado after the merger?

A.
Following the effectiveness of the merger, your shares of our common stock will represent solely the right to receive the merger consideration. Trading in our common stock on The Nasdaq National Market will cease, price quotations for our common stock will no longer be available, and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Q.    Should I send in my stock certificates now?

A.
No. After the merger closes, West Corporation will arrange for a letter of transmittal containing detailed instructions to be sent to each stockholder of record. The merger consideration will be paid to a stockholder once that stockholder submits a properly completed letter of transmittal accompanied by that stockholder's stock certificates and any other required documentation. If your shares are held in street name, in lieu of receiving a letter of transmittal and surrendering your stock certificates, you will be contacted by your broker with information on receiving payment for your shares of our common stock. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

Q.    What should I do if I have questions?

A.
If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact our Director of Investor Relations at (720) 494-5800.

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement, including the annexes. We have included page references parenthetically to direct you to more complete descriptions of the topics in this summary.

The Companies

  Intrado Inc.
  1601 Dry Creek Drive
  Longmont, Colorado 80503
  (720) 494-5800
  www.intrado.com

        Intrado Inc., a corporation organized under the laws of the State of Delaware, is a global provider of integrated data and telecommunications solutions and leader in voice over the Internet protocol, or VoIP, 9-1-1 services. Our common stock is quoted on The Nasdaq National Market under the symbol "TRDO." The information on our website is not incorporated into this proxy statement.

  West Corporation
  11808 Miracle Hills Drive
  Omaha, Nebraska 68154
  (800) 762-3800
  www.west.com

        West Corporation, a corporation organized under the laws of the State of Delaware, which we refer to as West, is a leading provider of outsourced communication solutions. The information on West's website is not incorporated into this proxy statement.

        West International Corp., a corporation organized under the laws of the State of Delaware, which we refer to as the Merger Subsidiary, is wholly owned subsidiary of West. The Merger Subsidiary has not engaged in any prior activities other than in connection with or as contemplated by the agreement and plan of merger, dated as of January 29, 2006, that we have entered into with West and the Merger Subsidiary. We refer to this agreement and plan of merger as the merger agreement.

The Merger (page 15)

        Upon the terms and subject to the conditions of the merger agreement, the Merger Subsidiary will be merged with and into us, and each holder of shares of our common stock will be entitled to receive, upon surrender of the holder's stock certificates, $26.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by the holder immediately prior to the merger. As a result of the merger, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of West. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 11)

        The special meeting will be held on Tuesday, April 4, 2006, at 10:00 a.m., local time, at the Westin Hotel, located at 10600 Westminster Boulevard, Westminster, Colorado 80020. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. We will also be asking our stockholders to approve the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement.

Record Date and Voting (pages 11-12)

        Our board of directors has fixed the close of business on February 28, 2006, as the record date for determining stockholders entitled to notice of and to vote at the special meeting. On the record date, we had 18,110,739 outstanding shares of common stock held by approximately 107 stockholders of record. We have no other class of voting securities outstanding.

        Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment of that meeting.

Vote Required (page 11)

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. Failure to submit your proxy or vote in person will have the same effect as a vote "AGAINST" adoption of the merger agreement. Submitting a properly signed proxy and affirmatively electing to abstain from voting will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

        The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the special meeting will be required to approve the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of the adoption of the merger agreement. Failure to submit your proxy or vote in person will have no effect on the approval of the adjournment proposal. Submitting a properly signed proxy and affirmatively electing to abstain from voting will have the same effect as a vote "AGAINST" approval of the adjournment proposal.

Reasons for the Merger and Recommendation of Our Board (page 23)

        In the course of reaching its decision to approve the merger agreement and the merger, our board of directors considered a number of factors, including the following:

  •
  the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value;

  •
  the $26.00 per share, without interest, to be paid as the consideration in the merger represents (a) a 13% premium over $23.00, the closing price of our common stock on January 27, 2006, the trading day prior to the announcement of the merger, (b) a 58.4% premium over $16.41, the average closing price of our common stock for the 52-week period prior to announcement of the merger; and (c) a 44.4% premium over the $18.00 closing price of our common stock on October 26, 2005, the trading day before we announced our intent to explore strategic alternatives;

  •
  the process undertaken to solicit several third party offers from both strategic and financial buyers to acquire our company;

  •
  the fact that the merger is the result of an active process in which we had contact with approximately 40 potential bidders, eight of which submitted indications of interest to acquire our company;

  •
  our board's belief that a merger with West was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, including both the alternative of remaining a stand-alone, independent company and the proposals made by other potential buyers, as well as the risks and uncertainties associated with those alternatives;

  •
  the financial presentations of J.P. Morgan Securities Inc., which we refer to as JPMorgan, and St. Charles Capital, LLC, which we refer to as St. Charles Capital, and each of their opinions, which are attached as Annex B and Annex C, respectively, to this proxy statement, that, as of January 29, 2006 and subject to the various assumptions and limitations set forth in those opinions, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to those holders;

  •
  current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, then, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $26.00 per share to be paid as consideration in the merger;

  •
  historical and current information concerning our business, including our financial performance and condition, our operations, management and competitive position, current industry and economic conditions, and our prospects if we were to remain an independent company;

  •
  West's ability to pay the merger consideration to our stockholders, including the fact that West's obligation to consummate the merger is not subject to a financing condition;

  •
  the terms and conditions of the merger agreement, including the scope of our representations, warranties and covenants and the ability of our board, under specified circumstances, to furnish information to and engage in negotiations with a third party; and, upon the payment to West of a termination fee of $15.0 million, to terminate the merger agreement to accept a superior proposal; and

  •
  the likelihood that the merger will be consummated, in light of the limited conditions to West's obligation to complete the merger, West's financial capability and the absence of any financing condition to West's obligation to complete the merger.

        Against the factors favoring the proposed merger, our board also carefully considered the risks and potential drawbacks, in particular, that:

  •
  the merger agreement imposed restrictions on competing proposals, including a $15.0 million termination fee that we would have to pay West in specified circumstances;

  •
  the termination fee could deter another potential acquirer from submitting a competing proposal; and

  •
  after the merger, our stockholders would no longer participate in any synergies resulting from the merger because of the cash instead of stock consideration offered by West.

        Our board has unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger are advisable and in the best interests of our company and our stockholders. Accordingly, our board recommends that stockholders vote "FOR" adoption of the merger agreement at the special meeting.

Opinions of Financial Advisors (page 25)

        Each of JPMorgan and St. Charles Capital delivered to our board of directors an opinion that, as of January 29, 2006 and subject to the various assumptions and limitations set forth in the opinion, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders. The full text of the written opinions of JPMorgan and St. Charles Capital, dated January 29, 2006, each of which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, are attached as Annex B and Annex C, respectively, to this proxy statement.

No Solicitation (page 47)

        We have agreed that we will not, and will cause our directors, officers, employees, investment bankers, agents and representatives not to, directly or indirectly:

  •
  solicit, initiate or knowingly encourage or facilitate the making, submission or announcement of any acquisition proposal; or

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  engage in any discussions or negotiations with, or furnish any non-public information relating to, us or afford any access to our properties, books or records, or otherwise knowingly assist, participate in, facilitate or encourage any effort by, any third party that has made or, to our knowledge, is seeking to make, an acquisition proposal.

        We may, however, furnish information concerning our business, properties or assets to any third party, and may engage in discussions and negotiations with such third party concerning an acquisition if:

  •
  such third party has submitted an unsolicited bona fide acquisition proposal that our board of directors determines in good faith is, or is reasonably likely to result in, a superior proposal; and

  •
  our board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

        We have agreed that our board will not:

  •
  withdraw or modify, or propose to withdraw or modify, in a manner adverse to West, the approval or recommendation by our board of the merger agreement or the merger;

  •
  approve or recommend, or propose to approve or recommend, any acquisition proposal; or

  •
  enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any acquisition proposal.

        Our board may, however, take the actions described in the preceding three bullets if:

  •
  we have given West 48 hours' notice that our board is considering, or is prepared to:

  •
  withdraw or modify its approval or recommendation of the merger and the merger agreement; or

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  accept a superior proposal, in order to allow West the opportunity to make us an offer; provided that we may not definitively accept a superior proposal unless we concurrently terminate the merger agreement and pay a termination fee of $15.0 million to West; and

  •
  our board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to our stockholders under applicable law.

        The merger agreement defines an "acquisition proposal" to mean, other than the transactions contemplated by the merger agreement, any inquiry, proposal or offer, or any indication of interest in making a proposal or offer, from a third party involving:

  •
  any acquisition of record or beneficial ownership (as defined under Rule 13(d) of the Exchange Act), directly or indirectly, of 25% or more of our outstanding capital stock or outstanding voting power;

  •
  any tender offer or exchange offer that if consummated would result in any third party beneficially owning 25% or more of our outstanding capital stock or outstanding voting power;

  •
  any merger, consolidation, business combination or similar transaction involving us or any of our subsidiaries pursuant to which our stockholders immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting or parent entity;

  •
  any acquisition of record or beneficial ownership (as defined under Rule 13(d) of the Exchange Act), directly or indirectly, of 50% or more of our consolidated assets pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction, including any single step or multi-step transaction or series of related transactions, with respect to our company; or

  •
  any liquidation, dissolution, recapitalization or other significant corporate reorganization of our company.

        The merger agreement defines a "superior proposal" to mean any unsolicited written acquisition proposal, except that for purposes of this definition references to 25% and 75% in the definition of "acquisition proposal" are 50%, that is determined by our board in its good faith judgment, after consultation with our financial advisor:

  •
  to contemplate a transaction that if consummated would be more favorable from a financial point of view to our stockholders than the transactions contemplated by the merger agreement, taking into account all of the terms and conditions of the proposal and of the merger agreement and any amendments proposed by West to the merger agreement; and

  •
  to be reasonably capable of being consummated on the terms proposed.

Conditions to the Merger (page 51)

        Neither we nor West is required to complete the merger unless specified conditions are satisfied or waived. These conditions include:

  •
  the adoption of the merger agreement by our stockholders;

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  the absence of any event or events that would have a material adverse effect on us;

  •
  the absence of any applicable law or legal ruling that would make the merger illegal or would otherwise prohibit the consummation of the merger; and

  •
  other customary closing conditions set forth in the merger agreement.

Termination of the Merger Agreement (page 53)

        We, West and the Merger Subsidiary may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our stockholders have adopted the merger agreement.

        Either we or West can terminate the merger agreement if:

  •
  our stockholders fail to adopt the merger agreement at the special meeting or any adjournment or postponement of the special meeting at which a vote on the merger agreement is taken; or

  •
  a governmental body of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger.

        West can terminate the merger agreement if:

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  there is a misrepresentation in, or breach of, any of our covenants or agreements in the merger agreement resulting in a material adverse effect with respect to us that is not cured within 30 days following written notice thereof; provided that neither West nor the Merger Subsidiary is in breach of any of its representations, warranties, covenants or agreements in the merger agreement such that a material adverse effect has occurred with respect to West;

  •
  any condition to West's obligations to consummate the merger has not been satisfied by June 30, 2006, unless such condition has not been satisfied principally as a result of any failure on the part of West or the Merger Subsidiary to comply with or perform its covenants and agreements under the merger agreement; or

  •
  our board of directors has:

  •
  withdrawn, modified or changed, in a manner adverse to West or the Merger Subsidiary, its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement, including the merger;

  •
  approved or recommended any acquisition proposal by a third party;

  •
  entered into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any acquisition proposal by a third party; or

  •
  recommended that our stockholders tender their shares in a tender offer or exchange offer for our outstanding common stock commenced by a third party, or, within ten business days after the commencement of such tender or exchange offer, failed to recommend against acceptance of such offer.

        We can terminate the merger agreement if:

  •
  there is a misrepresentation in, or breach, of any of the covenants or agreements of West or the Merger Subsidiary in the merger agreement resulting in a material adverse effect with respect to West that is not cured within 30 days following written notice thereof; provided that we are not in breach of any of our representations, warranties, covenants or agreements in the merger agreement such that a material adverse effect has occurred with respect to us;

  •
  any condition to our obligations to consummate the merger has not been satisfied by June 30, 2006, unless such condition has not been satisfied principally as a result of our failure to comply with or perform our covenants and agreements under the merger agreement; or

  •
  before obtaining stockholder approval of the adoption of the merger agreement, our board shall have determined to accept a superior proposal pursuant to and in compliance with the merger agreement, including the payment of a termination fee of $15.0 million to West.

Termination Fee; Expenses (page 54)

        We will be required to pay West a termination fee of $15.0 million if:

  •
  we terminate the merger agreement prior to obtaining stockholder approval of the adoption of the merger agreement, because our board of directors has determined to accept a superior proposal pursuant to and in compliance with the merger agreement; or

  •
  West terminates the merger agreement because our board has:

  •
  withdrawn, modified or changed, in a manner adverse to West or the Merger Subsidiary, its approval or recommendation of the merger agreement or the merger;

  •
  approved or recommended any acquisition proposal by a third party;

    •
    entered into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any acquisition proposal by a third party; or

    •
    recommended that our stockholders tender their shares in a tender offer or exchange offer for our outstanding common stock commenced by a third party, or, within ten business days after the commencement of such tender or exchange offer, failed to recommend against acceptance of such offer.

        We are required to reimburse West for up to $1.0 million of expenses it incurs relating to the transactions contemplated by the merger agreement if West terminates the merger agreement because our stockholders fail to adopt the merger agreement at the special meeting or any adjournment or postponement of the special meeting at which a vote on the merger agreement is taken.

        West is required to reimburse us for up to $1.0 million of expenses we incur relating to the transactions contemplated by the merger agreement if we terminate the merger agreement because any condition to our obligations to consummate the merger has not been satisfied by June 30, 2006 due to a misrepresentation in, or breach of, any of the covenants or agreements of West or the Merger Subsidiary that results in a material adverse effect with respect to West and that is not cured within 30 days following written notice thereof, unless such condition has not been satisfied principally as a result of our failure to comply with or perform our covenants and agreements under the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 34)

        In considering the recommendation of our board of directors with respect to the adoption of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders. Our board was aware of these interests, which include those summarized below, and considered them, among other matters, in adopting the merger agreement:

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  Our directors and executive officers will receive cash payments totaling approximately $25.1 million at the closing of the merger in settlement of outstanding stock options.

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  Our directors and executive officers will receive cash payments totaling approximately $10.2 million at the closing of the merger as consideration for shares of common stock issued pursuant to share right awards.

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  Pursuant to amended and restated non-competition agreements we entered into with our executive officers on December 31, 2005, our executive officers will, in the event either they or we terminate their employment under specified circumstances after the effective date of the merger, receive payments totaling up to approximately $7.8 million.

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  In addition to payments they may receive under their amended and restated non-competition agreements, Stephen M. Meer, our Chief Technology Officer, and Lawrence P. Jennings, our Chief Operating Officer, may be entitled, pursuant to consulting agreements we entered into with each of them on January 29, 2006, to receive up to $391,680 and $220,800, respectively, for consulting services they may provide following termination of their employment with us.

  •
  The merger agreement provides for director and officer indemnification for specified time periods.

Regulatory Matters (page 38)

        Under the provisions of the HSR Act, we and West may not complete the merger until we have made certain filings with the Federal Trade Commission and the U.S. Department of Justice and the applicable waiting period has expired or been terminated.

        We and West each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on February 13, 2006 and, in accordance with the merger agreement, requested "early termination" of the waiting period. The Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act on February 17, 2006.

Appraisal Rights (page 55)

        Under Delaware law, if you do not vote for adoption of the merger agreement, you make a written demand prior to the adoption of the merger agreement at the special meeting and you otherwise strictly comply with the statutory requirements of Delaware law, you may elect to receive, in cash, the fair value of your shares of stock as determined by the Chancery Court. This value could be more or less than, or the same as, the $26.00 per share of consideration contemplated by the merger agreement.

        In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the Delaware General Corporation Law, the full text of which is set forth in Annex D to this proxy statement. Your failure to follow the procedures set forth in Section 262 will result in the loss of your appraisal rights.

U.S. Federal Income Tax Consequences (page 39)

        If the merger is completed, the exchange of common stock by our stockholders for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger to you.

Stock Options, Share Right Awards, Restricted Stock Units and Employee Stock Purchase Plan (page 42)

        At the effective time of the merger, each outstanding stock option to purchase our common stock will be cancelled. Holders of options that are cancelled at the effective time of the merger will be entitled to receive a cash payment for each option equal to the product of (a) the amount by which $26.00 exceeds the exercise price per share of such option, multiplied by (b) the total number of shares of common stock underlying such option, whether such shares are vested or unvested as of the effective time of the merger. The cash payment will be reduced by applicable withholding taxes.

        All share right awards outstanding immediately prior to the effective time of the merger will become vested as if all of the performance goals in the awards had been achieved at the 100% level, and shares of our common stock will be issued with respect to the awards. Shares of common stock issued with respect to share right awards will be treated like all other shares of common stock outstanding as of the effective time of the merger. If, however, the holder of a share right award previously has elected, pursuant to our non-qualified deferred compensation plan, to defer receipt of common stock issuable under the award, then, instead of common stock being issued with respect to the award, the holder's account in the non-qualified deferred compensation plan will be credited with $26.00 for each share of common stock otherwise issuable pursuant to the award, less any applicable withholding taxes.

        All restricted stock units outstanding immediately prior to the effective time of the merger will become fully vested, and shares of our common stock will be issued with respect to those units. Shares of common stock issued with respect to restricted stock units will be treated like all other shares of common stock outstanding as of the effective time of the merger.

        We have agreed to terminate our employee stock purchase plan prior to the effective time of the merger. Upon termination, all participants in the current offering period, which was scheduled to expire on June 30, 2006, will be entitled to a refund (without interest) for any payroll deductions accumulated from the beginning of the current plan period up to the termination of the plan.

Market Price and Dividend Information (page 59)

        Our common stock is quoted on the Nasdaq National Market under the symbol "TRDO." On January 27, 2006, the last full trading day before the public announcement of the proposed merger, the last reported sale price of our common stock was $23.00 per share. On February 28, 2006, the last reported sale price of our common stock was $25.66 per share.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. You can identify these statements by words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including:

  •
  the requirement that our stockholders adopt the merger agreement;

  •
  the potential failure of the parties to satisfy other conditions to the merger;

  •
  the effect of the announcement of the merger on our customer relationships, operating results and business generally, including our ability to retain key employees; and

  •
  other risks detailed in our current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2004 and our most recent Quarterly Report on Form 10-Q.

        See "Where You Can Find More Information" beginning on page 61. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

        We are furnishing this proxy statement to you, as a holder of our common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

        The special meeting of our stockholders will be held at the Westin Hotel, located at 10600 Westminster Boulevard, Westminster, Colorado 80020, on Tuesday, April 4, 2006, at 10:00 a.m., local time.

Purpose of the Special Meeting

        The purpose of the special meeting is to consider and act on the following matters:

  •
  adoption of the merger agreement, pursuant to which the Merger Subsidiary will be merged with and into our company and each holder of shares of our common stock will be entitled to receive, upon surrender of the holder's stock certificates, $26.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held by the holder immediately prior to the merger;

  •
  approval of adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

  •
  transaction of such other business as may properly come before the special meeting or any adjournment or postponement thereof, including consideration of any procedural matters incident to the conduct of the special meeting.

Record Date; Stock Entitled to Vote

        Holders of record of shares of our common stock as of the close of business on February 28, 2006, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were approximately 18,110,739 shares of our common stock outstanding held by approximately 107 stockholders of record.

Quorum

        A quorum of our stockholders is necessary to have a valid stockholder meeting. The required quorum for the transaction of business at the special meeting is the presence, in person or represented by proxy, of holders representing a majority of the shares of our common stock issued, outstanding and entitled to vote as of the record date. Both abstentions and broker "non-votes" will be counted as present for purposes of determining the existence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner regarding the voting of such shares. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.

Vote Required

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote at the special meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires the affirmative vote of a majority of the shares present and entitled to vote at the special meeting.

        Each holder of a share of our common stock is entitled to one vote per share. Failure to submit your proxy (either through the Internet, by telephone or by returning a properly executed proxy card) or to vote in person will have the same effect as a vote "AGAINST" adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment proposal.

        Submitting a properly signed proxy and affirmatively electing to abstain from voting will have the same effect as a vote "AGAINST" the adoption of the merger and "AGAINST" approval of the adjournment proposal.

        Brokers or other nominees who hold shares of our common stock in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes "AGAINST" adoption of the merger agreement and "AGAINST" approval of the adjournment proposal.

Voting

        Holders of record of shares of our common stock may vote their shares by attending the special meeting and voting their shares in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. Alternatively, you may submit your proxy by telephone (if you reside in the United States, Canada or the U.S. territories) or via the Internet by following the directions on the enclosed proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted "FOR" adoption of the merger agreement and "FOR" approval of any proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of adoption of the merger agreement.

        Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact our Director of Investor Relations at (720) 494-5800.

        Stockholders who hold their shares in "street name," meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of the shares how to vote or obtain a proxy from the record holder to vote the shares at the special meeting.

Revocability of Proxies

        You may revoke or change your vote at any time before your proxy is voted at the special meeting by taking one of the following actions:

  •
  send a written, dated notice to our corporate Secretary, at 1601 Dry Creek Drive, Longmont, Colorado 80503, stating that you would like to revoke your proxy;

  •
  complete, date and submit a new proxy card;

  •
  if you originally submitted your proxy by telephone, call the same toll free telephone number printed on your proxy card you dialed originally and follow the instructions to change your votes;

  •
  if you originally submitted your proxy via the Internet, log on to the Internet site identified on the proxy card the same way you did originally and follow the instructions to change your votes; or

  •
  attend the special meeting, notify our corporate Secretary, at 1601 Dry Creek Drive, Longmont, Colorado 80503, that you are present, and then vote by ballot. Your attendance at the special meeting alone will not revoke your proxy.

        If you have instructed a broker or other nominee to vote your shares, you must follow directions received from the broker to revoke or change those instructions.

Solicitation of Proxies

        In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. Our directors, officers and employees will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We may reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay 50% of the expenses of filing, printing and mailing this proxy statement and West will pay the remaining 50% of such expenses.

        We have retained Georgeson Shareholder Communications, Inc. to assist us, to the extent we request, in the solicitation of proxies. We expect to pay reasonable and customary fees for any services Georgeson provides at our request.

Proposal to Approve Adjournment or Postponement of the Special Meeting

        We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve adjournments or postponements of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the merger agreement by the time of the special meeting. In that event, we would need to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement. Any other adjournment or postponement of the special meeting (for example, an adjournment or postponement required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

        The approval of a proposal to adjourn or postpone the special meeting would require the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the special meeting. Failure to submit your proxy (either through the Internet, by telephone or by returning a properly executed proxy card) or to vote in person will not affect the outcome of the vote regarding the adjournment proposal. Submitting a properly signed proxy and affirmatively electing to abstain from voting will have the same effect as a vote "AGAINST" approval of the adjournment proposal.

        Our board of directors recommends that you vote "FOR" the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted "FOR" the adjournment proposal, unless otherwise noted on the proxies. If the special meeting is adjourned or postponed, we are not required to give notice of the time and place of the adjourned meeting unless our board fixes a new record date for the special meeting.

        The adjournment proposal relates only to an adjournment or postponement of the special meeting occurring for purposes of soliciting additional proxies for the adoption of the merger agreement proposal in the event that there are insufficient votes to adopt the merger agreement. Our board retains full authority to adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of our stockholders.

Other Business

        We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

THE MERGER

Background of the Merger

        In the course of evaluating the direction of our business, our management and board of directors have periodically considered various strategic alternatives for Intrado, including possible dividends, share repurchases, commercial partnering arrangements and strategic combinations with other companies. As a consequence, from time to time over the past several years, Intrado engaged in preliminary discussions regarding a strategic relationship with Company A, a publicly traded company. None of these discussions, however, concluded with a definitive agreement regarding a potential transaction.

        On June 23, 2005, the board established a special committee of outside directors to evaluate and make recommendations on ways to potentially enhance stockholder value.

        In July 2005, we retained J.P. Morgan Securities, Inc., which we refer to as JPMorgan, to assist us in our strategic planning.

        At a meeting held on September 29, 2005, the board changed the membership of the special committee of independent directors to consist of Messrs. Stephen O. James, David Kronfeld, Eric D. Sipf and Darrell A. Williams, and expanded its responsibilities to investigate and evaluate all of Intrado's strategic alternatives, including processes to consider and evaluate possible transactions to maximize stockholder value and any third party proposals for any such transaction. The special committee was authorized to engage an investment banking firm to assist it in exploring on a more comprehensive basis strategic alternatives to maximize stockholder value. On October 24, 2005, Intrado executed an engagement letter with JPMorgan. On October 26, Intrado announced that it had retained JPMorgan to explore and evaluate various strategic alternatives and their impact on shareholder value, including, but not limited to, an extraordinary dividend, share repurchase, recapitalization, merger or acquisition, or possible sale of part or all of Intrado's businesses.

        At special committee meetings held on October 6 and 28, 2005, JPMorgan reviewed these various strategic alternatives with the special committee. In addition, JPMorgan and the special committee also discussed a list of potential bidders. After discussing the alternatives, the special committee determined to explore further the possible sale of Intrado.

        Beginning in late October 2005, at the direction of the board and special committee, JPMorgan contacted approximately 40 potential bidders, including both private equity firms and strategic buyers. During November, twenty-six potential bidders signed confidentiality agreements with us, received confidential information from us and were invited to have a conference call with our management to review more detailed information about Intrado. Twenty parties had approximately ninety-minute calls with management. All of these parties were asked to submit an indication of interest by November 22, 2005 if they wanted to pursue a possible acquisition and commence due diligence.

        The special committee began meeting by telephone conference on a weekly basis beginning on October 28, 2005. George Heinrichs, our president, chief executive officer and chairman of the board, and Craig W. Donaldson, our general counsel and senior vice president, legal and government affairs, representatives of JPMorgan and our legal counsel, Holme Roberts & Owen LLP, which we refer to as HRO, typically attended the meetings.

        At special committee meetings held on November 4 and 10, 2005, JPMorgan and Intrado management updated the special committee on their contacts with potential bidders and the status of our confidentiality agreements with potential bidders.

        On November 7, 2005, Robert E. Johnson, West's executive vice president, strategic business development, contacted JPMorgan to inquire about the Intrado bid process, but West was not admitted to the process until later.

        On November 14, 2005, Michael Dingman, our chief financial officer, met with representatives of Company B to discuss our business.

        At a regularly scheduled board meeting on November 16, 2005, JPMorgan and the special committee updated our board on the bid process and responded to questions from the board.

        On November 22, 2005, Intrado received six first round indications of interest, ranging from $22.50 to $25.00 per share. The bidders in this round included Company B, a private portfolio company of a private equity firm, which we refer to as PE fund B. In our description of subsequent events we will refer to Company B and PE fund B together as Company B. Company A did not submit a preliminary indication of interest at such time but indicated that it was interested in pursuing a transaction with Intrado.

        At a special committee meeting held on November 23, 2005, JPMorgan provided an update on the status of the bid process.

        At a meeting of the special committee held on November 28, 2005, Mr. Heinrichs, JPMorgan and HRO reviewed with the special committee the preliminary indications of interest received from the first round bidders. After this review, the special committee selected six parties to attend management presentations and conduct further diligence regarding Intrado. These six parties included Company B, but not West or Company A who had not yet submitted preliminary indications of interest.

        To facilitate the due diligence process in view of the number of bidders, Intrado set up an electronic data room, to which the bidders were given access beginning on approximately December 6, 2005. Due diligence information was uploaded to the data room throughout the course of the process.

        From December 5 through 13, 2005, we made five management presentations to bidders. During this same time frame, HRO, Mr. Donaldson, the special committee and other members of Intrado management, prepared and reviewed a draft merger agreement to be distributed to bidders as a part of the second round bid package.

        On December 5, 2005, Mr. Johnson left a telephone message for Mr. Heinrichs, providing some background on West and expressing West's interest in participating in the bid process. In response to this message, JPMorgan telephoned Mr. Johnson on December 8. During that conversation, Mr. Johnson indicated West's potential interest in acquiring Intrado and participating in the management presentations.

        At a special committee meeting on December 9, 2005, JPMorgan informed the special committee of the contact from West. The special committee authorized JPMorgan to allow West to enter into the process as long as they provided an indication of interest and worked diligently to catch up to the other parties. West executed a confidentiality agreement on December 12, and received non-public information concerning Intrado that same day.

        At the December 9 special committee meeting, HRO and Mr. Donaldson reviewed the key provisions of the draft merger agreement with the special committee, and HRO recommended that the committee consider retaining a second investment bank solely for the purposes of providing an independent review of the fairness of any potential transaction. Mr. Heinrichs and JPMorgan also reviewed the status of the management presentations. The special committee determined that the final bid package, including the draft merger agreement, should be distributed to all of the bidders who had attended management presentations by the end of the next week.

        Following the December 9 meeting, at the direction of the special committee, HRO contacted four investment banks, including St. Charles Capital, LLC, which we refer to as St. Charles Capital. HRO requested that each investment bank submit a proposal to prepare a financial analysis, and if appropriate, render a fairness opinion to Intrado's board in connection with any proposed sale of Intrado. All four investment banks submitted proposals to Intrado.

        On December 14, 2005, Company A signed a confidentiality agreement and, upon direction of the special committee, was allowed into the process.

        At a meeting of the special committee held on December 16, 2005, JPMorgan and Mr. Heinrichs provided updates on the status of the bid process, including Company A's entry into the bid process, which the committee approved. The committee also discussed the proposals received from investment banks for a second fairness opinion, the proposed second round bid process timetable and the draft merger agreement.

        Later on December 16, at the direction of the special committee and on behalf of Intrado, JPMorgan distributed the draft merger agreement to the bidders who had attended management presentations, and invited the bidders to submit revised indications of interest. JPMorgan informed the bidders that the date for submitting indications of interest, along with markups of the draft merger agreement, was January 12, 2006.

        On December 20, 2005, West submitted a preliminary indication of interest at a valuation of $21.00 to $23.00 per share, not including the value of certain new product initiatives. The next day, JPMorgan contacted West to provide additional information on the timing of the process and request that West formalize its indication of interest.

        On December 21, 2005, Mr. Heinrichs spoke by telephone with the chief executive officer of Company A, who expressed his wish that Company A acquire Intrado. Also on December 21, a special committee meeting was held at which JPMorgan and members of our management updated the special committee on the status of the various bidders, including a discussion of an oral non-binding indication of interest received from Company A.

        On December 22, 2005, Intrado received a written indication of interest from Company A at a price range of $17.00 to $22.00 per share. The special committee noted that this price range was below the offers submitted by other current bidders, and also contemplated the use of stock rather than cash as merger consideration.

        On December 23, 2005, Intrado received West's written first round bid, which included an offer price range of $21.00 to $23.00 per share. That same day, the special committee held a meeting to discuss West's proposal. West promptly received access to the data room and the draft merger agreement. During the last two weeks of December, Intrado management held approximately 15 calls with five of the remaining parties to assist them in their diligence process.

        At a special committee meeting held on December 28, 2005, JPMorgan informed the special committee that Company A had submitted a revised, non-binding indication of interest at a price range of $21.00 to $24.00 per share, without specifying whether this amount would be payable in cash or in stock. HRO, members of our management and JPMorgan discussed this offer with the special committee. Also on December 28, Mr. Dingman met with representatives of Company B and its advisors to discuss Intrado's business and financial performance.

        On January 3, 2006, JPMorgan reminded the remaining parties of the approaching bid date by resending the second round process letter. On January 5, West visited Intrado and received its management presentation. Later that evening, Mr. Heinrichs, Stephen Meer, our chief technology officer, and Lawrence P. Jennings, our chief operating officer, had dinner with Thomas B. Barker, West's chief executive officer, and Mr. Johnson, and discussed further the business of Intrado.

        The week prior to the bid date, Intrado management held approximately 20 diligence calls with five of the remaining parties. During that week, Intrado management and JPMorgan also spoke by telephone and corresponded by email with representatives of West, Company A and Company B on numerous occasions, to discuss business issues, due diligence status and the timetable of the bid process, and these communications continued throughout the remainder of the month.

        On January 6, 2006, the special committee held a meeting at which JPMorgan provided an update on the status of the bid process. Company A also attended its initial management presentation at Intrado on that date.

        On January 8, 2006, Mr. Dingman had separate meetings with representatives of West and Company A. These meetings covered various business and financial issues.

        On January 12, 2006, the date for submitting second round bids, Intrado received revised indications of interest from five bidders, including West, Company A and Company B. A sixth company informed JPMorgan that it remained interested in acquiring Intrado, but needed additional time to submit a revised indication of interest. Neither Intrado, JPMorgan nor any of Intrado's other representatives ever received a revised indication of interest from the sixth company.

        At a meeting of the special committee held on January 13, 2006, JPMorgan and HRO reviewed the revised indications of interest, which ranged in price from $20.50 to $25.00 per share. Each of the bids was for all cash except for Company A's bid, which provided for a combination of cash and stock to be determined by Company A at approximately $20.75 per share. Company B's bid, for $24.00 per share, was the only bid accompanied by a markup of the draft merger agreement and financing commitment letters. West submitted an oral bid for $25.00 per share which was conditioned upon receiving approval of the bid amount from its board of directors. HRO reviewed the major issues in Company B's markup of the merger agreement, including increases to the amounts of the termination fee and expense reimbursement caps, broadening of the circumstances in which they would be paid, the proposed limits on the conduct of Intrado's business before closing and the fact that Company B would be permitted to terminate the merger agreement if it did not receive its financing.

        Based on its review of the proposals, the special committee selected two bidders—West and Company B—to conduct further legal and business diligence. The special committee instructed JPMorgan to inform West that its continued participation in the process was dependent on West's ability to provide a written bid approved by its board. As instructed by the special committee, JPMorgan informed the three lowest bidders, including Company A, that their current bids would not enable them to go forward in the process.

        On January 15, 2006, Intrado received a revised indication of interest from Company A. The new bid included a price of $25.00 per share, payable in a combination of cash and stock to be determined by Company A. Intrado also received a written indication of interest from West at $25.00 per share, which remained subject to approval by West's board of directors. At a meeting of the special committee held on January 16, HRO and JPMorgan reviewed this additional bid information with the special committee. The special committee determined that Company A should be permitted to continue in the process, and instructed JPMorgan to request that Company A include value protection to the Intrado stockholders for the stock component of the offer. The special committee also authorized the engagement of St. Charles Capital to render an independent opinion to the board in connection with the proposed sale of Intrado, and Intrado then formally engaged St. Charles Capital for this purpose.

        From January 17 through 25, Mr. Dingman held meetings with representatives of Company B, during which Company B conducted financial due diligence on Intrado.

        On January 18, 2006, Mr. Heinrichs spoke by telephone with the chief executive officer of Company A regarding general business and industry issues.

        At a meeting of the special committee held on January 19, 2006, JPMorgan informed the special committee that:

  •
  West had scheduled a board meeting for January 20 or 23 to review the terms of its offer at $25.00 per share; and

  •
  West had retained William Blair & Company, which we refer to as William Blair, as its financial advisor in connection with the proposed transaction.

        Mr. Heinrichs updated the committee on the status of various bidders' due diligence and meetings with Intrado management. HRO reviewed with the special committee the open issues in the draft merger agreement with Company B and received negotiating instructions. HRO distributed a revised draft merger agreement to Company B and its counsel later that day. The special committee authorized JPMorgan to continue negotiations with each of West, Company A and Company B, and asked JPMorgan to encourage both West and Company A to submit markups of the draft merger agreement for negotiation as soon as possible. Also on January 19, Intrado held management presentations for representatives of Company A.

        On January 19, Mr. Barker telephoned Mr. James. During that conversation, Mr. Barker indicated that West was very interested in acquiring Intrado and believed it could be the successful bidder if it was given enough time to complete its due diligence and to present its evaluation of Intrado to the West board of directors. Mr. James informed Mr. Barker that JPMorgan had indicated that another bidder was attempting to submit a final bid, including a fully agreed upon merger agreement, to Intrado as early as January 25. Mr. Johnson also spoke by telephone with JPMorgan on January 19, stating that West remained comfortable with its $25.00 per share offer, which was not subject to a financing condition, and that West expected to be in a position to sign a final merger agreement by February 1.

        Numerous telephone conversations between Intrado, HRO, JPMorgan, Company B and its counsel occurred through January 24 to negotiate the remaining unresolved issues in the Company B merger agreement. Company B's counsel sent HRO a revised markup of the Company B merger agreement on January 21, and HRO responded with a revised draft on January 24. Company B's counsel provided additional comments on January 25, and HRO responded with another revised draft later that afternoon, to which Company B's counsel responded later that same evening. At this time, the major unresolved issue was the strength of Company B's debt financing commitment and the effect on the merger agreement and proposed merger if that commitment fell through. Intrado proposed that Company B would pay it a termination fee under these circumstances, but stated to Company B that a financing condition to the closing of the merger would be unacceptable.

        On January 20, 2006, Messrs. Heinrichs and Meer met with representatives of Company B to discuss various due diligence matters. Mr. Heinrichs also met separately with representatives of Company A on that date to discuss Intrado's business. Also on January 20, Mr. Barker left a telephone message for Mr. James, in which he repeated his comments from their January 19 call and stated that West was working to complete its due diligence as quickly as possible.

        From January 22 through 27, Mr. Dingman held meetings with representatives of West, during which West conducted financial due diligence on Intrado.

        The special committee met on January 23, 2006, to review the status of the sale process. Mr. Heinrichs summarized his most recent meetings with the various bidders. JPMorgan informed the special committee of its understanding that West had a board meeting scheduled for that morning, had expected to provide a markup of the merger agreement following the meeting. JPMorgan also informed the special committee that in response to its concerns about the stock component of Company A's offer, Company A was considering increasing the cash component of its offer and was likely to submit a revised indication of interest. The special committee authorized JPMorgan to continue negotiations with each of West, Company A and Company B.

        Later that day, we received a markup of the draft merger agreement from West and its outside legal counsel, Sidley Austin LLP, which we refer to as Sidley Austin. Included with the markup was a board-approved written indication of interest to acquire Intrado at $25.00 per share. Also on

January 23, Mr. Heinrichs spoke by telephone with representatives of Company B to discuss Intrado's business.

        At the January 24, 2006 special committee meeting, JPMorgan and HRO disclosed that:

  •
  Company A had dropped out of the bidding process; and

  •
  Company B had agreed to Intrado's proposed language on all of the material outstanding merger agreement issues except for the financing condition.

        HRO discussed the major issues raised by Sidley Austin's markup of the West merger agreement, including the termination fee amount and proposed representations and warranties regarding Intrado's customers. HRO also described the schedule for further discussions with Company B and its counsel. Mr. Heinrichs updated the committee on the status of the various bidders' due diligence. The special committee authorized JPMorgan to continue negotiations with each of West and Company B, and authorized HRO to return a revised draft of the merger agreement to West and Sidley Austin later that same day. The special committee also invited the remaining members of the board, Winston J. Wade and Art Zeile, to all future special committee meetings to inform them directly about the process.

        Also on January 24, representatives of West visited our offices to continue their due diligence with management, and attended dinner with Messrs. Heinrichs, Meer and Jennings. At the dinner, Messrs. Heinrichs and Barker discussed the progress of West's due diligence and the timing of remaining diligence. On the evening of January 24, HRO sent a revised draft of the merger agreement to Sidley Austin, responding to West's comments contained in Sidley Austin's January 23 markup.

        Messrs. Wade and Zeile attended all special committee meetings beginning with the January 25, 2006 meeting. At that meeting, JPMorgan and HRO provided an update on the status of negotiations with West and Company B, and Mr. Heinrichs discussed his latest meetings with West and Company B. The directors discussed the possibility of scheduling a board meeting over the weekend of January 28-29 to consider and respond to any final bids received.

        Also on January 25, HRO and Company B's counsel spoke by telephone to negotiate a resolution of the final outstanding merger agreement issues, which included the completion of Company B's debt financing and covenants on Intrado's conduct of business between signing and closing of any transaction. Additional calls between Intrado, JPMorgan, HRO, Company B and Company B's counsel took place on January 26, and HRO sent Company B's counsel a revised draft on January 27.

        Also on January 25, HRO spoke with Sidley Austin by telephone to discuss the key issues in Sidley Austin's markup of the merger agreement. Sidley Austin indicated that West would agree to Intrado's position on Intrado's three most significant concerns in the West merger agreement. Mr. Heinrichs also spoke by telephone with representatives of West on that date and discussed general business issues.

        On the morning of January 26, 2006, HRO and Sidley Austin spoke by telephone regarding HRO's revised draft of the West merger agreement. This conversation was limited to the major remaining issues in the agreement. Following this conversation, representatives of HRO and JPMorgan spoke by telephone with Messrs. James and Heinrichs regarding open issues in the West and Company B merger agreement drafts.

        Later on the morning of January 26, the full Intrado board attended a special committee meeting by telephone, at which JPMorgan and HRO provided updates on the status of negotiations and due diligence for each of West and Company B. JPMorgan indicated that, based on its conversations with representatives of Company B, Company B would be in a position to make a final offer to Intrado by close of business on January 27. JPMorgan also informed the board that, based on its conversations with William Blair, West had a board meeting scheduled for the following Wednesday, February 1, to review the merger agreement with Intrado. HRO reviewed the remaining open issues in the Company B merger agreement, which included the timing of the closing, the restrictions on the operations of

Intrado's business following signing, and the special committee's concerns about the financial capacity of Company B. The committee determined to request a guarantee by PE fund B of the termination fee payable to Intrado if Company B could not obtain its financing to close. The board members also discussed logistics for a potential board meeting over the weekend of January 28-29.

        On January 27, 2006, the special committee (including all board members) met twice by telephone. JPMorgan and HRO provided an update of the latest calls with Company B and the status of a proposed response. JPMorgan also discussed its most recent conversations with William Blair, West's financial advisor. The special committee determined that Messrs. James and Heinrichs should contact Mr. Barker directly, rather than communicating only through representatives.

        Later on January 27, Mr. James telephoned Mr. Barker. Mr. James informed Mr. Barker that he was calling to let West know that we expected another bidder to make a final bid, including a fully agreed upon merger agreement, that would expire on Sunday afternoon, January 29. On the evening of January 27, HRO received a revised markup of the merger agreement from Sidley Austin, responding to HRO's January 24 draft and reflecting negotiations between HRO and Sidley Austin since that draft.

        From January 27-29, JPMorgan, Intrado and HRO management had numerous telephone conversations with representatives of West and Company B, during which the parties updated each other on status, timing and agreement negotiation issues.

        On the morning of January 28, Company B submitted its definitive bid to acquire Intrado at a price of $25.00 per share, all cash. The offer provided that it would expire at 5:00 p.m. Mountain time on Sunday, January 29. Mr. James contacted all Intrado board members and advised them that a board meeting would likely be held on January 29, subject to final resolution of the terms of the Company B merger agreement and the status of the West bid, and that the directors should be prepared to attend the meeting in person.

        On January 28, 2006, Mr. Donaldson, JPMorgan and HRO continued negotiations with Company B and its counsel on the draft merger agreement in several telephone conversations throughout the course of the day. By late on the evening of January 28, Intrado and Company B had reached agreement on the terms of a proposed merger agreement, subject to a satisfactory guarantee from PE fund B of the termination fee payable to Intrado under certain circumstances. At the January 28 special committee meeting (which all board members attended), JPMorgan updated the special committee on the status of negotiations with Company B and West. The committee resolved to recommend that the full board of directors meet on Sunday, January 29, beginning at 10:30 a.m.

        Also on January 28, Mr. Donaldson and HRO negotiated by telephone with Sidley Austin and David C. Mussman, West's executive vice president and general counsel, to resolve remaining issues in the draft West merger agreement. West indicated that it had scheduled a board meeting for Wednesday, February 1 to approve a final merger agreement with Intrado. Late in the evening, HRO informed Sidley Austin that Intrado had a board meeting scheduled for the next day to consider a definitive offer from another bidder.

        Later in the evening on January 28, Sidley Austin and Mr. Mussman contacted HRO and stated that West would like Sidley Austin to work with HRO to finalize the West merger agreement so that it could be submitted to the Intrado board for consideration at their meeting the next day. HRO revised the draft merger agreement, sent it to West and Sidley Austin early in the morning of January 29, and agreed to a conference call at 8:00 a.m. Mountain time on January 29 to discuss any remaining merger agreement issues.

        Company B's counsel provided HRO with a draft of the guarantee language from PE fund B early in the morning on January 29. HRO responded with a revised draft and negotiations on the terms of the guarantee continued through the day on January 29 via both email and telephone conference.

        Early in the morning on Sunday, January 29, 2006, Mr. Mussman informed Intrado, JPMorgan and HRO that West had no comments on the revised draft West merger agreement and that it would not be necessary to hold the conference call at 8:00 that morning to discuss the merger agreement. Mr. Johnson also contacted JPMorgan by telephone to inform them that West would be sending a revised offer to our board of directors.

        Later that morning, Mr. Barker called Mr. James to inform him that West was faxing a revised offer to the board. Mr. Barker stated further that West was moving as aggressively and quickly as possible to complete its diligence, and that West wanted to acquire Intrado. Mr. Barker added that West was convening a board meeting for that afternoon to approve the merger agreement with Intrado.

        At 10:30 a.m., the special committee met, including all board members, to discuss the current status of the offers from the two bidders and negotiating strategy.

        During the meeting, Intrado received a faxed letter from Mr. Barker, expressing West's strong desire to acquire Intrado. The letter included a revised bid price of $25.50 per share in cash, with an added comment that West might be willing to increase its bid price further. The Intrado board determined to consider this revised offer from West along with the offer from Company B.

        At 11:00 a.m., the full Intrado board began a meeting to consider the final offer and merger agreement proposed by Company B and the revised offer from West. During the course of the board meeting, members of our management, JPMorgan and HRO reviewed the terms of Company B's proposal to acquire Intrado for $25.00 per share in cash, and the terms of the revised proposals from West to acquire Intrado for $25.50 and, later, $26.00 per share in cash. They responded to questions from the board, including the proposed terms, the financial strength of the bidders and certainty of closing. JPMorgan also presented a financial analysis underlying their proposed fairness opinion. HRO reviewed the final terms of the Company B merger agreement and the terms of the current draft of the West merger agreement, including in each case the closing conditions, the provisions relating to the board's ability to respond to unsolicited acquisition proposals to the extent necessary to comply with the board's fiduciary duties, the termination fee provisions and other material terms. HRO also reviewed with the board members their fiduciary obligations in considering and responding to the offers from West and Company B and responded to questions from the board. St. Charles presented to our board its financial analysis relating to a proposed fairness opinion and responded to questions.

        During the board meeting, Mr. Barker, Mr. James and Mr. Heinrichs exchanged a number of telephone calls to negotiate the final price and other terms of the merger and the timing of a potential final agreement. Later in the afternoon, West submitted a revised offer of $26.00 per share with a short time period to accept, and $25.50 per share with a slightly longer time period to accept.

        Just before the expiration of the $26.00 offer, Mr. James called Mr. Barker to request a one-hour extension of West's offer deadlines to enable the board to finish hearing presentations and to deliberate. Mr. Barker orally agreed to a half-hour extension on each offer.

        Each of JPMorgan and St. Charles Capital reviewed with the board its financial analysis of the merger consideration under each of the offers and rendered to the board its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date, the $26.00 per share merger consideration to be paid to Intrado's stockholders under the West proposal was fair, from a financial point of view, to such stockholders.

        Following discussion and questions, our board of directors, by unanimous action, approved and declared advisable the merger agreement and merger with West and resolved to recommend that our stockholders approve and adopt the merger agreement with West. Mr. James called Mr. Barker to inform him that the board had accepted West's offer to acquire Intrado for $26.00 per share in cash. The board meeting adjourned at approximately 5:10 p.m. Messrs. Heinrichs and Barker executed the merger agreement and exchanged signature pages.

        Before the opening of trading on The Nasdaq Stock Market on Monday, January 30, Intrado and West issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger and Recommendation of Our Board

        In the course of reaching its decision to approve the merger agreement and the merger, our board of directors consulted with our management and our financial and legal advisors and considered a number of factors, including the following:

  •
  the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value;

  •
  the $26.00 per share, without interest, to be paid as the consideration in the merger represents (a) a 13% premium over $23.00, the closing price of our common stock on January 27, 2006, the trading day prior to the announcement of the merger, (b) a 58.4% premium over $16.41, the average closing price of our common stock for the 52-week period prior to the announcement of the merger; and (c) a 44.4% premium over the $18.00 closing price of our common stock on October 26, 2005, the trading day before we announced our intent to explore strategic alternatives;

  •
  the process undertaken to solicit third party offers from both strategic and financial buyers to acquire our company;

  •
  the fact that the merger is the result of an extensive process, actively supervised by the special committee in which we had contact with approximately 40 potential bidders, eight of which submitted indications of interest to acquire our company;

  •
  our board's belief that a merger with West was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, including both the alternative of remaining a stand-alone, independent company and the proposals made by other potential buyers, as well as the risks and uncertainties associated with those alternatives;

  •
  our board's belief, based on other expressions of interest received by us, that it was unlikely that a third party would offer a higher price than West;

  •
  the financial presentations of JPMorgan and St. Charles Capital, and each of their opinions, which are attached as Annex B and Annex C, respectively, to this proxy statement, that, as of January 29, 2006 and subject to the various assumptions and limitations set forth in those opinions, the consideration to be received by the holders of our common stock in the merger was fair, from a financial point of view, to those holders;

  •
  current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if we remained an independent company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $26.00 per share to be paid as consideration in the merger;

  •
  historical and current information concerning our business, including our financial performance and condition, our operations, management and competitive position, current industry and economic conditions, and our prospects if we were to remain an independent company;

  •
  West's ability to pay the merger consideration to our stockholders, including the fact that West's obligation to consummate the merger is not subject to a financing condition;

  •
  the fact that the provisions of the merger agreement were determined through arms' length negotiations between us and our counsel and financial advisors, on the one hand, and West and its counsel, on the other hand; and

  •
  the terms and conditions of the merger agreement, including:

  •
  the scope of our representations, warranties and covenants,

  •
  the ability of our board, under specified circumstances, to furnish information to and engage in negotiations with third parties and, upon the payment to West of a termination fee of $15.0 million, to terminate the merger agreement to accept a superior proposal;

  •
  the likelihood that the merger will be consummated, in light of the limited conditions to West's obligation to complete the merger, West's financial capability and the absence of any financing condition to West's obligation to complete the merger; and

  •
  the negotiated exclusions to the definition of a "material adverse effect" in the merger agreement, including any effect that results from conditions affecting the industries in which Intrado participates or the U.S. economy as a whole, any changes in the market price of Intrado common stock by itself and any loss of employees or customer orders that is attributable to the pendency or announcement of the merger.

        In the course of its deliberations, our board also considered a variety of risks and other potential drawbacks related to entering into the merger agreement, including:

  •
  the risk that the merger will not be completed, even if our stockholders adopt the merger agreement;

  •
  if the merger is not completed, the potential adverse effect of the public announcement of the merger agreement on our business, including our significant customers, suppliers and other key relationships, our ability to attract and retain key management personnel and our overall competitive position;

  •
  the restrictions that the merger agreement imposes on soliciting competing proposals, and the fact that we would be obligated to pay the $15.0 million termination fee to West under certain circumstances which would make it more costly for another potential purchaser to acquire us;

  •
  the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that arise pending completion of the merger;

  •
  that following the merger we will no longer exist as an independent, stand-alone company and our stockholders will no longer participate in our growth and will not benefit from any synergies resulting from the merger;

  •
  the possibility that, although the merger provides our stockholders the opportunity to realize a premium over the price at which our common stock traded prior to public announcement of the merger agreement, the price of our common stock might have increased in the future to a price greater than $26.00 per share;

  •
  that certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive benefits that are different from, and in addition to, those of our other stockholders, as described below under "—Interests of Our Directors and Executive Officers in the Merger"; and

  •
  that gains from the merger would be taxable to our stockholders for U.S. federal income tax purposes.

        Although our board did not specifically rank individual factors and risks, our board found it to be of particular importance that:

  •
  the value of the consideration to be received by our stockholders represented an attractive price;

  •
  a cash merger instead of a stock merger would permit our stockholders to realize a definitive monetary value at the closing of the merger, whereas a stock merger would subject our stockholders to the volatility associated with owning equity of a public company;

  •
  we had engaged in a thorough sale process;

  •
  our financial advisors determined that the consideration our stockholders would receive in the merger was fair from a financial point of view; and

  •
  the proposed merger transaction with West has relatively limited conditions to closing, which increases the likelihood that the merger would be consummated.

        Against the factors favoring the proposed merger, our board also carefully considered the countervailing factors, in particular, that:

  •
  the merger agreement imposed restrictions on competing proposals, including a $15.0 million termination fee that we would have to pay West in specified circumstances;

  •
  the termination fee could deter another potential acquirer from submitting a competing proposal; and

  •
  after the merger, our stockholders would no longer participate in any synergies resulting from the merger because of the cash instead of stock consideration offered by West.

        The foregoing discussion of the factors considered by our board is not intended to be exhaustive, but does set forth the principal factors considered. Our board reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the individual factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board. Rather, our board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

        After evaluating these factors and consulting with its legal counsel and financial advisors, our board determined that the merger agreement was fair to, advisable and in the best interests of our stockholders. Accordingly, our board has unanimously approved the merger agreement and the merger. Our board recommends that our stockholders vote "FOR" adoption of the merger agreement.

Opinions of Financial Advisors

JPMorgan

        Pursuant to an engagement letter dated October 24, 2005, we retained JPMorgan as our financial advisor in connection with our analysis and consideration of various financial and strategic alternatives, including the proposed merger, and to render a fairness opinion to our board of directors in connection with the proposed merger.

        At the meeting of our board of directors on January 29, 2006, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to our board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to our common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by our board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

        The full text of the written opinion of JPMorgan, dated the date of the merger agreement, which sets forth the assumptions made, matters considered and limitations on the scope of the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. Our stockholders are urged to read the opinion in its entirety. JPMorgan's written opinion is addressed to our board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any stockholder of our company as to how such stockholder should vote at the special meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

        In arriving at its opinion, JPMorgan, among other things:

  •
  reviewed a draft of the merger agreement dated January 29, 2006;

  •
  reviewed certain publicly available business and financial information concerning our company and the industries in which we operate;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

  •
  compared our financial and operating performance with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of our common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by our management relating to our business; and

  •
  performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

        JPMorgan also held discussions with certain members of our management with respect to certain aspects of the merger, our past and current business operations, our financial condition and future prospects and operations, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

        JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by us or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate our solvency under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by our management as to our expected future results of operations and financial condition to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement and this proxy statement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on us.

        The projections we furnished to JPMorgan were prepared by our management. We do not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan's analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of our management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        JPMorgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of January 29, 2006, the date of such opinion. Subsequent developments may affect JPMorgan's opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan's opinion is limited to the fairness, from a financial point of view, of the consideration to be received by our common stockholders in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of our securities, our creditors or other constituencies or our underlying decision to engage in the merger. JPMorgan expressed no opinion as to the price at which our common stock will trade at any future time, whether before or after the closing of the merger.

        In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

        Public Trading Multiples.    Using publicly available information, JPMorgan compared our selected financial data with similar data for selected publicly traded companies engaged in businesses that JPMorgan judged to be analogous to us. The companies selected by JPMorgan were:

    •
    VeriSign, Inc.;

    •
    Convergys Corporation;

    •
    NeuStar, Inc.;

    •
    Syniverse Technologies, Inc.;

    •
    TNS, Inc.;

    •
    TeleComunication Systems, Inc.;

    •
    Amdocs Limited;

    •
    Comverse Technology, Inc.;

    •
    LogicaCMG plc;

    •
    OpenWave Systems Inc.;

    •
    Mapinfo Corporation; and

    •
    LightBridge, Inc.

        These companies were selected, among other reasons, because such companies have a business model similar to our business model, share a similar customer base with us or have operating characteristics, in terms of size, revenues or gross margins, that are similar to ours.

        In conducting its analysis, JPMorgan reviewed, among other things, enterprise values, calculated as diluted market value, plus total debt, minority interests and preferred stock, less cash and cash equivalents, as a multiple of estimated revenues and earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar years 2005 and 2006. JPMorgan then applied a range of selected multiples of estimated revenue and EBITDA for calendar years 2005 and 2006 derived from the selected companies to our corresponding financial data. JPMorgan also reviewed stock price as a multiple of estimated earnings per share, which we refer to as price-earnings multiples, for calendar years 2005 and 2006 and estimated growth of stock price as a multiple of estimated earnings per share, which we refer to as price-earnings growth multiples, for calendar year 2006 over the prior year. JPMorgan then applied a range of selected price-earnings multiples and price-earnings growth multiples derived from the selected companies to our corresponding financial data. In all instances, multiples were based on closing stock prices on January 25, 2006. Estimated financial data for the selected companies other than us were based on publicly available research analysts' estimates. Estimated financial data for us were based, at the direction of our management, on forecasts provided by our management. This analysis yielded implied trading values for our common stock of approximately $14.00 to $23.50 per share.

        Selected Transaction Analysis.    Using publicly available information, JPMorgan examined selected transactions with respect to, among other things, transaction values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus total debt, minority interests and preferred stock, less cash and cash equivalents, as multiples of revenue for the latest 12 months, or LTM revenue. Specifically, JPMorgan reviewed the following transactions:

Announcement	Acquirer	Target	Transaction Value
December 2005	International Business Machines Corporation	Micromuse Inc.	$706.7 million
November 2004	Providence Equity Partners Inc. and Warburg Pincus	Telcordia Technologies, Inc.	$1,350.0 million
June 2004	Tektronix, Inc.	Inet Technologies, Inc.	$334.0 million
October 2002	Logica plc	CMG plc	$537.5 million
May 2002	Openwave Systems Inc.	SignalSoft Corporation	$8.1 million
January 2002	VeriSign, Inc.	H.O. Systems, Inc.	$350.0 million
December 2001	CSG Systems International, Inc.	Kenan Systems Corporation	$300.0 million
December 2001	GTCR Golder Rauner LLC	TSI Telecommunication Services, Inc. (unit of Verizon)	$770.0 million
September 2001	VeriSign, Inc.	Illuminet Holdings, Inc.	$1,147.0 million
May 2001	Intrado Inc. (formerly SCC Communications Corp.)	Public Safety Systems (unit of Lucent)	$26.3 million
March 2001	GTCR Golder Rauner LLC	Transaction Solutions (subsidiary of PSINet Inc.)	$285.0 million
February 2001	ADC Telecommunications, Inc.	CommTech Corporation	$185.5 million
November 2000	TeleCommunication Systems, Inc.	Xypoint Corporation	$62.6 million
October 2000	Lightbridge, Inc.	Corsair Communication Inc.	$101.8 million
April 2000	Nortel Networks	Architel Systems Corporation	$368.7 million

        JPMorgan applied a range of selected LTM revenue multiples derived from the selected transactions to our estimated revenue for calendar year 2005. Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. This analysis yielded an estimated range of equity values for us of between $17.75 and $21.50 per share.

        Discounted Cash Flow Analysis.    JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for our common stock. JPMorgan calculated the unlevered free cash flows that we are expected to generate during fiscal years 2005 through 2015 based upon financial projections prepared by our management. JPMorgan also calculated a range of our terminal asset values at the end of the 11-year period by applying a perpetual growth rate ranging from 3.50% to 4.50% of our unlevered free cash flow during the final year of the 11-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 11.5% to 13.5%, which were chosen by JPMorgan based upon an analysis of our weighted average cost of capital. Based on the adjusted management projections and a discount rate ranging from 11.5% to 13.5%, the discounted cash flow analysis indicated a range of equity values of between $19.75 and $25.25 per share of our common stock.

        Leveraged Buyout Analysis.    JPMorgan also performed an analysis of hypothetical leveraged buyouts of our company. For this analysis, JPMorgan assumed we would incur $221.0 million of debt in connection with such buyouts, a debt to EBITDA ratio of 6.0x, a target internal rate of return of 20.0% to 25.0% for an acquiror intending to exit after five years, an exit EBITDA multiple of 8.0x to 10.0x, and transaction fees and expenses of $10.0 million and a weighted average cost of debt of 9.6%. JPMorgan performed this analysis using cash flow that we are expected to generate during calendar years 2006 through 2011 based upon financial projections prepared by our management. This analysis yielded an estimated range of values for our common stock of between $20.00 and $24.50 per share.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to us, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan's analysis, may be considered similar to our operations and businesses. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan's analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to us and the transactions compared to the merger.

        As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. We selected JPMorgan to advise us with respect to the merger on the basis of such experience and JPMorgan's familiarity with us.

        For services rendered in connection with the merger and the delivery of its opinion, we have agreed to pay JPMorgan a fee of approximately $6 million, $1.5 million of which has already been paid. In the event that the merger is not consummated, JPMorgan would not be paid the additional fee for this transaction (if West is obligated to reimburse Intrado for expenses pursuant to the merger agreement, JPMorgan is entitled to 25% of such reimbursement). In addition, we have agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws. Neither we nor any of our affiliates has had any material relationship with JPMorgan or its affiliates within the last two years. JPMorgan and its affiliates have in the past provided banking and other business services to us and our affiliates, for which it received customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of West or us for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

St. Charles Capital LLC

        Our board of directors retained St. Charles Capital to render an opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received by our stockholders in the transaction. At the meeting of our board of directors on January 29, 2006, St. Charles Capital delivered an oral opinion, which was subsequently confirmed by a written opinion addressed to the board, that as of the date of such opinion, the merger consideration of $26.00 per share of our common stock was fair, from a financial point of view, to our stockholders.

        Although St. Charles Capital rendered its opinion and provided certain financial analyses to our board of directors, St. Charles Capital was not requested to, and did not make, any recommendation to the board as to the specific form or amount of the consideration to be received by our stockholders in the proposed merger, which was determined through negotiations between West and us. St. Charles Capital's written opinion, which was directed to our board of directors, addresses only the fairness, from a financial point of view, of the consideration to be received by our stockholders in the proposed merger, does not address our underlying business decision to proceed with, or effect, the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which we might engage and does not constitute a recommendation to any stockholder of our company as to how to vote in the merger. St. Charles Capital was not requested to solicit, and did not solicit, any expressions of interest from any other parties with us to any business combination with Intrado or any other alternative transaction. St. Charles Capital's opinion was only one of the many factors taken into consideration by our board of directors in making its recommendation to our stockholders. The decision to recommend and pursue the merger was solely that of our board of directors.

        No company, transaction or business used in St. Charles Capital's analyses as a comparison is identical to us or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. In performing its analyses, St. Charles Capital made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by St. Charles Capital are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of St. Charles Capital's analysis of the fairness of the merger consideration to our stockholders from a financial point of view and were provided to our board of directors in connection with the delivery of St. Charles Capital's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

        In connection with its review, St. Charles Capital did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects and upon the assurances of our management that no relevant information was omitted or was undisclosed to it. St. Charles Capital was advised, and assumed, that the financial forecasts for Intrado were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the future financial performance of our company. However, such financial forecasts are based on numerous variables and assumptions that are inherently unpredictable and must be considered not certain of occurring as projected. Accordingly, actual results could vary significantly from those set forth in such projections. St. Charles Capital also assumed, with our consent, that that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, amendment or modification of any material term, condition or agreement.

        In preparing its opinion to our board of directors, St. Charles Capital performed a variety of financial and comparative analyses, including those described below. The summary of St. Charles Capital's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, St. Charles Capital made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, St. Charles Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        The full text of the St. Charles Capital opinion is attached to this proxy statement as Annex C. We encourage you to read the opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by St. Charles Capital in rendering its opinion. The following is a summary of the St. Charles Capital opinion and the methodology that St. Charles Capital used to render its fairness opinion. This summary is qualified in its entirety by reference to the full text of the opinion. It should be understood that, although subsequent developments may affect St. Charles Capital's opinion, St. Charles Capital does not have any obligation to update, revise or reaffirm its opinion.

        In arriving at its opinion, St. Charles Capital's review included:

  •
  the merger agreement;

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  certain publicly available financial, operating and business information related to us;

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  certain of our internal financial information, including financial projections, prepared for financial planning purposes and furnished by our management;

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  to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which we operate; and

  •
  to the extent publicly available, financial data of selected public companies deemed comparable to us.

        The following paragraphs summarize the material quantitative analyses performed by St. Charles Capital in arriving at the opinion delivered to our board of directors.

        Stock Trading History.    St. Charles Capital considered historical data with regard to the trading price of our common stock for the 52 week period preceding January 27, 2006, the last trading day before the public announcement of the proposed merger, and the relative stock price performances during this same period of us, a focus group of nine comparable public companies, the Nasdaq Composite Index and the S&P 500 Index. The nine comparable companies were Comverse Technology, Inc., Convergys Corporation, CSG Systems International, Inc., Lightbridge, Inc., NeuStar, Inc., TNS, Inc., Tyler Technologies, Inc., Ulticom, Inc., and Wireless Facilities, Inc.

        During this period our closing stock price ranged from $10.77 to $23.67 per share. St. Charles Capital also noted that in the same period, the price of our common stock had increased by approximately 69.5%, as compared to 9.4% for the comparable companies group and 11.0% for the Nasdaq Composite Index.

        St. Charles Capital also reviewed the weighted average stock price over the last month, three-month, six-month and twelve-month time periods. St. Charles Capital noted that our weighted average stock price during these time frames was $23.12, $22.27, $19.48 and $16.53, respectively.

        Analysis of Transaction Price.    Using the closing price of our common stock on January 27, 2006, St. Charles Capital analyzed the $26.00 in cash to be paid for each share of our common stock to derive premiums over the latest twelve months, high, median, mean and low closing prices of our common stock, and premiums over the closing price of our common stock on the last trading day one month, three months, six months, one year, three years and five years prior to January 27, 2006, as well as the January 27, 2006, closing price for our common stock.

        The results of this analysis are set forth below:

Pricing Point	Price	Implied Premium Based on Transaction Price
1/27/06	$22.90	13.5%
Last Twelve Months High	$23.67	9.8%
Last Twelve Months Median	$15.36	69.3%
Last Twelve Months Mean	$16.47	57.9%
Last Twelve Months Low	$10.77	141.4%
1 month (12/27/05)	$23.16	12.3%
3 months (10/27/05)	$18.70	39.0%
6 months (7/27/05)	$16.06	61.9%
1 year (1/27/05)	$12.57	106.8%
3 years (1/27/03)	$8.71	198.5%
5 years (1/27/01)	$8.25	215.2%

        Comparable Public Companies Analysis.    In addition, St. Charles Capital reviewed certain financial multiples based on the merger consideration of $26.00 in cash per share of our common stock. The multiples reviewed included the implied enterprise value of our company as a multiple of our last twelve months revenue, and the implied enterprise value of our company as a multiple of our last twelve months EBITDA. St. Charles Capital determined that the multiples implied by the merger consideration were as follows:

Enterprise Value as a multiple of Last 12 Months Revenue	Enterprise Value as a multiple of Last 12 Months EBITDA
3.3x	13.4x

        St. Charles Capital compared these multiples to the same multiples for a broad group of 139 public companies with financial and business characteristics similar to ours, based on the SIC code of each company and the companies' market capitalization and profitability. The multiples were based on the closing stock prices for each comparable company on January 26, 2006, and were adjusted to give effect to an assumed 20.6% control premium. The assumed control premium was based on a review of all control transactions occurring since January 1, 2003 with an enterprise value between $100 million and $1 billion. The resulting range of implied multiples for this group of broad comparable companies is set forth below:

	Enterprise Value as a multiple to Last 12 Months Revenue	Enterprise Value as a multiple to Last 12 Months EBITDA
High	10.9x	58.0x
Mean	3.0x	16.9x
Median	2.3x	12.3x
Low	0.3x	1.6x

        St. Charles Capital also reviewed and analyzed the same multiples for the nine-company focus group named above, which was a more closely-selected group of companies based on a more detailed review of the companies' business lines, valuation multiples and market trading data. After application of the control premium described above, the resulting range of implied multiples for this group of comparable companies is set forth below:

	Enterprise Value as a multiple to Last 12 Months Revenue	Enterprise Value as a multiple to Last 12 Months EBITDA
High	9.7x	29.8x
Mean	3.3x	15.7x
Median	2.5x	12.9x
Low	1.1x	9.9x

        St. Charles Capital noted that the implied multiples for Intrado based on the merger consideration were above the median multiples derived for enterprise value as a multiple of each of revenue and EBITDA for both the broad public company comparables group and the nine-company focus group, on an unadjusted and control premium-adjusted basis.

        Comparable Transaction Analysis.    St. Charles Capital also reviewed 17 acquisition transactions occurring since January 1, 2003 involving companies and transactions deemed to be comparable to us and the proposed merger based on the acquired companies' businesses, enterprise values and EBITDA margins. The target companies in the selected transactions had enterprise values between $250 million and $750 million, and a set of SIC code classifications similar to ours. St. Charles Capital then compared the revenue and EBITDA multiples discussed above to the same multiples implied by the transactions deemed comparable to the merger. The comparable transactions were as follows (listed by acquirer followed by the acquired company):

EMC Corporation / Captiva Software Corporation
Autonomy Corporation plc / Verity, Inc.
Sprint Nextel Corporation / IWO Holdings, Inc.
Concerto Software, Inc. / Aspect Communications Corporation
CA, Inc. (formerly Computer Associates International, Inc.) / Niku Corporation
Nortel Networks Inc. / PEC Solutions, Inc.
International Business Machines Corporation / Ascential Software Corporation
Infor International Limited / MAPICS Inc.
Oracle Corporation / Retek Inc.
Alamosa Holdings, Inc. / AirGate PCS, Inc.
Dow Jones & Company, Inc. / MarketWatch, Inc.
Arch Wireless, Inc. / Metrocall Holdings, Inc.
BAE Systems North America / DigitalNet Holdings Inc.
Tektronix, Inc. / Inet Technologies, Inc.
Pitney Bowes Inc. / Group 1 Software, Inc.
Morgan Stanley / Barra, Inc.
SafeNet, Inc. / Rainbow Technologies, Inc.

        The range of multiples implied in these transactions is set forth below:

	Enterprise Value as a multiple to Last 12 Months Revenue	Enterprise Value as a multiple to Last 12 Months EBITDA
High	6.5x	29.3x
Mean	2.9x	15.4x
Median	2.6x	14.6x
Low	1.1x	3.5x

        St. Charles Capital noted that the enterprise value as a multiple of revenue for us based on the merger consideration was above the median multiple in the comparable transactions group for enterprise value as a multiple of revenue, and that the enterprise value of us as a multiple of EBITDA based on the merger consideration was near the middle of the range of high and low multiples in the comparable transactions group for enterprise value as a multiple of EBITDA.

        Discounted Cash Flow Analysis.    St. Charles Capital also performed a discounted cash flow analysis to determine a range of implied present values per share of our common stock. All cash flows projected to the end of 2008 were discounted and terminal values were based upon estimated 2005 EBITDA multiples for the nine-company comparable focus group described above. In performing this analysis, St. Charles Capital used projections supplied by our management. Using discount rates ranging from 17.6% to 21.6%, and terminal EBITDA multiples ranging from 8.0x to 10.0x, this analysis resulted in a range of implied present values of $21.67 to $28.11 per share of our common stock, with a midpoint of $24.76. St. Charles Capital noted that the merger consideration of $26.00 per share was above the midpoint of the range of estimated discounted cash flows.

        As a part of its investment banking business, St. Charles Capital is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, private placements, and valuations for estate, corporate and other purposes. We selected St. Charles Capital to advise us with respect to the merger on the basis of such experience. Neither we nor any of our affiliates has had any material relationship with St. Charles Capital or its affiliates within the last two years.

        We paid St. Charles Capital a retainer fee of $25,000 upon signing an engagement letter with us, and $225,000 in fees upon the presentation of its financial analysis and the rendering of the opinion to our board of directors. Pursuant to the engagement letter, we have also agreed to reimburse St. Charles Capital for the expenses reasonably incurred by it in connection with its engagement, including reasonable fees of counsel to St. Charles Capital, and to indemnify St. Charles Capital and its officers, directors, employees and affiliates against certain expenses, losses, claims, damages or liabilities in connection with its services, including those arising under federal securities laws.

Delisting and Deregistration of Our Common Stock

        If the merger is completed, our common stock will be removed from quotation on the Nasdaq National Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

        In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and to recommend that our stockholders vote in favor of adopting the merger agreement.

Stock Options

        The merger agreement provides that, at the effective time of the merger, each outstanding stock option to purchase our common stock will be cancelled. Holders of options that are cancelled at the effective time of the merger will be entitled to receive a cash payment for each option equal to the product of (a) the amount by which $26.00 exceeds the exercise price per share of such option, multiplied by (b) the total number of shares of common stock underlying such option, whether such shares are vested or unvested as of the effective time of the merger.

        Our directors and executive officers will receive cash at the closing of the merger in the amounts, before withholding, indicated in the following table:

	Number of Option Shares	Weighted Average Exercise Price of Options	Settlement Amount (Before Withholding)
Executive Officers
George Heinrichs	219,839	$9.77	$3,568,257
Stephen M. Meer	166,400	11.30	2,445,362
Lawrence P. Jennings	313,350	7.90	5,670,551
Michael D. Dingman, Jr.	208,000	10.44	3,236,513
Craig W. Donaldson	132,881	12.38	1,810,106
Teri L. DePuy	139,212	11.12	2,071,892

All Executive Officers	1,179,682		$18,802,681
Non-Employee Directors
Stephen O. James	79,300	9.29	1,325,400
David Kronfeld	92,500	8.84	1,587,750
Winston J. Wade	92,500	8.84	1,587,750
Darrell A. Williams	79,500	9.25	1,331,500
Art Zeile	30,000	16.80	496,416
Eric Sipf	—	—	—

All Non-Employee Directors	373,800		$6,328,816

Total	1,553,482		$25,131,497

Share Right Awards

        All share right awards outstanding immediately prior to the effective time of the merger will become vested as if all of the performance goals in the awards had been achieved at the 100% level, and shares of our common stock will be issued with respect to the awards. Shares of common stock issued with respect to share right awards will be treated like all other shares of common stock outstanding as of the effective time of the merger. If, however, the holder of a share right award previously has elected, pursuant to our non-qualified deferred compensation plan, to defer receipt of common stock issuable under the award, then, instead of common stock being issued with respect to the award, the holder's account in the non-qualified deferred compensation plan will be credited with $26.00 for each share of common stock otherwise issuable pursuant to the award, less any applicable withholding taxes.

        Our directors and executive officers with outstanding share right awards will receive cash payments at the closing of the merger in the approximate amounts (before withholding) indicated in the following table:

	Number of Shares Underlying Share Right Awards (Based on 100% Achievement of Performance Goals)	Settlement Amount (Before Withholding)
Executive Officers
George Heinrichs	97,739	$2,541,214
Stephen M. Meer	57,013	1,482,338
Lawrence P. Jennings	57,013	1,482,338
Michael D. Dingman, Jr.	57,013	1,482,338
Craig W. Donaldson	38,009	988,234
Teri L. DePuy	38,009	988,234

All Executive Officers	344,796	$8,964,696
Non-Employee Directors
Stephen O. James	8,143	211,718
David Kronfeld	8,143	211,718
Winston J. Wade	8,143	211,718
Darrell A. Williams	8,143	211,718
Art Zeile	8,143	211,718
Eric Sipf	8,143	211,718

All Non-Employee Directors	48,858	$1,270,308
Total	393,654	$10,235,004

Non-Competition Agreements

        On December 31, 2005, we entered into an amended and restated non-competition agreement with each of our executive officers under which the executive officers are entitled to specified payments if (a) we terminate the executive officer's employment without cause or the executive officer terminates employment with us for any reason within twelve months after a change in control, as defined, or (b) the executive officer's employment terminates for any reason later than 12 months after a change in control and we invoke the agreement's non-competition covenants.

        Pursuant to the non-competition agreements:

  •
  each of George Heinrichs and Stephen M. Meer is required to abide by non-competition provisions for a period of three years in exchange for payments in an amount equal to three times the highest annual salary and bonus earned by him in the three-year period preceding termination;

  •
  each of Michael D. Dingman, Jr. and Lawrence P. Jennings is required to abide by non-competition provisions for a period of two years in exchange for payments in an amount equal to two times the highest annual salary and bonus earned by him in the three-year period preceding termination; and

  •
  each of Craig W. Donaldson and Teri L. DePuy is required to abide by non-competition provisions for a period of one year in exchange for payments in an amount equal to the highest annual salary and bonus earned by the executive officer in the three—year period preceding termination.

        If the non-competition agreement obligations are triggered for any such executive officer after the merger, we will pay the amount required under the executive officer's non-competition agreement under our non-qualified deferred compensation plan, under which monthly installments will accumulate and be paid six months after the executive officer's termination of employment and then continue ratably over the executive officer's non-competition period. In addition, we will provide the executive officer with life insurance and health care benefits for a period of one year from the effective date of the non-competition agreements.

        The following table represents the approximate consideration payable to our executive officers if the non-competition agreement obligations are triggered after the merger. The highest annual salary and bonus for each executive officer occurred in 2005. In accordance with the terms of the non-competition agreements, the computation is based in part on 2005 performance bonuses that were paid in February 2006.

Executive Officer	Highest Annual Salary/ Bonus	Non- Competition Period	Life and Health Insurance Benefits	Estimated Value of Non- Competition Agreement
George Heinrichs	$976,519	3 years	$14,318	$2,943,875
Stephen M. Meer	507,148	3 years	14,462	1,535,906
Lawrence P. Jennings	648,493	2 years	14,462	1,311,448
Michael D. Dingman, Jr.	612,166	2 years	7,706	1,232,038
Craig W. Donaldson	339,531	1 year	14,462	353,993
Teri L. DePuy	322,161	1 year	14,462	336,623

Total	$3,406,018		$79,872	$7,713,883

These amounts may be reduced in certain circumstances to avoid an excise tax on excess parachute payments.

Consulting Agreements

        On January 29, 2006, we entered into consulting agreements with Stephen M. Meer and Lawrence P. Jennings. Each of these executive officers is required to provide consulting services, effective as of the first day following termination of the executive's employment, relating to our business operations. In exchange for consulting services, Mr. Meer will be entitled to a fee of $8,160 per month and Mr. Jennings will be entitled to a fee of $9,200 per month. Mr. Meer will be required to provide consulting services for up to 20 hours per month for a base term of 36 months and Mr. Jennings will be required to provide consulting services for up to 20 hours per month for a base term of 12 months. In each case, unless one of the parties notifies the other to the contrary, the term will extend automatically for an additional 12 months.

        The following table shows the total amounts payable under these consulting agreements in the event that either executive officer terminates employment following the closing of the merger:

	Base Term	Extended Term	Maximum Value of Consulting Agreement
Stephen M. Meer	$293,760	$97,920	$391,680
Lawrence P. Jennings	110,400	110,400	220,800

Total	$404,160	$208,320	$612,480

        We may terminate the consulting agreements only for cause (as defined in the consulting agreements). The executive officer may terminate the consulting agreements upon any material breach by us that remains uncured after 30 days. If the executive officer becomes physically or mentally disabled during the term of the consulting agreement and is unable to provide consulting services for a period of six consecutive months in any 12-month period, we may elect to suspend payment obligations until such time as the executive officer is able to resume his obligations under the consulting agreement.

Possible Continued Employment of Executive Officers

        West or we may employ our executive officers following the merger. Executive officers who are employed by West or our company after the completion of the merger may enter into new arrangements that amend existing agreements. As of the date of this proxy statement, none of our executive officers has entered into any agreement with West or us regarding employment following completion of the merger, except as described elsewhere in this proxy statement.

Indemnification of Officers and Directors

        The merger agreement provides for director and officer indemnification for specified time periods. We describe these provisions below under the caption "—The Merger Agreement—Indemnification and Insurance."

Financing

        The merger is not conditioned on West's ability to obtain financing. West will fund this acquisition with cash on hand, its existing bank credit facility and additional debt.

REGULATORY MATTERS

        Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws.

        Under the HSR Act and the rules and regulations promulgated thereunder, mergers and acquisitions that meet specified jurisdictional thresholds, such as the proposed merger, may not be completed until the expiration of a waiting period that follows the filing of notification forms by the proposed acquiror and target with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants "early termination" of the waiting period or the period may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and West each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on February 13, 2006 and, in accordance with the merger agreement, requested "early termination" of the waiting period. The Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the HSR Act on February 17, 2006.

        We are not aware of any other federal, state or foreign regulatory requirements that remain to be complied with or consents that need to be obtained in order to complete the merger, other than the filing of the certificate of merger with the Delaware Secretary of State.

        It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See "The Merger Agreement—Conditions to the Merger" beginning on page 51 of this proxy statement.

U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Code, the regulations promulgated under the Code, and judicial and administrative decisions and rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of the stockholder's particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders whose functional currency is not the U.S. dollar, stockholders subject to the alternative minimum tax, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark to market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

        We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights, in light of your individual circumstances.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

        For purposes of this discussion, we use the term "U.S. holder" to mean:

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  a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

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  a trust if it (a) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

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  an estate that is subject to U.S. federal income tax on all of its income regardless of source.

        A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.

U.S. Holders

        The receipt of cash for shares of common stock pursuant to the merger or upon the exercise of appraisal rights in connection with the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder's adjusted tax basis of the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger.

        Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and, in the case of U.S. holders who are individuals, will be subject to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. Individual taxpayers are permitted, however, to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

        Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, the exchange agent generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled, unless the stockholder or other payee (a) is a corporation or comes within other exempt categories and demonstrates this fact or (b) provides its correct tax identification number (social security number in the case of an individual, or employer identification number in the case of other stockholder), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the exchange agent the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

        Any gain realized on the receipt of cash in the merger or upon the exercise of appraisal rights in connection with the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax or U.S. withholding tax unless:

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  the gain is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed like a U.S. holder (as discussed above under "U.S. Holders"). In addition, if the non-U.S. holder is a foreign corporation, the branch profits tax (which is imposed at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) may apply;

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  the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder's net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

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  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be taxed like a U.S. holder (as discussed above under "U.S. Holders"). We do not believe that we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes.

        Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger or upon the exercise of appraisal rights in connection with the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or such holder otherwise establishes an exemption. Each non-U.S. holder should complete, sign and return to the exchange agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder's U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

THE MERGER AGREEMENT

        This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time of the Merger

        Subject to the terms and conditions of the merger agreement, the Merger Subsidiary, a wholly owned subsidiary of West, will merge with and into us, with our company continuing as the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of West. The merger will be effective at the time certificate of merger is duly filed with the office of the Delaware Secretary of State or at a later time, if agreed upon by West and us and specified in the certificate of merger.

Merger Consideration

        Upon completion of the merger, each outstanding share of our common stock, other than dissenting shares and those shares owned by us or by West, the Merger Subsidiary or any other wholly owned subsidiary of West, will be converted into the right to receive $26.00 in cash, without interest and less any applicable withholding taxes.

Treatment of Stock Options, Share Rights Awards and Employee Stock Purchase Plan

        At the effective time of the merger, each outstanding stock option to purchase our common stock will be cancelled. Holders of options that are cancelled at the effective time of the merger will be entitled to receive a cash payment for each option equal to the product of (a) the amount by which $26.00 exceeds the exercise price per share of such option, multiplied by (b) the total number of shares of common stock underlying such option, whether such shares are vested or unvested as of the effective time of the merger.

        All share right awards outstanding immediately prior to the effective time of the merger will become vested as if all of the performance goals in the awards had been achieved at the 100% level, and shares of our common stock will be issued with respect to the awards. Shares of common stock issued with respect to share right awards will be treated like all other shares of common stock outstanding as of the effective time of the merger. If, however, the holder of a share right award previously has elected, pursuant to our non-qualified deferred compensation plan, to defer receipt of common stock issuable under the award, then, instead of common stock being issued with respect to the award, the holder's account in the non-qualified deferred compensation plan will be credited with $26.00 for each share of common stock otherwise issuable pursuant to the award, less any applicable withholding taxes.

        All restricted stock units outstanding immediately prior to the effective time of the merger will become fully vested, and shares of our common stock will be issued with respect to those units. Shares of common stock issued with respect to restricted stock units will be treated like all other shares of common stock outstanding as of the effective time of the merger.

        We have agreed to terminate our employee stock purchase plan prior to the effective time of the merger. Upon termination, all participants in the current offering period, which was scheduled to expire on June 30, 2005, will be entitled to a refund (without interest) for any payroll deductions accumulated from the beginning of the current plan period up to the termination of the plan.

Payment for the Shares

        At or before the effective time, West will deposit with the paying agent, Mellon Investor Services LLC, for the benefit of our stockholders, cash in an amount sufficient to pay the merger consideration as contemplated by the merger agreement.

        At the effective time of the merger, holders of our common stock will cease to be, and will have no rights as, our stockholders, other than the right to receive the merger consideration. After the merger occurs, there will be no registration of transfers on our stock transfer books of any shares of our common stock.

        Within five business days after the completion of the merger, West will cause the paying agent to mail to holders of record of certificates that immediately before the completion of the merger represented shares of our common stock that were converted into the right to receive the merger consideration, a letter of transmittal and instructions on how to surrender certificates in exchange for the merger consideration. The paying agent will promptly pay the merger consideration, without interest and subject to any applicable withholding obligation, to the record holders of the stock certificates after they have (a) surrendered their stock certificate or certificates to the paying agent for cancellation and (b) provided to the paying agent a properly completed letter of transmittal and any other required documents.

        If your shares are held in street name, in lieu of receiving a letter of transmittal and surrendering your stock certificates, you will be contacted by your broker with information on receiving payment for your shares of our common stock.

        If the paying agent is to pay some or all of the merger consideration to a person other than the record holder of a stock certificate, that holder must properly endorse its certificate or the certificate must otherwise be in proper form for transfer and delivered to the paying agent with all documents required to evidence and effect the transfer and evidence that any applicable taxes, including transfer taxes, have been paid.

        Interest will not be paid or accrue in respect of payments of merger consideration. The amount of any merger consideration paid with respect to our common stock will be reduced by any applicable withholding taxes. You should not forward stock certificates to the paying agent without a letter of transmittal.

        With respect to any lost, stolen or destroyed stock certificate, the person claiming the certificate to be lost, stolen or destroyed will be required to provide an affidavit of that fact, and if required by the surviving corporation, to post a bond in such reasonable amount as the surviving corporation may require, to receive merger consideration from the paying agent in exchange for such lost, stolen or destroyed certificate.

        The paying agent will deliver to West any funds undistributed to our stockholders as of the first anniversary of the effective date of the merger. Any holders of our share certificates who have not surrendered such share certificates may thereafter look only to West for payment of the merger consideration to which they are entitled. Beginning one year after the closing date of the merger, West will act as the paying agent, and our former stockholders will be able to look only to West for any amounts owed to them.

Directors and Officers

        The directors and officers of the Merger Subsidiary immediately before the completion of the merger will become our directors and officers following the closing.

Representations and Warranties

        The merger agreement contains representations and warranties made by us to West and the Merger Subsidiary and representations and warranties made by West and the Merger Subsidiary to us. The statements embodied in those representations and warranties were made solely for purposes of the merger agreement between West and the Merger Subsidiary, on the one hand, and us, on the other hand. Moreover, some of those representations and warranties were made as of a specified date or may have been used for the purpose of allocating risk between the parties to the merger agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we delivered to West in connection with signing the merger agreement. Accordingly, you should not rely on the representations and warranties as unqualified characterizations of the actual state of facts. These disclosure schedules contain information that has been included in our general prior public disclosures as well as additional non-public information.

        Our representations and warranties in the merger agreement include representations and warranties relating to, among other things:

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  our organization, valid existence and good standing, power to carry on our business and other corporate matters;

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  our capitalization and voting rights;

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  ownership of our subsidiaries and our subsidiaries' organization, valid existence and good standing, power to carry on their business and other corporate matters;

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  the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

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  the absence of conflicts with, or violations of, our organizational documents, contracts, instruments or law as a result of the merger agreement or the merger;

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  required consents and approvals as a result of the execution, delivery and performance by us of the merger agreement;

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  litigation;

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  intellectual property;

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  our material contracts and customers;

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  compliance of documents filed by us with the SEC with applicable requirements and the accuracy and completeness of the information in those documents;

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  preparation of our financial statements in accordance with U.S. generally accepted accounting principles, and the maintenance of disclosure controls and procedures under applicable federal securities laws;

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  the accuracy and completeness of the information in this proxy statement;

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  the conduct of our business since September 30, 2005 and the absence of certain changes related thereto;

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  tax matters;

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  permits and compliance with laws and court orders;

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  environmental matters;

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  leased real properties and title to assets;

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  labor matters;

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  insurance;

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  employee benefit plans;

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  brokers' and finders' fees payable by us with respect to the merger;

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  the vote required for stockholder approval of the merger agreement; and

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  our receipt of a fairness opinion from each of JPMorgan and St. Charles Capital relating to the merger.

        The merger agreement also contains representations and warranties made by West and the Merger Subsidiary to us, including representations and warranties relating to, among other things:

  •
  their valid existence and good standing;

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  the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

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  the absence of conflicts with, or violations of, West's or the Merger Subsidiary's organizational documents, contracts, instruments or law as a result of the merger agreement or the merger;

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  required consents and approvals as a result of their execution, delivery and performance of the merger agreement;

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  brokers' and finders' fees payable by West with respect to the merger;

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  West's financial capability to pay the merger consideration and to consummate the transactions contemplated by the merger agreement;

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  West's investment intent;

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  the accuracy and completeness of the information provided by West to us for use in this proxy statement;

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  litigation;

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  the ownership of our common stock by West and the Merger Subsidiary before the merger; and

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  the operations of the Merger Subsidiary.

        The representations and warranties contained in the merger agreement will not survive the completion of the merger.

Conduct of Business Pending the Merger

        From January 29, 2006 through the time the merger becomes effective or, if earlier, the termination of the merger agreement, we have agreed that, except for specified exceptions, as expressly provided in the merger agreement or as consented to by West, we and our subsidiaries will use commercially reasonable efforts to:

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  carry on our business in the ordinary course consistent in all material respects with past practice (which we refer to generally as the ordinary course of business);

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  keep available to our business the services of the key employees of our business (except for retirements in the ordinary course);

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  conduct our business in compliance, in all material respects, with applicable laws;

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  maintain our properties and assets in a state of repair and condition that is consistent with the normal conduct of our business; and

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  maintain our business relationships with our principal suppliers, customers and others having business dealings with us.

        In addition, we have agreed that during the same period, subject to certain exceptions or as expressly provided in the merger agreement, we and our subsidiaries will not, among other things, do any of the following without the prior written consent of West:

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  declare, accrue, set aside or pay any dividends on, or make any other distributions in respect of, any of our capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

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  issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of our capital stock, or any bonds, debentures, notes or other obligations with voting rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls or options to acquire, any such shares, bonds debentures notes or other obligations;

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  split, combine, reclassify or similarly reorganize our capital stock;

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  amend our charter or by-laws, or effect or become a party to any acquisition transaction, recapitalization or similar transaction;

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  form any subsidiary or acquire any equity or debt interest in any other entity;

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  make any capital expenditures or other expenditures with respect to property, plant or equipment, except any capital expenditures set forth in our budget for capital expenditures or capital expenditures or expenditures that do not exceed $300,000 individually or $750,000 in the aggregate;

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  incur any indebtedness for borrowed money or guarantee any indebtedness of another person;

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  issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of us or our subsidiaries, or guarantee, endorse or otherwise become liable or responsible for any debt or other obligations of another person or enter into any agreement to maintain any financial statement condition of another person;

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  make any loans, advances or capital contributions to, or investment in, any other person subject to specified exceptions;

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  enter into any hedging agreement or other financial agreement or arrangement designed to protect us against fluctuations in commodities prices or exchange rates;

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  establish, adopt, terminate, or amend any employee benefit plan, and, except for payments made in accordance with our existing bonus plan and rolling over of the 2005 senior management bonus plan to 2006, pay any bonus or make any profit-sharing or similar payment to, or increase the amount or accelerate the payment of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of our directors, officers or employees except for non-executive or non-officer employee raises in the ordinary course of business not to exceed 3.5% in the aggregate;

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  change any of our methods of accounting or accounting practices in any respect, except as necessary to comply with U.S. generally accepted accounting principles;

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  prepare or file any tax return inconsistent with past practice;

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  initiate, compromise or settle any material legal proceeding, other than in connection with the enforcement of our rights under the merger agreement;

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  enter into any transaction or take any other action that might reasonably be expected to cause or constitute a breach of any of our representations or warranties made us in the merger agreement;

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  terminate, amend, or modify in any material respect, any material permit, consent of a governmental body or other similar right, other than as required by any applicable governmental body, in connection with the transactions contemplated by the merger agreement or in the ordinary course of business;

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  grant any encumbrance on any material asset;

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  sell, license, assign, transfer, lease, or otherwise dispose of any of our material assets, other than in the ordinary course of business;

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  enter into or terminate any material contract or amend or modify in any material respect or waive any material rights under any material contract; or

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  agree or commit to take any of the actions described above.

Stockholder Meeting; Proxy Statement

        In the merger agreement, we agreed to cause a meeting of our stockholders to be duly called and held as soon as reasonably practicable and, in connection with that meeting, to:

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  use commercially reasonable effects to obtain our stockholders' adoption of the merger agreement;

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  prepare and file promptly with the SEC this proxy statement and any amendments or supplements thereto;

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  use commercially reasonable efforts to have this proxy statement cleared by the SEC as promptly as reasonably practicable; and

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  mail promptly to our stockholders this proxy statement and any amendments or supplements thereto.

        Subject to the non-solicitation provisions of the merger agreement and applicable law, we have agreed to cause the proxy statement to contain the recommendation of our board of directors that our stockholders adopt the merger agreement. Subject to our rights to terminate the merger agreement in specified circumstances, we have agreed to submit the merger agreement to our stockholders for adoption whether or not our board determines at any time subsequent to January 29, 2006 that the merger is no longer advisable and recommends that our stockholders reject it.

No Solicitation of Other Offers; Adverse Recommendation Change

        We have agreed that we will not, and will cause our directors, officers, employees, investment bankers, agents and representatives not to, directly or indirectly:

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  solicit, initiate or knowingly encourage or facilitate the making, submission or announcement of any acquisition proposal; or

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  engage in any discussions or negotiations with, or furnish any non-public information relating to us or afford any access to our properties, books or records, or otherwise knowingly assist, participate in, facilitate or encourage any effort by, any third party that has made or, to our knowledge, is seeking to make, an acquisition proposal.

        We may, however, furnish information concerning our business, properties or assets to any third party, and may engage in discussions and negotiations with a third party concerning an acquisition if:

  •
  the third party has submitted an unsolicited bona fide acquisition proposal that our board of directors determines in good faith is, or is reasonably likely to result in, a superior proposal; and

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  our board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

        We may not, however, furnish non-public information unless we have entered into a confidentiality agreement with the third party making the proposal that contains terms comparable to the confidentiality agreement we have entered into with West.

        We have agreed to notify West promptly, and in any event within 24 hours, of any acquisition proposal, any material modifications thereto or any request for non-public information or for access to our properties, books or records by any third party that, to our knowledge, is considering making, or has made, an acquisition proposal or request. We have agreed to provide such notice orally and in writing and to identify the third party making, and the material terms and conditions of, any such acquisition proposal or request. We have also agreed to keep West informed on a current basis of the status and details of any such acquisition proposal or request, and to promptly, and in any event within 24 hours, provide to West a copy of all written materials subsequently provided to or by us in connection with any acquisition proposal or request.

        We have agreed to, and to cause our directors, officers, employees, investment bankers, agents and representatives to, immediately cease and cause to be terminated all existing discussions or negotiations, if any, with any third party conducted before January 29, 2006, with respect to any acquisition proposal, and to terminate any access of any such third party to any non-public information, and to immediately direct any third parties to return or destroy any non-public information provided to them.

        We have agreed that our board will not:

  •
  withdraw or modify, or propose to withdraw or modify, in a manner adverse to West, the approval or recommendation by our board of the merger agreement or the transactions contemplated by the merger agreement, including the merger;

  •
  approve or recommend, or propose to approve or recommend, any acquisition proposal; or

  •
  enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any acquisition proposal.

        Our board may, however, take the actions described in the preceding three bullets if we have given West 48 hours' notice that our board is considering, or is prepared to:

  •
  withdraw or modify its approval or recommendation of the merger and the merger agreement; or

  •
  accept a superior proposal, in order to allow West the opportunity to make us an offer, provided that we may not definitively accept a superior proposal unless we concurrently terminate the merger agreement and pay a termination fee of $15.0 million to West; and

  •
  our board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to our stockholders under applicable law.

        Nothing in the merger agreement prohibits us or our board, directly or indirectly through advisors, agents or other intermediaries, from taking and disclosing to our stockholders a position with respect to a tender or exchange offer by a third party pursuant to the requirements of Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making any disclosure or recommendation to our stockholders if, after consultation with outside counsel, our board determines in good faith that failure to take such action would be inconsistent with its fiduciary duties to our stockholders under applicable law.

        We have agreed that we will not terminate, amend, modify or waive any provision of any confidentiality agreement relating to an acquisition proposal or standstill agreement to which we or any of our subsidiaries is a party and that we will use commercially reasonable efforts to enforce the provisions of any such agreements, provided that we will only be required to take any legal action at West's request and expense, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions of such agreements in any federal or state court.

        The merger agreement defines an "acquisition proposal" to mean, other than the transactions contemplated by the merger agreement, any inquiry, proposal or offer, or any indication of interest in making a proposal or offer, from a third party involving:

  •
  any acquisition of record or beneficial ownership (as defined under Rule 13(d) of the Exchange Act), directly or indirectly, of 25% or more of our outstanding capital stock or outstanding voting power;

  •
  any tender offer or exchange offer that if consummated would result in any third party beneficially owning 25% or more of our outstanding capital stock or outstanding voting power;

  •
  any merger, consolidation, business combination or similar transaction involving our company or any of our subsidiaries pursuant to which our stockholders immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting or parent entity;

  •
  any acquisition of record or beneficial ownership, directly or indirectly, of 50% or more of our consolidated assets pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction, including any single step or multi-step transaction or series of related transactions, with respect to us; or

  •
  any liquidation, dissolution, recapitalization or other significant corporate reorganization of us.

        The merger agreement defines a "superior proposal" to mean any unsolicited written acquisition proposal, except that for purposes of this definition references to 25% and 75% in the definition of "acquisition proposal" are 50%, that is determined by our board in its good faith judgment, after consultation with our financial advisor:

  •
  to contemplate a transaction that if consummated would be more favorable from a financial point of view to our stockholders than the transactions contemplated by the merger agreement, taking into account all of the terms and conditions of the proposal and of the merger agreement and any amendments proposed by West to the merger agreement; and

  •
  to be reasonably capable of being consummated on the terms proposed.

Additional Agreements

        The merger agreement contains additional agreements between West and us relating to, among other things:

  •
  our mutual agreement to use commercially reasonable efforts to:

  •
  make any filings required or, in West's reasonable opinion, advisable pursuant to the HSR Act and any applicable foreign antitrust, competition or merger control laws with respect to the transactions contemplated by the merger agreement as promptly as practicable;

  •
  supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable foreign law; and

  •
  take all other actions necessary to cause the expiration or termination of the applicable waiting periods or to obtain any consents under the HSR Act or any applicable foreign law, as soon as practicable;

  •
  our mutual agreement to cooperate with each other and use commercially reasonable efforts to obtain all necessary consents, including all consents of any governmental body, in connection with the consummation of the transactions contemplated by the merger agreement;

  •
  our agreement to provide West reasonable access to our properties, personnel, books, records and contracts during normal business hours;

  •
  our mutual agreement to provide each other with notice of:

  •
  the discovery of any event, condition, fact or circumstance that occurred or existed on or before the date of the merger agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in the merger agreement;

  •
  the discovery of any event, condition, fact or circumstance that occurs, arises or exists after the date of the merger agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in the merger agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

  •
  a failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under the merger agreement; and

  •
  the discovery by a party of any event, condition, fact or circumstance that occurs, arises or exists after the date of the merger agreement and that would result in a material adverse effect on such party;

  •
  our mutual agreement to comply with the non-disclosure agreement entered into by West and us;

  •
  public announcements with respect to the merger agreement and the merger;

  •
  West's agreement to use its commercially reasonable efforts to not interfere in any manner with our business or operations or with the performance of any of our employees;

  •
  West's agreement to maintain our severance policy in effect, for a twelve-month period following the effective date of the merger, with respect to its employees and employees of its subsidiaries who, immediately prior to the merger, were employees of our company or our subsidiaries;

  •
  our mutual agreement to cooperate and consult with one another in connection with any stockholder litigation against West or us or any of West's or our respective directors or officers with respect to the transactions contemplated by the merger agreement, and to use commercially reasonable efforts to prevail in such litigation so as to permit the completion of the merger; and

  •
  our agreement to use our reasonable best efforts to grant such approvals and take such actions as are necessary under any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation that shall become applicable to the transactions contemplated by the merger agreement so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated hereby.

Conditions to the Merger

        The consummation of the merger is subject to specified, customary closing conditions, as described further below.

Conditions to Each Party's Obligations

        The obligations of West, the Merger Subsidiary and us to effect the merger are subject to the satisfaction of the following conditions:

  •
  the merger agreement shall have been adopted by our stockholders;

  •
  the waiting period, and any extension thereof, applicable to the transaction contemplated by the merger agreement under the HSR Act shall have been terminated or shall have expired and any investigation opened by means of a second request for information or otherwise shall have been terminated or closed;

  •
  no order of any governmental body of competent jurisdiction having the effect of prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement shall be in effect and no governmental body shall have instituted any proceeding that is pending seeking such an order and no other person shall have instituted any proceeding that is pending and that could reasonably be expected to result in a material adverse effect on West or us; and no law shall have been enacted, promulgated, enforced or entered having the effect of prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement.

Conditions to West's and the Merger Subsidiary's Obligations

        The obligations of West and the Merger Subsidiary to effect the merger are subject to the satisfaction or waiver of the following conditions:

  •
  our representations and warranties in the merger agreement regarding organization, capitalization and voting rights, subsidiaries, authorization of the transaction, this proxy statement, the required stockholders vote and the opinion of our financial advisors shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, except for representations and warranties that address matters only as of a specific date, which shall be true and correct in all material respects as of such date;

  •
  our representations and warranties in the merger agreement (other than those referenced in the preceding bullet) shall be true and correct (ignoring materiality, knowledge and material adverse effect qualifications) as of the date of the merger agreement and as of the closing date of the merger, except for (a) representations and warranties that address matters only as of a specific date, which shall be true and correct in all material respects as of such date or (b) where the failure to be true and correct has not had and is not reasonably likely to have a material adverse effect with respect to us;

  •
  we shall have performed in all material respects each of our agreements contained in the merger agreement required to be performed by us at or before the completion of the merger;

  •
  West shall have received a certificate signed by our chief executive officer and our chief financial officer to the effect of the preceding three bullets;

  •
  all other authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any governmental body, which the failure to obtain, make or occur would have a material adverse effect with respect to either West or us, shall have been obtained, shall have been made or shall have occurred;

  •
  since the date of the merger agreement, there shall not have been a material adverse effect with respect to us; and

  •
  we shall have obtained:

  •
  specified consents and approvals; and

  •
  the consent or approval of each person that is not a governmental body whose consent or approval shall be required in connection with the transactions contemplated by the merger agreement under any material contract by which we or our subsidiaries are bound, except where the failure to obtain such consents and approvals would not reasonably be expected to have a material adverse effect on us.

        A material adverse effect with respect to us means any event, change, development or occurrence that, either individually or in the aggregate with all other such events, changes, developments or occurrences, has had or is likely to have a material adverse effect on:

  •
  our ability to consummate the merger by June 30, 2006; or

  •
  our financial condition, business, or results of operations, taken as a whole with our subsidiaries; provided that none of the following, in and of itself, constitutes, or will be considered in determining whether there has occurred, a material adverse effect with respect to us:

  •
  changes in the economy or financial markets in general, unless we are disproportionately affected by such change as compared to other comparable participants in our industry;

  •
  a declaration of war or acts of terrorism, unless we are disproportionately affected by such declaration or act as compared to other comparable participants in our industry;

  •
  changes in general in the industries or markets in which we operate, unless we are disproportionately affected by such change as compared to other comparable participants in our industry;

  •
  changes in applicable law, unless we are disproportionately affected by such change as compared to other comparable participants in our industry, or in U.S. generally accepted accounting principles after the date hereof,

  •
  the announcement or pendency of the merger agreement or the transaction contemplated by the merger agreement, including actions of competitors or any delays or cancellations of orders for products or services or losses of employees resulting from such announcement;

  •
  the taking of any actions contemplated by the merger agreement or at the request of West;

  •
  any fees or expenses incurred in connection with the transactions contemplated by the merger agreement;

  •
  any failure by us to meet analysts' revenue or earning projections;

  •
  any decline in the price of our common stock; or

  •
  any stockholder litigation arising from or relating to the merger.

Conditions to Our Obligations

        Our obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

  •
  West and the Merger Subsidiary shall have performed in all material respects each of the agreements contained in the merger agreement required to be performed by them at or before the completion of the merger;

  •
  West's and the Merger Subsidiary's representations and warranties in the merger agreement shall be true and correct (ignoring materiality, knowledge and material adverse effect qualifications) as of the date of the merger agreement and as of the closing date of the merger except for representations and warranties that address matters only as of a specific date, which shall be true and correct in all material respects as of such date, where the failure to be so true and correct has not had nor is it likely to have a material adverse effect with respect to West, or for such failures to be so true and correct are solely the result of an action taken by West that is expressly permitted by the merger agreement; and

  •
  we shall have received a certificate signed on behalf of West by West's chief executive officer and chief financial officer to the effect of the preceding two bullets.

        A material adverse effect with respect to West means any material adverse effect on the ability of West or the Merger Subsidiary to consummate the merger by June 30, 2006.

Termination of the Merger Agreement

        We, West and the Merger Subsidiary may agree in writing to terminate the merger agreement at any time before completing the merger, even after our stockholders have adopted the merger agreement.

        Either we or West can terminate the merger agreement if:

  •
  our stockholders fail to adopt the merger agreement at the special meeting or any adjournment or postponement of the special meeting at which a vote on the merger agreement is taken; or

  •
  a governmental body of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger.

        West can terminate the merger agreement if:

  •
  there is a misrepresentation in, or breach of, any of our covenants or agreements in the merger agreement that results in a material adverse effect with respect to us that is not cured within 30 days following written notice thereof, provided that neither West nor the Merger Subsidiary is in breach of any of its representations, warranties, covenants or agreements in the merger agreement such that a material adverse effect has occurred with respect to West;

  •
  any condition to West's obligations to consummate the merger has not been satisfied by June 30, 2006, unless such condition has not been satisfied principally as a result of any failure on the part of West or the Merger Subsidiary to comply with or perform its covenants and agreements under the merger agreement;

  •
  our board of directors has:

  •
  withdrawn, modified or changed, in a manner adverse to West or the Merger Subsidiary, its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement, including the merger;

  •
  approved or recommended any acquisition proposal by a third party;

    •
    entered into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any acquisition proposal by a third party; or

    •
    recommended that our stockholders tender their shares in a tender offer or exchange offer for our outstanding common stock commenced by a third party, or, within ten business days after the commencement of such tender or exchange offer, failed to recommend against acceptance of such offer.

        We can terminate the merger agreement if:

  •
  there is a misrepresentation in, or breach of, any of the covenants or agreements of West or the Merger Subsidiary in the merger agreement that results in a material adverse effect with respect to West and that is not cured within 30 days following written notice thereof; provided that we are not in breach of any of our representations, warranties, covenants or agreements in the merger agreement such that a material adverse effect has occurred with respect to us;

  •
  any condition to our obligations to consummate the merger has not been satisfied by June 30, 2006, unless such condition has not been satisfied principally as a result of our failure to comply with or perform our covenants and obligations under the merger agreement; or

  •
  before obtaining the stockholder approval of the merger, our board shall have determined to accept a superior proposal pursuant to and in compliance with the merger agreement, including the payment of a termination fee of $15.0 million to West.

Termination Fee; Expenses

        We will be required to pay West a termination fee of $15.0 million if:

  •
  we terminate the merger agreement before obtaining stockholder adoption of the merger agreement because our board of directors has determined to accept a superior proposal pursuant to and in compliance with the merger agreement;

  •
  West terminates the merger agreement because our board has:

  •
  withdrawn, modified or changed, in a manner adverse to West or the Merger Subsidiary, its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement, including the merger;

  •
  approved or recommended any acquisition proposal by a third party;

  •
  entered into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any acquisition proposal by a third party; or

  •
  recommended that our stockholders tender their shares in a tender offer or exchange offer for our outstanding common stock commenced by a third party, or, within ten business days after the commencement of such tender or exchange offer, failed to recommend against acceptance of such offer.

        We are required to reimburse West for up to $1.0 million of expenses it incurs relating to the transactions contemplated by the merger agreement if West terminates the merger agreement because our stockholders fail to approve the merger agreement at the special meeting or any adjournment or postponement of the special meeting at which a vote on the merger agreement is taken.

        West is required to reimburse us for up to $1.0 million of expenses we incur relating to the transactions contemplated by the merger agreement if we terminate the merger agreement because any condition to our obligations to consummate the merger has not been satisfied by June 30, 2006 due to a misrepresentation in, or breach of, any of the covenants or agreements of West or the Merger Subsidiary that results in a material adverse effect with respect to West and that is not cured within

30 days following written notice thereof; provided that we are not in breach of any of our representations, warranties, covenants or agreements in the merger agreement such that a material adverse effect has occurred with respect to us, unless such condition has not been satisfied principally as a result of our failure to comply with or perform our covenants and agreements under the merger agreement.

Amendment

        The parties may amend the merger agreement at any time before or after adoption of the merger agreement by our stockholders. After we have obtained stockholder approval, however, the parties may not amend the merger agreement in a manner that by law requires further approval by our stockholders without obtaining such further approval. Any amendment must be in writing and signed by West, the Merger Subsidiary and us.

Indemnification and Insurance

        West has agreed that, after the effective time of the merger, it will or will cause the surviving corporation to:

  •
  indemnify and hold harmless, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all of our and our subsidiaries' past and present directors, officers, employees and agents (in all of their capacities):

  •
  to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement pursuant to our charter, by-laws and indemnification agreements in existence on the date of the merger agreement; and

  •
  to the fullest extent permitted by law, in each case for acts or omissions at or prior to the effective time of the merger (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

  •
  include and cause to be maintained in effect in our (or any successor's) charter and by-laws for a period of six years after the merger, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in our charter and by-laws; and

  •
  cause to be maintained for a period of six years after the effective time of the merger the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by us or replacement policies providing substantially similar coverage, provided that neither we nor West may be required to pay a premium to maintain such policies in excess of $800,000 in the aggregate.

APPRAISAL RIGHTS

        Delaware law entitles the holders of shares of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law, which we refer to as Section 262, to have their shares appraised by the Chancery Court, and to receive the "fair value" of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as of completion of the merger in place of the merger consideration, as determined by the Chancery Court.

        In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262. If you fail to comply with the specific requirements of Section 262, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no appraisal rights with respect to your shares.

        The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex D to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that you exercise your rights to appraisal under Section 262.

        Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders' meeting, stockholders on the record date for the meeting be notified not less than 20 days before the meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

        If you elect to demand appraisal of your shares, you must:

  •
  be a holder of record of shares of our common stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the effective date of the merger;

  •
  deliver to us a written demand for appraisal of your shares of our common stock before the vote of stockholders with respect to the merger is taken; and

  •
  not vote in favor of the merger.

        Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (that is, abstaining) will not operate as a waiver of your appraisal rights.

        Only a holder of record of shares of our common stock who continuously holds such shares through the effective date of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of our common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought and where no number of shares of our common stock is expressly mentioned the demand will be presumed to cover all shares of our common stock that are held in the name of the record owner. A beneficial owner who does not hold the shares of record may not make an appraisal demand but must have the record holder submit such demand.

        Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All demands for appraisal should be made in writing and addressed to our corporate Secretary at Intrado Inc., 1601 Dry Creek Drive, Longmont, Colorado 80503 before the stockholder vote on the merger agreement is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.

        Within ten days after the effective date of the merger, we, as the surviving corporation, must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after the effective date, either we or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Chancery Court demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither West nor we have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder's previously written demand for appraisal. Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

        If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery of the Chancery Court for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

        After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.

        In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." You should be aware that the fair value of your shares of Intrado common stock as determined under Section 262 could be more or less than, or the same as, the value that you are entitled to receive under the terms of the merger agreement.

        Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.

        Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the merger consideration for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and may be subject to conditions the Chancery Court deems just.

        In view of the complexity of Section 262, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND INFORMATION

        Our common stock is quoted on The Nasdaq National Market under the symbol "TRDO." The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The Nasdaq National Market.

	High	Low
Year Ended December 31, 2004
First quarter	$25.14	$18.69
Second quarter	21.15	15.33
Third quarter	16.21	8.54
Fourth quarter	14.22	10.06
Year Ended December 31, 2005
First quarter	$14.66	$11.24
Second quarter	15.49	10.62
Third quarter	18.08	13.44
Fourth quarter	23.97	16.76
Year Ended December 31, 2006
First quarter (through February 28, 2006)	$25.69	$22.37

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, and do not expect to pay any cash dividends for the foreseeable future. Covenants contained in our line of credit agreement restrict the payment of dividends without the lender's prior consent.

        The last reported sale price of our common stock on The Nasdaq National Market was:

  •
  $23.00 on January 27, 2006, the last full trading day before the public announcement of the proposed merger, and

  •
  $25.66 on February 28, 2006, the latest practicable date before the printing of this proxy statement.

        If the merger is consummated, each share of our common stock will be converted into the right to receive $26.00 in cash, without interest and less any applicable withholding taxes, our common stock will be removed from quotation on The Nasdaq National Market, and there will be no further public market for shares of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The table below sets forth information concerning beneficial ownership of our common stock by:

  •
  each of our directors;

  •
  our chief executive officer and our other four most highly compensated executive officers; and

  •
  all of our directors and executive officers as a group.

Based upon a review of filings with the SEC, we are unaware of any holders of more than 5% of our outstanding common stock.

        The number of shares beneficially owned by each stockholder we identify below is determined under rules promulgated by the SEC. The information does not necessarily indicate ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after February 15, 2006 through the exercise or conversion of any stock option or other right. The inclusion of those shares in the following table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, to our knowledge based upon information provided by the stockholders named in the table, each stockholder has sole investment and voting power, or shares voting and/or investment power with his or her spouse, with respect to all shares listed below as owned by that stockholder. The address of our officers and directors is in care of Intrado Inc., 1601 Dry Creek Drive, Longmont, Colorado 80503.

Name and Address of Beneficial Owner	Outstanding Shares Owned	Shares Acquirable Within 60 Days	Total Beneficial Ownership	Percent of Common Stock Outstanding
George Heinrichs	445,590	147,039	589,529	3.2%
Stephen M. Meer	179,543	112,280	288,883	1.6%
Lawrence P. Jennings	8,853	260,470	267,203	1.5%
Michael D. Dingman, Jr.	7,000	155,920	160,900	*
Craig W. Donaldson	18,815	89,366	106,686	*
Stephen O. James	15,910	68,300	83,810	*
David Kronfeld	32,669	81,500	113,769	*
Eric D. Sipf	820	—	820	*
Winston J. Wade	25,124	81,500	106,224	*
Darrell A. Williams	28,458	64,500	92,558	*
Art Zeile	4,692	13,200	17,892	*
All directors and executive officers as a group (12 persons)	784,312	1,160,647	1,931,244	10.1%

*Represents less than 1% of outstanding shares of common stock.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. If the merger is not completed, however, we plan to hold our 2006 annual meeting of stockholders. Any stockholders who wished to submit a proposal, pursuant to Rule 14a-8 under the Exchange Act, for inclusion in the proxy materials for our 2006 annual meeting must have ensured that it was received by our corporate Secretary at our corporate headquarters at 1601 Dry Creek Drive, Longmont, Colorado 80503 by no later than December 1, 2005.

        Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of our board of directors. Under our by-laws, a stockholder must timely submit a notice of such a proposal to our corporate Secretary, which notice must contain certain information regarding the nominee and the stockholder nominating such nominee. To be timely with respect to the 2006 annual meeting, a stockholder's notice must have been delivered to the corporate Secretary by no later than December 1, 2005.

        Any stockholders wishing to submit proposals intended to be presented at our 2006 annual meeting of stockholders that are not submitted pursuant to Exchange Act Rule 14a-8 or are not stockholder nominations of candidates for election as directors must have provided notice to our corporate Secretary at the address noted above by no later than December 1, 2005, which notice must have contained the information required by our by-laws.

HOUSEHOLDING OF PROXY STATEMENTS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. Householding is designed to reduce duplicative mailings and save printing and postage costs. We will promptly deliver a separate copy of this proxy statement to you if you call or write our corporate Secretary at Intrado Inc., 1601 Dry Creek Drive, Longmont, Colorado 80503, telephone (720) 494-5800.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

        Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

        If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our Director of Investor Relations at (720) 494-5800.

By Order of the Board of Directors,

George Heinrichs Chairman of the Board, President and Chief Executive Officer
March 1, 2006

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. YOU MAY ALSO SUBMIT YOUR PROXY BY INTERNET OR BY TELEPHONE AS PROVIDED ON YOUR PROXY CARD. THESE ACTIONS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

WEST CORPORATION,

a Delaware corporation,

WEST INTERNATIONAL CORP.,

a Delaware corporation,

and

INTRADO INC.,

a Delaware corporation

Dated as of January 29, 2006

A-i

5.9	Material Contracts; Customers	A-16
5.10	SEC Reports	A-18
5.11	Financial Statements	A-18
5.12	Proxy Statement	A-20
5.13	Absence of Certain Changes or Events	A-20
5.14	Taxes	A-20
5.15	Permits; Compliance with Laws	A-21
5.16	Environmental Laws	A-22
5.17	Title to Property and Assets	A-22
5.18	Labor Agreements and Actions	A-22
5.19	Insurance	A-22
5.20	Employee Benefits	A-22
5.21	Brokers	A-24
5.22	Voting Required	A-24
5.23	Opinion of Financial Advisors	A-24
Section 6.	Representations and Warranties of Parent and Acquisition Sub	A-24
6.1	Good Standing and Corporate Power	A-24
6.2	Authorization	A-24
6.3	No Conflicts	A-24
6.4	Governmental Approvals and Filings	A-25
6.5	Brokers	A-25
6.6	Financial Capacity	A-25
6.7	Acquisition of Capital Stock	A-25
6.8	Information Supplied	A-25
6.9	Litigation	A-25
6.10	Ownership of Company Capital Stock	A-25
6.11	Acquisition Sub	A-25
Section 7.	Covenants	A-26
7.1	Conduct of Business	A-26
7.2	Governmental Filings	A-28
7.3	Approvals and Consents	A-28
7.4	Access	A-28
7.5	Notice of Developments	A-28

A-ii

7.6	Confidentiality	A-29
7.7	Company Stockholders Meeting; Proxy Statement	A-29
7.8	No Solicitation	A-29
7.9	Public Announcements	A-31
7.10	Investigation	A-31
7.11	Employee Matters	A-31
7.12	Directors' and Officers' Indemnification	A-32
7.13	Obligations of Acquisition Sub; Voting of Common Stock	A-32
7.14	Stockholder Litigation	A-32
7.15	State Takeover Laws	A-32
Section 8.	Conditions to Obligation of Parent and Acquisition Sub to Close	A-33
8.1	HSR Act	A-33
8.2	Representations and Warranties; Performance of Obligations	A-33
8.3	No Order; No Litigation	A-33
8.4	Absence of New Legal Requirements	A-33
8.5	Stockholder Approval	A-33
8.6	No Company Material Adverse Effect	A-34
8.7	Consents	A-34
Section 9.	Conditions to Obligation of the Company to Close	A-34
9.1	HSR Act	A-34
9.2	Representation and Warranties; Performance of Obligations	A-34
9.3	No Order; No Litigation	A-34
9.4	Absence of New Legal Requirements	A-34
9.5	Stockholder Approval	A-34
Section 10.	Termination of Agreement	A-34
10.1	Right to Terminate Agreement	A-34
10.2	Termination Procedures	A-35
10.3	Effect of Termination	A-36
Section 11.	Miscellaneous Provisions	A-37
11.1	Expenses	A-37
11.2	Nonsurvival of Representations and Warranties	A-37
11.3	Governing Law	A-37
11.4	Venue, Jurisdiction and Forum	A-37

A-iii

11.5	Time of the Essence	A-37
11.6	Notices	A-37
11.7	Remedies	A-38
11.8	Table of Contents and Headings	A-38
11.9	Assignment	A-38
11.10	Personal Liability	A-39
11.11	No Third Party Beneficiaries	A-39
11.12	Severability	A-39
11.13	Entire Agreement	A-39
11.14	Waiver	A-39
11.15	Amendments	A-39
11.16	Waiver of Jury Trial	A-39
11.17	Interpretation of Agreement	A-39
11.18	Counterparts	A-40

A-iv

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of January 29, 2006, by and among West Corporation, a Delaware corporation ("Parent"), West International Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), and Intrado Inc., a Delaware corporation (the "Company").

RECITALS

        A.    The respective boards of directors of Parent, Acquisition Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and provisions of and subject to the conditions set forth in this Agreement.

        B.    In furtherance of the acquisition of the Company by Parent, the respective boards of directors of Parent, Acquisition Sub and the Company have each approved a merger (the "Merger") of Acquisition Sub with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"), upon the terms and provisions of and subject to the conditions set forth in this Agreement.

        C.    By resolutions duly adopted, the board of directors of the Company has, in light of and subject to the terms and conditions hereof, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders; and (ii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement.

AGREEMENT

        In consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Acquisition Sub and the Company agree as follows:

Section 1.    Defined Terms.

        1.1    Definitions.    For purposes of this Agreement (including the Disclosure Schedule), the following terms shall have the meanings ascribed to them in this Section 1.1:

        "Acquisition Proposal" shall mean, other than the Contemplated Transactions, any inquiry, proposal, offer, or any indication of interest in making a proposal or offer, from a Third Party involving (a) any acquisition of record or beneficial ownership (as defined under Rule 13(d) of the Exchange Act), directly or indirectly, of 25% or more of the outstanding capital stock or outstanding voting power of the Company; (b) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 25% or more of the total outstanding capital stock or outstanding voting power of the Company; (c) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting or parent entity of such transaction; (d) any acquisition of record or beneficial ownership (as defined under Rule 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the consolidated assets of the Consolidated Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction, including any single step or multi-step transaction or series of related transactions, with respect to the Consolidated Company; or (e) any liquidation, dissolution, recapitalization, or other significant corporate reorganization of the Company.

        "Acquisition Sub" shall have the meaning specified above in the introductory paragraph to this Agreement.

        "Affiliate" shall mean, with respect to any party, any Person who is an "affiliate" of that Party within the meaning of Rule 405 promulgated under the Securities Act.

        "Agreement" shall have the meaning specified above in the introductory paragraph hereto.

        "Business Day" shall mean any day other than a Saturday, a Sunday or a day in which banks in New York are not open for business.

        "Certificates" shall have the meaning specified in Section 2.10(b).

        "Certificate of Merger" shall mean the certificate of merger relating to the Merger to be filed with, and recorded by, the Secretary of State of the State of Delaware, all as contemplated hereby and in accordance with the applicable provisions of the DGCL.

        "Closing" shall have the meaning specified in Section 4.1.

        "Closing Date" shall have the meaning specified in Section 4.1.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Common Stock" shall have the meaning specified in Section 5.2(a).

        "Company" shall have the meaning specified above in the introductory paragraph to this Agreement.

        "Company Employee Plan" shall have the meaning specified in Section 5.20.

        "Company Intellectual Property" shall have the meaning specified in Section 5.8(b).

        "Company Material Adverse Effect" shall mean any event, change, development or occurrence that, either individually or in the aggregate with all other such events, changes, developments or occurrences, has had or is likely to have a material adverse effect on (a) the ability of the Company to consummate the Merger prior to the End Date or (b) the financial condition, business, or results of operations of the Consolidated Company, taken as a whole; provided, however, that, in the case of clause (b), none of the following, in and of itself, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect: (i) changes in the economy or financial markets in general (unless with respect to any such change the Consolidated Company is disproportionately affected by such change as compared to other comparable participants in the Company's industry), (ii) a declaration of war or acts of terrorism (unless with respect to any such declaration or act the Consolidated Company is disproportionately affected by such declaration or act as compared to other comparable participants in the Company's industry), (iii) changes in general in the industries or markets in which the Company operates (unless with respect to any such change the Consolidated Company is disproportionately affected by such change as compared to other comparable participants in the Company's industry), (iv) changes in applicable Law (unless with respect to any such change the Consolidated Company is disproportionately affected by such change as compared to other comparable participants in the Company's industry) or in GAAP after the date hereof, (v) the announcement or pendency of this Agreement or the Contemplated Transactions, including actions of competitors or any delays or cancellations of orders for products or services or losses of employees resulting from such announcement, (vi) the taking of any actions contemplated by this Agreement or at the request of Parent; (vii) any fees or expenses incurred in connection with the Contemplated Transactions; (viii) any failure by the Company to meet analysts' revenue or earning projections or decline in the price of the Common Stock; or (ix) any stockholder litigation arising from or relating to the Merger.

        "Company Material Contract" shall have the meaning specified in Section 5.9(a).

        "Company Options" shall have the meaning specified in Section 2.12.

        "Company Stockholders Meeting" shall have the meaning specified in Section 7.7(a).

        "Consent" shall mean any consent, approval, waiver or other authorization of any Person that is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

        "Consolidated Company" shall mean the Company and all of its Subsidiaries, either individually or collectively.

        "Contemplated Transactions" shall mean the Closing of the Merger and any other transactions contemplated by this Agreement.

        "Continuing Employee" shall have the meaning specified in Section 7.11.

        "Contract" shall mean any written contract, agreement, instrument, order, arrangement, commitment or understanding of any nature.

        "DGCL" shall mean the Delaware General Corporation Law, as amended to the date of this Agreement.

        "Disclosure Schedule" shall mean that certain Disclosure Schedule of the Company attached to this Agreement.

        "Dissenting Shares" shall have the meaning specified in Section 2.14.

        "Effective Time" shall have the meaning specified in Section 2.2.

        "Employee Benefit Plan" shall have the meaning specified in Section 5.20.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "End Date" shall mean June 30, 2006.

        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "Environmental Laws" shall have the meaning specified in Section 5.16.

        "ERISA" shall have the meaning specified in section 5.20.

        "ERISA Affiliate" shall have the meaning specified in Section 5.20.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "GAAP" shall mean accounting principles as generally accepted in the United States, applied on a basis consistent with past practice.

        "Governmental Body" shall mean any nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; any federal, state, local, municipal, foreign or other government; any governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); any multi-national organization or body; or any individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property" shall have the meaning specified in Section 5.8(a).

        "Knowledge of the Company" shall mean only the actual knowledge of the Specified Individuals.

        "Knowledge of the Parent" shall mean the actual knowledge of Thomas Barker, Chief Executive Officer; Paul Mendlik, Executive Vice President and Chief Financial Officer and David Mussman, Executive Vice President and General Counsel.

        "Law" shall mean any laws, statutes, ordinances, regulations, rules and orders of any Governmental Body.

        "Leased Property" shall have the meaning specified in Section 5.17.

        "Letter of Transmittal" shall have the meaning specified in Section 2.10(b).

        "Liability" shall mean any obligation or liability of any nature (including any known, unknown, undisclosed, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), due or to become due, regardless of whether such obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

        "Listed Transaction" shall mean any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified (by notice, regulation, other form of published guidance or otherwise) as a "listed transaction" pursuant to Treasury Regulation § 1.6011-4(b)(2).

        "LTIP Plan" shall mean the Company's long-term incentive plan, pursuant to which participants may receive Share Rights Awards that may entitle them to shares of Common Stock.

        "Matter" shall mean any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter.

        "Merger" shall have the meaning specified in Recital B to this Agreement.

        "Non-Disclosure Agreement" shall mean the confidentiality and non-disclosure agreement between the Company and Parent dated as of December 12, 2005.

        "Non-Qualified Deferred Compensation Plan" shall mean the Company's unfunded, non tax-qualified deferred compensation plan, as amended and restated effective January 1, 2005.

        "Option Consideration" shall have the meaning specified in Section 2.12(b) of this Agreement.

        "Order" shall mean any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or any contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

        "Ordinary Course of Business" shall mean the ordinary course of business of the Consolidated Company, consistent in all material respects with past practice.

        "Parent" shall have the meaning specified above in the introductory paragraph to this Agreement.

        "Parent Material Adverse Effect" shall mean any material adverse effect on the ability of Parent or Acquisition Sub to consummate the Merger prior to the End Date.

        "Paying Agent" shall mean the paying agent under the Paying Agent Agreement.

        "Paying Agent Agreement" shall mean a paying agent agreement to be entered into among Parent, Acquisition Sub, the Company and the Paying Agent, which shall have terms and provisions contemplated hereby and otherwise shall be in a form prepared by the Company and reasonably acceptable to the other parties thereto.

        "Payment Fund" shall have the meaning specified in Section 2.10(a).

        "Per Common Share Amount" shall have the meaning specified in Section 2.9(a).

        "Person" shall mean any natural person, Entity or Governmental Body.

        "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

        "Proxy Statement" shall have the meaning specified in Section 5.12.

        "SEC" means the Securities and Exchange Commission.

        "SEC Reports" shall have the meaning specified in Section 5.10.

        "Share Rights Award" shall mean an award under the LTIP Plan or the Stock Option Plan that grants an individual the right to receive Shares upon attainment of various vesting milestones.

        "Shares" shall mean shares of Common Stock.

        "Specified Individuals" shall mean the following officers of the Company (whether or not they hold the offices next to their respective names): George Heinrichs, Chairman of the Board, President and Chief Executive Officer; Lawrence P. Jennings, Chief Operating Officer; Michael D. Dingman, Jr., Chief Financial Officer; Craig W. Donaldson, Senior Vice President, General Counsel and Company Secretary, Stephen M. Meer, Chief Technology Officer and Teri L. DePuy, Senior Vice President of Organizational Development.

        "Stock Options" shall mean all options to purchase Shares under the Stock Option Plan.

        "Stock Option Plan" shall mean the Company's 1998 Stock Incentive Plan, as amended.

        "Stockholders" shall mean the holders of the Common Stock.

        "Stockholder Approval" shall have the meaning specified in Section 5.22.

        "Subsidiary" shall mean, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity

        "Superior Proposal" shall mean any unsolicited written offer described in clause (a), (b), (c), (d) or (e) of the definition of Acquisition Proposal (for purposes of this definition references to 25% and 75% in the definition of the "Acquisition Proposal" shall be to 50%) that is determined by the Company's board of directors in its good faith judgment, after consultation with its financial advisor (a) to contemplate a transaction that if consummated would be more favorable to the stockholders of the Company than the Contemplated Transactions from a financial point of view, taking into account all of the terms and conditions of such proposal and of this Agreement and any amendments proposed by Parent to this Agreement pursuant to Section 7.8(e) and (b) to be reasonably capable of being consummated on the terms so proposed.

        "Surviving Corporation" shall have the meaning specified in Recital B to this Agreement.

        "Tax" shall mean (a) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (b) any liability for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member or an affiliated, consolidated, combined or unitary group, as a result of any obligation under any Tax sharing arrangement or Tax indemnity arrangement, or as transferee, successor or otherwise.

        "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendments thereto) that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

        "Third Party" shall mean any Person or group other than Parent, Acquisition Sub and their Affiliates.

        "Third-Party Intellectual Property" shall have the meaning specified in Section 5.8(b).

        "Transaction Agreements" shall mean this Agreement, the Non-Disclosure Agreement and, upon its execution, the Paying Agent Agreement.

        "Treasury Regulations" shall mean the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

        "Treasury Shares" shall mean any Shares held by the Company as treasury stock.

        "Warrant" shall mean that certain Common Stock Purchase Warrant, dated August 23, 2001, issued by the Company with respect to 720 shares of Common Stock.

        "Warrant Shares" shall mean the Shares purchasable pursuant to the Warrant.

Section 2.    Terms of the Merger.

        2.1    The Merger.    At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall cease and the Company shall continue as the Surviving Corporation.

        2.2    Effective Time.    Subject to the terms and conditions set forth in this Agreement, the parties hereto shall cause the Certificate of Merger be filed with the Secretary of State of the State of Delaware on the Closing Date in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as Parent and the Company may agree upon and set forth in the Certificate of Merger (the "Effective Time").

        2.3    Closing of the Merger.    Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 10, the closing of the Merger will take place at a time and on a date as specified in Section 4.

        2.4    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Acquisition Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

        2.5    Certificate of Incorporation and Bylaws.    At the Effective Time, the certificate of incorporation of the Company shall be amended so that the authorized capital stock provided for by such certificate of incorporation consists solely of 10,000 shares of common stock, $0.01 par value per share, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and such certificate of incorporation. The bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

        2.6    Board of Directors of the Surviving Corporation.    The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

        2.7    Officers of the Surviving Corporation.    The officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

        2.8    Subsequent Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any certificates, deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquisition Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquisition Sub, all such certificates, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        2.9    Conversion of Capital Stock.    Subject to the terms and conditions of this Agreement, the following shall occur as of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder of any of the following securities:

          (a)    Common Stock.    Each Share (other than any Share owned by Parent, Acquisition Sub or any Subsidiary of Parent or Acquisition Sub, Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive $26.00 (the "Per Common Share Amount") in cash and without interest thereon (subject to any applicable withholding tax), upon surrender of the corresponding Certificate in accordance with Section 2.10.

          (b)    Capital Stock of Acquisition Sub.    Each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, power and privileges as the shares so converted.

          (c)    Cancellation of Treasury Shares and Parent and Acquisition Sub-Owned Stock.    Each Treasury Share and each Share held by Parent, Acquisition Sub or any Subsidiary of Parent or Acquisition Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

          (d)    Cancellation and Retirement of Shares.    All Shares (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall be canceled and retired, and shall cease to exist, and each holder of a Certificate representing any such Shares shall, to the extent such Certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases other than Shares to be canceled in accordance with Section 2.9(a), the right to receive the Per Common Share Amount upon surrender of such Certificate in accordance with Section 2.10.

          (e)    Warrant.    The Warrant (if issued and outstanding immediately prior to the Effective Time) shall be converted into and represent the right to receive, with respect to each Warrant Share, the Per Common Share Amount minus the purchase price per Warrant Share.

        2.10    Surrender of Certificates.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall and the Company shall execute the Paying Agent Agreement with the Paying Agent. The Paying Agent shall receive the funds necessary to make the payments contemplated by Section 2.9, and Parent shall, at or prior to the Effective Time, deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Shares for exchange in accordance with this Section 2, cash in an amount sufficient to make payments of the Per Common Share Amount upon surrender of Certificates (such cash consideration being deposited hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to the terms of the Paying Agent Agreement, make payments out of the Payment Fund as provided for in this Section 2 and the Payment Fund shall not be used for any other purpose. All expenses of the Paying Agent shall be paid by Parent or the Surviving Corporation.

          (b)    Exchange Procedures for Company Common Stock.    As soon as reasonably practicable (and in any event within five Business Days) after the Effective Time, Parent shall mail, or shall cause the Paying Agent to mail, to each holder of record of a certificate or certificates (collectively, the "Certificates") which immediately prior to the Effective Time represented Shares (other than Shares held by Parent, Acquisition Sub or any Subsidiary of Parent or Acquisition Sub immediately prior to the Effective Time, Treasury Shares and Dissenting Shares) (i) a letter of transmittal (a "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk or loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Common Share Amount. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount in cash, without interest, equal to the Per Common Share Amount for each Share formerly represented by such Certificate. Such payment of the Per Common Share Amount shall be sent to such holder by the Paying Agent promptly after receipt by the Paying Agent of such Certificate, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, and such Certificate so surrendered shall forthwith be canceled. The right of any stockholder to receive the Per Common Share Amount, shall be subject to and reduced by any applicable withholding obligation as set forth in Section 2.17. No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate.

          (c)    No Further Ownership Rights in Common Stock.    Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Common Share Amount, without interest, in respect of the Shares formerly represented by such Certificate as contemplated by this Section 2.10. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates. After the Effective Time, there shall be no further registration of transfers of Shares on the records of the Company, and if Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Section 2.

          (d)    Unregistered Transfer of Common Stock.    If payment of the Per Common Share Amount is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

          (e)    Lost Certificates.    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Common Share Amount payable pursuant to this Section 2.

          (f)    Investment of Payment Fund.    The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid as directed by Parent. To the extent that there are losses with respect to such investments, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments so as to ensure that the Payment Fund is maintained at a level sufficient to make such payments.

          (g)    Termination of Payment Fund.    Any portion of the Payment Fund that remains unclaimed by the former holders of Company Common Stock one year after the Effective Time shall be delivered to Parent upon demand. Any such holders who have not complied with this Section 2 prior to that time shall thereafter look only to Parent, and Parent shall thereafter be liable, for payment of the Per Common Share Amount (subject to abandoned property, escheat and similar Laws). Any such portion of the Payment Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Persons previously entitled thereto.

          (h)    No Liability.    None of Parent, Acquisition Sub, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        2.11    Transfer Taxes.    Any transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses incurred by the Stockholders, the Company or any other party in connection with the Merger or in connection with any of the other Contemplated Transactions shall be borne and paid exclusively by Parent.

        2.12    Company Options.

          (a)   The Company shall take such action as shall be required:

              (i)  to effectuate the cancellation, as of the Effective Time, of all outstanding stock options and Share Rights Awards ("Company Options") granted under the Stock Option Plan (without regard to the exercise price of such Company Options); and

             (ii)  to cause, pursuant to the Stock Option Plan, each outstanding Company Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.12, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Option and to no longer represent the right to purchase Common Stock or any other equity security of the Company, Parent, Acquisition Sub or any other Person or any other consideration.

          (b)   Each holder of a Company Option shall receive from Parent, in respect and in consideration of each Company Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount (subject to any applicable withholding tax) equal to the product of (i) the excess, if any, of (A) the Per Common Share Amount over (B) the exercise price per share of Common Stock subject to such Company Option, multiplied by (ii) the total number of shares of Common Stock subject to such Company Option (whether or not then vested or exercisable), without any interest thereon (the "Option Consideration"). In the event that the exercise price of any Company Option is equal to or greater than the Per Common Share Amount, such Company Option shall be cancelled and have no further force or effect without the payment of any amount by the Company.

          (c)   As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Options a letter, approved by Parent prior to such mailing (which approval shall not be unreasonably withheld or delayed by Parent) describing the treatment of and payment for such Company Options pursuant to this Section 2.12 and providing instructions for use in obtaining payment for such Company Options. Parent shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Options pursuant to this Section 2.12.

          (d)   The Company shall take such action as shall be required to cause the Company's employee stock purchase plan and all rights thereunder to terminate at or prior to the Effective Time.

        2.13    LTIP Implementation.    In accordance with the terms of the Company's LTIP Plan, all Share Rights Awards under the LTIP Plan shall become fully vested and payable immediately prior to the Effective Time. Except as provided below, the shares of Common Stock payable to LTIP Plan participants upon vesting shall be paid to such participants immediately prior to the Effective Time and shall be treated in the same manner as all other shares of Common Stock outstanding as of the Effective Time under this Section 2. Notwithstanding the foregoing, to the extent an LTIP Plan participant has elected to defer payment of a Share Rights Award under the Company's Non-Qualified Deferred Compensation Plan, no Common Stock shall be issued to the participant upon vesting of the

Share Rights Award, but the participant's account in the Non-Qualified Deferred Compensation Plan shall be credited with the cash value of the Common Stock otherwise payable pursuant to such Share Rights Award.

        2.14    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or represent the right to receive the applicable Per Common Share Amount but instead shall be entitled to receive such payment from the Surviving Corporation with respect to such Dissenting Shares as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder's right to appraisal and payment under the DGCL, each such Share held by such holder shall thereupon be deemed to have been cancelled and converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Per Common Share Amount in accordance with Section 2.9(a), and such Share shall no longer be a Dissenting Share. The Company shall give prompt notice to Parent of any written demands received by the Company for appraisals of any Shares and attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to rights to be paid the "fair value" of Dissenting Shares, as provided in Section 262 of the DGCL, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

        2.15    Adjustments.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Per Common Share Amount payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

        2.16    Withholding Taxes.    Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement any amounts as are required to be deducted and withheld under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.    Other Transactions and Agreements.

        3.1    Paying Agent Agreement.    At or prior to the Closing, Parent, Acquisition Sub and the Company will enter into the Paying Agent Agreement.

Section 4.    Closing.

        4.1    Closing.    The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Colorado time, on a date to be specified by Parent and the Company (the "Closing Date"), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Sections 8 and 9 (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Holme Roberts & Owen LLP in Denver, Colorado, unless another date, place or time is agreed to in writing by Parent and the Company.

Section 5.    Representations and Warranties of Company.

        Subject to the limitations set forth in this Agreement, the Company represents and warrants to Parent and Acquisition Sub as follows, except as disclosed in the SEC Reports or disclosed or otherwise referred to in the Disclosure Schedule as referenced by the applicable section number below or any other section of this Agreement as long as the applicability of such disclosure to the subject matter of such other section is reasonably apparent on its face.

        5.1    Organization.    The Company is validly existing and in good standing as a corporation under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its property and its assets (other than the property and assets it leases), to lease the property it operates as lessee and to conduct the business in which it is currently, and as it is currently proposed to be, engaged and has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements. Each Subsidiary of the Company is duly organized, validly existing and in good standing (where such concept is recognized under the laws of the applicable jurisdiction) under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its property and assets, to lease the property it operates as lessee and to conduct the business in which it is currently, and as it currently is proposed to be engaged. The Company and each of its Subsidiaries is duly qualified to transact business and is in good standing (where such concept is recognized under the laws of the applicable jurisdiction) in each jurisdiction in which the nature of its activities and its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not result in a Company Material Adverse Effect.

        5.2    Capitalization and Voting Rights.

          (a)   The authorized capital stock of the Company consists of (i) Fifty Million (50,000,000) shares of common stock, par value $0.001 ("Common Stock"), of which 18,033,296 shares were issued and outstanding as of the close of business on January 26, 2006 and (ii) Fifteen Million (15,000,000) shares of Preferred Stock, par value $0.001, of which no shares were issued or outstanding or reserved for issuance as of the close of business on January 26, 2006.

          (b)   The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, free and clear of preemptive rights, with no personal liability attached to the ownership thereof, and were issued in compliance with all applicable state and federal Laws concerning the issuance of securities.

          (c)   The Company has reserved 3,338,470 Shares for issuance under the Stock Option Plan as of the close of business on January 26, 2006. As of the close of business on January 26, 2006, there were outstanding Company Options with respect to 3,317,702 Shares. Section 5.2(c) of the Disclosure Schedule sets forth a complete, correct and accurate list of each outstanding Company Option, the number of Shares subject thereto and the exercise price thereof each as of the close of business on January 26, 2006. The Company has reserved 720 Shares for issuance under the Warrant. The Company has delivered to Parent prior to the date hereof a complete, correct and accurate copy of the Warrant.

          (d)   Except as set forth in this Section 5.2 or Section 5.2 of the Disclosure Schedule, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for or exercisable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company or any of its Subsidiaries to issue, sell or grant, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for or exercisable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest in, the Company, (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares, and (vi) no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exchangeable for or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter ("Voting Debt"). There are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any securities described in clause (i), (ii), (iii), (iv) or (vi) of the preceding sentence.

          (e)   Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

        5.3    Subsidiaries/Other Ownership Interest.

          (a)   All of the Subsidiaries of the Company are listed in Section 5.3 of the Disclosure Schedule, and otherwise each of the Company and each of its Subsidiaries does not presently own or control, directly or indirectly, any interest in any Entity. Each of the Company and each of its Subsidiaries does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any Person, other than securities in a publicly traded company or mutual fund held for investment by the Company or any of its Subsidiaries and consisting of less than five percent of the outstanding capital stock and voting power of such company.

          (b)   All of the outstanding shares of capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and free and clear of preemptive rights and (ii) are owned, directly or indirectly, by the Company, free and clear of all Encumbrances and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary's business as presently conducted.

          (c)   There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including voting debt) in, any Subsidiary of the Company or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding capital stock of any of the Subsidiaries or any securities described in clause (i), (ii) or (iii) of the preceding sentence.

        5.4    Authorization.    On or prior to the date of this Agreement, the board of directors of the Company has declared this Agreement and the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved and adopted this Agreement in accordance with the

DGCL, resolved to recommend the approval and adoption of this Agreement by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval and adoption. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval and adoption of this Agreement by the stockholders of the Company, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement, and subject to obtaining the Stockholder Approval, the performance of this Agreement, on behalf of the Company have been duly authorized by all necessary action on the part of the Company and its board of directors, and no other action on the part of the Company is necessary to authorize the execution and delivery of this Agreement, and subject to obtaining the Stockholder Approval, the performance of the Transaction Agreements and the consummation of the transactions contemplated thereby other than obtaining Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and upon the execution and delivery by the Company of the Transaction Agreements, the Transaction Agreements shall constitute, legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, (a) except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other laws affecting creditors' rights generally and (b) subject to application of principles of equity. The filing of the Proxy Statement with the SEC has been duly authorized by the Company's board of directors. The Company has made available to Parent complete and correct copies of the restated certificate of incorporation of the Company and the amended and restated bylaws of the Company and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries.

        5.5    No Conflicts.    The execution and delivery by the Company of the Transaction Agreements, the performance of its obligations under the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements do not and shall not:

          (a)   Conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Company's restated certificate of incorporation or amended and restated bylaws;

          (b)   Conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Consolidated Company, except such conflict, violation or breach which is not reasonably likely to result in a Company Material Adverse Effect; or

          (c)   Conflict with or result in a violation or breach of, constitute a default (with or without notice of lapse of time or both) under, give to others a right of termination or cancellation or accelerate or give to any person the right to accelerate any obligation of the Company or any of its Subsidiaries or result in the loss of any benefit under, or result in the creation of any Encumbrance upon any of the assets or properties of the Company or any of its Subsidiaries under any provision of any Contract or Permit to which the Company or any of its Subsidiaries is a party or by which any of the assets or properties of the Company or any of its Subsidiaries is bound, except such conflicts, violations, defaults and other items which would not result in a Company Material Adverse Effect.

        5.6    Consents.    Other than compliance with the HSR Act, any required foreign competition filings and applicable SEC regulations, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body or any Person on the part of the Consolidated Company is required in connection with the consummation of the Contemplated Transactions which have not been obtained prior to the date of this Agreement, except as would not be reasonably likely to result in a Company Material Adverse Effect.

        5.7    Litigation.    Except as set forth in the SEC Reports, there is no action, suit, proceeding or investigation pending, or to the Knowledge of the Company currently threatened, orally or in writing, against the Consolidated Company that questions the validity of this Agreement or the other Transaction Agreements or the right of the Consolidated Company to enter into any of the foregoing or to consummate the transactions contemplated hereby or thereby, or that would have a Company Material Adverse Effect. The Consolidated Company is not a party and none of their respective assets or properties are subject to the provisions of any material Order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

        5.8    Intellectual Property.

          (a)   The Consolidated Company owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property necessary for the Consolidated Company to conduct its business as currently conducted within the United States and, to the Knowledge of the Company outside of the United States (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which would have a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

          (b)   Except as set forth on Section 5.8(b) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any Third Party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Consolidated Company that is material to the business of the Consolidated Company as currently conducted, taken as a whole (the "Company Intellectual Property"), or (ii) any license, sublicense and other agreement to which the Consolidated Company is a party and pursuant to which the Consolidated Company is authorized to use any Intellectual Property not owned by the Consolidated Company that is material to the business of the Consolidated Company as currently conducted, taken as a whole, excluding generally commercially available, off-the-shelf software programs (the "Third-Party Intellectual Property").

          (c)   Section 5.8(c) of the Disclosure Schedule sets forth a complete and accurate list of all: (i) patents and patent applications, trademark registrations and pending applications to register trademarks, copyright registrations and pending applications to register copyrights (including any copyrights in software), in each case owned by the Consolidated Company; and (ii) any license, sublicense and other agreement under which the Company has obtained rights to any Third-Party Intellectual Property.

          (d)   All patents and all registrations for trademarks, service marks and copyrights that are owned by the Consolidated Company, taken as a whole, and that are material to the business of the Consolidated Company as currently conducted, taken as a whole, are subsisting and have not expired or been cancelled or abandoned (other than as deemed commercially reasonable by the Company), and all pending patent applications and applications to register any unregistered copyrights or trademarks so identified, that are material to the business of the Consolidated Company as currently conducted, taken as a whole, are in good standing. There are no pending or, to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving the patents and registrations for trademarks, service marks and copyrights that are owned by the Consolidated Company. The Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Company Intellectual Property, and to the Knowledge of the Company, no Third Party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that would not reasonably be expected to have a Company Material Adverse Effect.

          (e)   The Consolidated Company has taken reasonable measures to protect the proprietary nature of the Company Intellectual Property.

          (f)    Except as set forth in Section 5.8(f) of the Disclosure Schedule, to the Knowledge of the Company, the conduct of the business of the Consolidated Company as currently conducted, taken as a whole, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any Third Party, except for such infringements, violations and misappropriations that could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.8(f) of the Disclosure Schedule, there is no pending, or to the Knowledge of the Company threatened, litigation, claim or proceeding asserting that the Consolidated Company has infringed, violated or misappropriated any Intellectual Property of any Third Party, and since January 1, 2003, the Consolidated Company has not received any written claim or notice alleging any such infringement, violation or misappropriation.

        5.9    Material Contracts; Customers.

          (a)   For purposes of this Agreement, "Company Material Contract" shall mean:

              (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

             (ii)  any employment Contract with any executive officer or other employee of the Company earning an annual base salary in excess of $150,000 or any consulting Contract with any member of the Company's board of directors, other than any such employment or consulting Contract that is terminable by the Consolidated Company on no more than thirty (30) days notice without liability or financial obligation to the Consolidated Company;

            (iii)  any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased as a result of, or the vesting or payment of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions, or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

            (iv)  any agreement of indemnification or any guaranty (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof), other than any guaranty by the Company of any of its wholly-owned Subsidiaries' obligations or any agreement of indemnification entered into in connection with the distribution, sale or license of services or hardware or software products in the Ordinary Course of Business, which indemnification does not materially differ from the provisions embedded in Company's standard forms of software license or service agreements as provided or made available to Parent;

             (v)  any Contract containing any covenant or provision (A) limiting the right of the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger) to engage in any line of business or conduct business in any geographic area or to compete with any Entity, (B) granting any Person exclusive rights to make, sell or distribute the products of the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger), (C) otherwise prohibiting or limiting the right of the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger) to make, sell or distribute any products or services, (D) that requires any payment by the Company or any of its Subsidiaries of amounts in excess of $1,000,000 in any year and which is not terminable within 90 days without penalty, (E) that requires the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger) to extend most favored nation pricing to any Person, (F) limiting the right of the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger) to solicit customers or potential customers or suppliers or potential suppliers or (G) requiring the Company or any of its Affiliates (including Parent and its Subsidiaries after the Merger) to obtain a specified amount or percentage of the product or services it uses from any Person;

            (vi)  any Contract relating to the disposition or acquisition by the Consolidated Company after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which the Consolidated Company has any material ownership interest in any other person or other business enterprise other than the Company's Subsidiaries;

           (vii)  any Contract requiring the Company to provide to a Third Party source code for any product or technology that is material to the business of the Consolidated Company as currently conducted, taken as a whole, and constitutes Company Intellectual Property;

          (viii)  any Contract to license any Third Party to manufacture or reproduce any of the Consolidated Company's products, services or technology or any Contract to sell or distribute any of the Consolidated Company's products, services or technology, except (A) agreements with distributors, sales representatives or other resellers in the Ordinary Course of Business, and (B) agreements allowing internal backup copies made or to be made by end-user customers in the Ordinary Course of Business;

            (ix)  any mortgage, indenture, guarantee, loan or credit agreement, security agreement or other contract relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course of Business;

             (x)  any settlement agreement entered into within three (3) years prior to the date of this Agreement requiring the Consolidated Company to make a payment in cash or otherwise to deliver consideration to a Third Party, other than (A) any settlement agreement that provides for consideration immaterial in nature or amount and that was entered into with a former employee or independent contractor of the Consolidated Company in the Ordinary Course of Business in connection with the routine cessation of such employee's employment or independent contractor's relationship with the Consolidated Company or (B) any settlement agreement that provides for consideration consisting solely of $250,000 or less in cash, which amount was paid in full prior to the date of this Agreement;

            (xi)  any Contract under which the Consolidated Company has licensed its Intellectual Property to a Third Party, other than to customers, distributors and other resellers in the Ordinary Course of Business;

           (xii)  any Contract under which the Company or any of its Subsidiaries has received a license to any Third-Party Intellectual Property that is material to the business of the Consolidated Company as currently conducted, taken as a whole;

          (xiii)  any standstill Contract with any Person that could relate to an Acquisition Proposal;

          (xiv)  any material Contract with any of the Key Customers;

           (xv)  any material Contract with respect to any Leased Property; and

          (xvi)  any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise have a Company Material Adverse Effect and that is not disclosed pursuant to clauses (i) through (xv) above.

          (b)   Section 5.9 of the Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them are bound as of the date hereof.

          (c)   All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries and to the Knowledge of the Company no other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults that could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a copy of each Company Material Contract entered into prior to the date hereof.

          (d)

              (i)  Section 5.9(d) of the Disclosure Schedule sets forth a list for the twelve months ended December 31, 2005 of the top twenty customers of the Consolidated Company (collectively, the "Key Customers"), ranked by and specifying the amount of revenue from such Key Customers for the twelve months ended December 31, 2005. Since January 1, 2005 there has been no actual or, to the Knowledge of the Company, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company or any of its Subsidiaries with any one or more of the Key Customers, other than as could not reasonably be expected to result in a Company Material Adverse Effect.

             (ii)  Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract with any Key Customer.

        5.10    SEC Reports.    The Company has filed all forms, reports and documents with the SEC that have from and after December 31, 2003 been required to be filed by it (such forms, reports and documents, the "SEC Reports"). Each SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed, except as disclosed in any such SEC Report. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        5.11    Financial Statements.

          (a)   The consolidated financial statements of the Consolidated Company included in the SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto) except, in the case of unaudited interim financial statements, as may be permitted by the Exchange Act, and fairly present in all material respects the consolidated financial position of the Consolidated Company, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, provided that the unaudited interim financial statements may not contain footnotes and are subject to normal year-end adjustments, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC.

          (b)   The records, systems, controls, data and information of the Consolidated Company, taken as a whole, are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to result in a Company Material Adverse Effect in the Company's system of internal accounting controls.

          (c)   The Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities; (ii) designed such internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; and (iii) to the extent required by applicable Laws, disclosed, based on its most recent evaluation, to the Company's auditors and the audit committee of the Company's board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting and (C) any change in the Company's internal control over financial reporting that occurred during the Company's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company's auditors and audit committee since January 1, 2003. The Company, and, to the Knowledge of the Company, its directors and officers are in compliance in all material respects with the Sarbanes-Oxley Act of 2002 (including the related rules and regulations promulgated thereunder) and the applicable listing and other rules and regulations of The Nasdaq National Market.

          (d)   The Consolidated Company is not a party to, and does not have any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Consolidated Company, on the one hand, any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Consolidated Company, taken as a whole, in the Consolidated Company's consolidated financial statements.

          (e)   Neither the Consolidated Company nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company, has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Consolidated Company has, on or after December 31, 2003 engaged in questionable accounting or auditing practices. Since December 31, 2003, no current or former attorney representing the Consolidated Company has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Consolidated Company or any of its officers, directors, employees or agents to the Company's board of directors or any committee thereof or to any director or executive officer of the Company.

          (f)    To the Knowledge of the Company, no employee of the Consolidated Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act of 2002 by the Consolidated Company on or after December 31, 2004. Neither the Consolidated Company nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Consolidated Company, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Consolidated Company in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act of 2002.

          (g)   Neither the Company nor any of its Subsidiaries has any Liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (i) set forth in the consolidated balance sheet (including in any related notes thereto) as of September 30, 2005 included in the Company's Quarterly Report on Form 10-Q for the quarter then ended, (ii) incurred in the Ordinary Course of Business since September 30, 2005, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iv) that would not reasonably be expected to have a Company Material Adverse Effect.

        5.12    Proxy Statement.    The letter to Stockholders, notice of meeting, proxy statement and form of proxy that will be provided to Stockholders in connection with the solicitation of proxies from Stockholders at the Company Stockholders Meeting (collectively, the "Proxy Statement") will not, at the time the Proxy Statement is first mailed to Stockholders, at the time of the Company Stockholders Meeting or at the Effective Time, (a) contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, (b) omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made, or (c) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting that has become false or misleading. Notwithstanding any of the foregoing, the Company does not make any representations or warranties with respect to information supplied by Parent, Acquisition Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Stockholders Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

        5.13    Absence of Certain Changes or Events.    Since September 30, 2005, (a) the Consolidated Company has conducted its business only in the Ordinary Course of Business and (b) there has not been (i) a Company Material Adverse Effect or (ii) any other action or event that would have required the consent of Parent under Section 7.1 (other than paragraphs (b), (e), (f), (k) and (j) of Section 7.1) had such action or event occurred after the date of this Agreement.

        5.14    Taxes.    The Company and each Subsidiary have filed all Tax Returns required to be filed and have paid all Taxes shown to be due on such Tax Returns, except where failures to file such Tax Returns or failures to pay such Taxes could not reasonably be expected to result in a Company Material Adverse Effect. All Tax Returns filed by the Company and each Subsidiary were complete and accurate in all material respects when filed, and disclose all material Taxes required to be paid by the Company and each Subsidiary for the periods covered thereby. None of the Company or any Subsidiary has waived any statute of limitations in respect of income Taxes. Neither the Company nor any Subsidiary has received any written notice of any material action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company or any Subsidiary.

All material deficiencies asserted in writing to the Company or any Subsidiary or assessments made as a result of any examination of the Tax Returns referred to in the first sentence of this Section 5.14 either are being contested in good faith or have been paid in full. There are no liens for Taxes upon the assets of the Company or any Subsidiary except liens relating to current Taxes not yet due. All Taxes which the Company or any Subsidiary are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company, except where failures to do so could not result in a Company Material Adverse Effect. None of the Company or any Subsidiary has been a member, with respect to periods for which the statute of limitations has not expired, of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member or of which the Company or any predecessor was the common parent. Neither the Company nor or any Subsidiary has been a party to any Listed Transaction. As a direct result of the transactions contemplated by this Agreement and except as set forth in Section 5.14 of the Disclosure Schedule, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, (i) will be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future, or (ii) will constitute compensation in excess of the limitations set forth in Section 162(m) of the Code. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to "FIRPTA").

        5.15    Permits; Compliance with Laws.

          (a)   The Consolidated Company (i) has the governmental or other regulatory approvals, licenses, certificates, consents, permits and other authorizations (collectively "Permits") in accordance with applicable Laws which are necessary for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the Knowledge of the Company, threatened attack by direct or collateral proceedings, and (ii) is in compliance with each such Permit, except where the failure to so obtain or comply would not be reasonably likely to result in a Company Material Adverse Effect.

          (b)   Since its date of organization, the Consolidated Company has not, to the Knowledge of the Company, been the subject of any investigation conducted by any grand jury, administrative agency or other Governmental Body. The Consolidated Company has not and, to the Knowledge of the Company, its officers, directors and employees have not, directly or indirectly, made, authorized or received any payment, contribution or gift of money, property, or services, in violation of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any Governmental Body. The Consolidated Company has not and, to the Knowledge of the Company, its officers, directors and employees have not, directly or indirectly, made, authorized or received any payment, contribution or gift of money, property, or services, in violation of applicable law, (x) as a kickback or bribe to any Person or (y) to any political organization or the holder of, or any aspirant to, any elective or appointive office of any Governmental Body.

          (c)   Neither the Company nor any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents; (ii) any applicable Law; or (iii) any Order of any Governmental Body having jurisdiction over the Consolidated Company, except, in the case of clauses (ii) and (iii), for any violations that would not be reasonably likely to have a Company Material Adverse Effect. No written notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries since December 31, 2003.

        5.16    Environmental Laws.    The Consolidated Company, taken as a whole, conducts its business and operations in compliance with all applicable environmental laws, ordinances and regulations ("Environmental Laws"), except where the failure to comply with Environmental Laws would not result in a Company Material Adverse Effect. The Consolidated Company has not received notice of any material claim, action, suit, proceeding, hearing or investigation against the Consolidated Company based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal or transport of hazardous material or waste. To the Knowledge of the Company, the Consolidated Company is not in violation of any applicable Environmental Law. The Consolidated Company has not received any official or formal notification of any current, pending or outstanding violation of Environmental Laws by any previous occupants of the premises currently leased by the Consolidated Company.

        5.17    Title to Property and Assets.    The Consolidated Company does not own any real property. Section 5.17 of the Disclosure Schedule sets forth a complete and accurate list of all real property and improvements leased by the Consolidated Company (collectively "Leased Property"). Subject to the interests of the Company's lenders, the Consolidated Company has valid and subsisting leasehold rights in the Leased Property identified in Section 5.17 of the Disclosure Schedule, free and clear of Encumbrances. The Company and each of its Subsidiaries has good and valid title to all of their personal properties and assets reflected as being owned by the Company or a Subsidiary of the Company on the consolidated balance sheet (including in any related notes thereto) as of September 30, 2005 included in the Company's Quarterly Report on Form 10-Q for the quarter then ended or acquired after September 30, 2005 (other than assets disposed of since September 30, 2005 in the Ordinary Course of Business), in each case free and clear of all Encumbrances and title defects except for such Encumbrances and defects that are not material in the aggregate.

        5.18    Labor Agreements and Actions.    The Consolidated Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested, or to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Consolidated Company. Except as set forth in Section 5.18 of the Disclosure Schedule, the Consolidated Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. The Consolidated Company, taken as a whole, has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. The Consolidated Company has withheld all amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to its employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for any such failure that has not had or could not reasonably be expected to result in a Company Material Adverse Effect. There is no pending, or, to the Knowledge of the Company, threatened or anticipated, employment discrimination charges or complaints against or involving the Consolidated Company before any federal, state, or local board, department, commission or agency, except for any such charge or complaint that has not had or could not reasonably be expected to result in a Company Material Adverse Effect.

        5.19    Insurance.    The Consolidated Company maintains insurance policies as set forth in Section 5.19 of the Disclosure Schedule. Such policies are in full force and effect and have been underwritten by unaffiliated insurers and will be in full force and effect immediately after the Closing. The Consolidated Company has paid all premiums on such policies due and payable prior to the date of this Agreement. To the Knowledge of the Company, the Consolidated Company has not done anything by way of action or inaction that invalidates any of such policies in whole or in part.

        5.20    Employee Benefits.    Section 5.20 of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material Employee Benefit Plans maintained, or contributed to, by the Consolidated Company or any of its ERISA Affiliates or under which the Consolidated Company could reasonably be expected to have any material liability or obligation (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or employee benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Consolidated Company or any of its ERISA Affiliates; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity that is a member of (A) a controlled group of corporations (as defined in section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in section 414(c) of the Code), or (C) an affiliated service group (as defined under section 414(m) of the Code or the regulations under section 414(o) of the Code), any of which includes or included the Consolidated Company.

          (a)   With respect to each Company Employee Plan, the Company has made available to Parent a complete and accurate copy of (i) such Company Employee Plan or a written summary of each unwritten plan, (ii) the most recent annual report (Form 5500), if any, filed with the Internal Revenue Service, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan and (iv) all correspondence with any Governmental Body relating to any currently outstanding audit.

          (b)   Each Company Employee Plan has been since December 31, 2003 administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.

          (c)   With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

          (d)   All Company Employee Plans that are intended to be qualified under section 401(a) of the Code are based on master or prototype documents that have received favorable opinion letters from the Internal Revenue Service to the effect that the forms of such master or prototype documents are acceptable under section 401(a) of the Code; no such opinion letters have been revoked and revocation has not been threatened; no such Employee Benefit Plan has been adopted or amended in any manner that would cause such plan to be considered an individually designed plan; and no act or omission has occurred that would adversely affect its qualification or materially increase its cost.

          (e)   Neither the Consolidated Company, nor any of its ERISA Affiliates has (i) ever maintained, contributed to or had any material liability or obligation under a Company Employee Plan that was ever subject to section 412 of the Code or Title IV or Section 302 of ERISA or (ii) ever been obligated to contribute to or had any material liability under a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA).

          (f)    Except as set forth in Section 5.20(f) of the Disclosure Schedule, the Consolidated Company is not a party to any oral or written (i) agreement with any stockholder, director, executive officer or other key employee of the Consolidated Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature of any of the Contemplated Transactions, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Consolidated Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the Contemplated Transactions, or the value of any of the benefits of which shall be calculated on the basis of any of the Contemplated Transactions.

        5.21    Brokers.    The Consolidated Company has not retained any broker or finder in connection with any of the Contemplated Transactions other than J.P. Morgan Securities, Inc. ("JPM") and St. Charles Capital, LLC ("St. Charles") and the Consolidated Company has not incurred or agreed to pay, other than JPM and St. Charles, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the Contemplated Transactions.

        5.22    Voting Required.    Assuming that the representations of Parent and Acquisition Sub contained in Section 6.11 are correct, the affirmative vote of the holders of a majority of the outstanding Shares (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable Law or any Contract) to adopt this Agreement and approve the Merger. Assuming that the representations of Parent and Acquisition Sub contained in Section 6.11 are correct, the board of directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the Contemplated Transactions, including the Merger. To the Knowledge of the Company, no other state takeover statutes or charter or bylaw provisions are applicable to the Merger, this Agreement or the transactions contemplated hereby.

        5.23    Opinion of Financial Advisors.    The Company has received the oral opinions (to be confirmed in writing) of JPM and St. Charles to the effect that, as of the date of such opinion, the consideration to be received by the holders of Common Stock pursuant to this Agreement, is fair from a financial point of view to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 6.    Representations and Warranties of Parent and Acquisition Sub.

        Each of Parent and Acquisition Sub, jointly and severally, represents and warrants as follows:

        6.1    Good Standing and Corporate Power.    Each of Parent and Acquisition Sub is validly existing and in good standing as a corporation under the laws of the jurisdiction of its incorporation, and has all necessary corporate power to execute and deliver this Agreement and to perform its obligations under the Transaction Agreements and to consummate the transactions contemplated thereby.

        6.2    Authorization.    The execution, delivery and performance of this Agreement on behalf of each of Parent and Acquisition Sub have been duly authorized by all necessary action on the part of each of Parent and Acquisition Sub and their respective boards of directors, and no other action on the part of either Parent or Acquisition Sub is necessary to authorize the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and constitutes, and upon the execution and delivery by each of Parent and Acquisition Sub of the Transaction Agreements, the Transaction Agreements shall constitute, legal, valid and binding obligations of each of Parent and Acquisition Sub enforceable against each of Parent and Acquisition Sub in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other laws affecting creditors' rights generally.

        6.3    No Conflicts.    The execution and delivery by each of Parent and Acquisition Sub of the Transaction Agreements, the performance of their respective obligations under the Transaction

Agreements and the consummation of the transactions contemplated by the Transaction Agreements do not and shall not:

          (a)   Conflict with or result in a violation or breach of any of the terms, conditions or provisions of Parent's or Acquisition Sub's certificate of incorporation or bylaws;

          (b)   Conflict with or result in a violation or breach of any term or provision of any Law, except for such conflicts, violations or breaches that would not reasonably be expected to have a Parent Material Adverse Effect; or

          (c)   Conflict with or result in a violation or breach of, or constitute a default under, or require Parent or Acquisition Sub to obtain any consent or approval under the terms of, any material Contract to which Parent or Acquisition Sub is a party or by which any of Parent's or Acquisition Sub's assets and properties is bound.

        6.4    Governmental Approvals and Filings.    Other than compliance with the HSR Act, any required foreign competition filings and applicable SEC regulations, no consent, approval or action of, filing with or notice to any Governmental Body on the part of Parent or Acquisition Sub is required in connection with the execution, delivery and performance of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

        6.5    Brokers.    Neither Parent nor Acquisition Sub has retained any broker or finder in connection with any of the Contemplated Transactions other than William Blair & Company L.L.C. ("William Blair"), and neither Parent nor Acquisition Sub has incurred or agreed to pay, other than William Blair, to any Person or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the Contemplated Transactions.

        6.6    Financial Capacity.    As of the Effective Time, Parent will have adequate funds on hand to make the payments required by Sections 2.9, 2.10 and 2.12 and otherwise to consummate the Contemplated Transactions.

        6.7    Acquisition of Capital Stock.    Parent is acquiring the Common Stock for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of any of such Common Stock.

        6.8    Information Supplied.    None of the information supplied by Parent, Acquisition Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement is first sent to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        6.9    Litigation.    There are no Proceedings pending or, to the Knowledge of the Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties except for Proceedings that would not have a Parent Material Adverse Effect. Neither Parent nor Acquisition Sub is subject to any outstanding Order, except for Orders that would not have a Parent Material Adverse Effect.

        6.10    Ownership of Company Capital Stock.    Neither Parent nor Acquisition Sub is, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

        6.11    Acquisition Sub.    Acquisition Sub has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions, including the Merger. As of the Effective Time, Acquisition Sub will be a wholly-owned subsidiary of Parent.

Section 7.    Covenants.

        The Company agrees that, between the date of this Agreement and the Closing Date:

        7.1    Conduct of Business.    Except as (i) contemplated by this Agreement, (ii) disclosed in the Disclosure Schedule or (iii) necessary to carry out the Contemplated Transactions, the Company shall use commercially reasonable efforts to and to cause its Subsidiaries to conduct their operations in the Ordinary Course of Business. Except as set forth in clauses (i), (ii) and (iii) of the preceding sentence, the Company shall use its commercially reasonable efforts to (i) keep available to the business the services of the key employees of the Business (except for retirements in the ordinary course), (ii) conduct its business in compliance, in all material respects, with all applicable Laws, (iii) maintain its properties and assets in a state of repair and condition that is consistent with the normal conduct of its business and (iv) maintain its relations and good will with its principal suppliers, customers and others having business relationships with it. Without limiting the generality of the foregoing, the Company agrees that, without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed by Parent):

          (a)   the Consolidated Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for repurchases of shares from former employees whose employment has been terminated and except for cash dividends paid to the Company by any wholly owned Subsidiary of the Company;

          (b)   except for the issuance of Common Stock upon the exercise of Company Options or other awards, in each case in accordance with their current terms issued pursuant to the Stock Option Plan and outstanding on the date hereof, or the Warrant, neither the Company nor any of its Subsidiaries shall issue, deliver, sell, pledge, dispose of or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge, disposition or encumbrance of, any shares of their respective capital stock of any class, any Voting Debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing;

          (c)   neither the Company nor any of its Subsidiaries shall split, combine, reclassify or similarly reorganize their respective capital stock;

          (d)   the Company shall not amend its certificate of incorporation or bylaws, and neither the Company nor any of its Subsidiaries shall effect or become a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (e)   the Consolidated Company shall not form any Subsidiary or acquire any equity interest or other interest (debt or equity) in any other Entity;

          (f)    neither the Company nor any of its Subsidiaries shall make any capital expenditures or other expenditures with respect to property, plant or equipment, except (i) as set forth in the Company's budget for capital expenditures previously made available to Parent, (ii) any other such capital expenditures or expenditures that do not exceed $300,000 individually or $750,000 in the aggregate for the Consolidated Company, or (iii) emergency capital expenditures necessary to replace equipment to restore service to then-current operational levels not to exceed $100,000, net of insurance coverage;

          (g)   neither the Company nor any of its Subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary

  Course of Business and (C) pursuant to existing credit facilities in the Ordinary Course of Business, (ii) except in connection with any one or more of the activities described in the preceding clauses (A), (B) and (C), issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee, endorse or otherwise become liable or responsible for any debt or other obligations of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Consolidated Company in the Ordinary Course of Business and extensions of credit to customers and distributors of the Consolidated Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries; provided, however, that the Company may, in the Ordinary Course of Business, continue to invest in debt securities in accordance with the Company's cash investment policy attached to Section 7.1(g) of the Disclosure Schedule, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Consolidated Company against fluctuations in commodities prices or exchange rates;

          (h)   neither the Company nor any of its Subsidiaries shall establish, adopt, terminate, or amend (other than in accordance with applicable Law) any Employee Benefit Plan, and, except for (A) payments made in accordance with the Company's existing bonus plan and (B) rolling over of the 2005 senior management bonus plan to 2006 (with target bonus amounts not greater than their 2005 amounts with 2006 performance targets to be determined in the Ordinary Course of Business), shall not pay any bonus or make any profit-sharing or similar payment to, or, except in accordance with the Company's commission policy which is currently in effect, increase the amount or accelerate the payment of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of their respective directors, officers or employees except for non-executive or non-officer employee raises in the Ordinary Course of Business not to exceed the budgeted amount (3.5%) in the aggregate;

          (i)    the Consolidated Company shall not change any of its methods of accounting or accounting practices in any respect, except as necessary to comply with GAAP;

          (j)    except as necessary to comply with applicable Law, neither the Company nor any of its Subsidiaries shall prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (k)   neither the Company nor any of its Subsidiaries shall initiate, compromise or settle any material Proceeding (other than in connection with the enforcement of the Company's rights under this Agreement);

          (l)    neither the Company nor any of its Subsidiaries shall enter into any transaction or take any other action that might reasonably be expected to cause or constitute a breach of any representation or warranty made by the Company in this Agreement;

          (m)  neither the Company nor any of its Subsidiaries shall terminate, amend, or modify in any material respect, any material permit, Consent of a Governmental Body or other similar right, other than (i) as required by any applicable Governmental Body; (ii) in connection with the transactions contemplated hereby; or (iii) in the Ordinary Course of Business;

          (n)   neither the Company nor any of its Subsidiaries shall grant any Encumbrance on any material asset (other than Encumbrances for Taxes not yet due and payable or incurred in the Ordinary Course of Business and not of a material nature), except as may be required by the Company's agreements with lenders;

          (o)   neither the Company nor any of its Subsidiaries shall sell, license, assign, transfer, lease, or otherwise dispose of any of the material assets of the Consolidated Company, taken as a whole, other than in the Ordinary Course of Business;

          (p)   neither the Company nor any of its Subsidiaries shall enter into or terminate any Company Material Contract or amend or modify in any material respect or waive any material rights under any Company Material Contract; and

          (q)   neither the Company nor any of its Subsidiaries shall agree or commit to take any of the actions described in this Section 7.1.

        7.2    Governmental Filings.    Each of Parent and the Company agrees to use its commercially reasonable efforts to (a) make any filings required or in Parent's reasonable opinion advisable pursuant to the HSR Act and any applicable foreign antitrust, competition or merger control Laws with respect to the transactions contemplated hereby as promptly as practicable, (b) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and/or any such applicable foreign Law and (c) take all other actions necessary to cause the expiration or termination of the applicable waiting periods or to obtain any consents under the HSR Act and/or such foreign Law, as soon as practicable.

        7.3    Approvals and Consents.

          (a)   The parties shall cooperate with each other and use their commercially reasonable efforts to obtain all necessary Consents, including (a) all necessary Consents of any Governmental Body including those described in Section 7.2 and (b) all Consents described in Section 5.6 of the Disclosure Schedule, in connection with the consummation of the Contemplated Transactions. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such Consents.

          (b)   Notwithstanding anything to the contrary contained in this Agreement, (i) neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates and (ii) the Company shall not, without Parent's prior written consent, take or agree to take any such action.

        7.4    Access.    Subject to the provisions of the Non-Disclosure Agreement and Section 7.6, the Company shall and shall cause each of its Subsidiaries to, after receiving reasonable advance notice from Parent, give Parent reasonable access (during normal business hours and in a manner that does not disrupt or interfere with business operations) to the properties, personnel, books, records and contracts of the Consolidated Company for the purpose of enabling Parent to further investigate and inspect, at Parent's sole expense, the business, operations and legal affairs of the Consolidated Company.

        7.5    Notice of Developments.    The Company shall give prompt written notice to Parent, and Parent and Acquisition Sub shall give prompt written notice to the Company, of (a) the discovery by any of them of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (b) the discovery by any of them of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; (c) the failure by any of them to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and (d) the discovery of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would result in a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; provided, however, that in each case, such notice shall not constitute waiver of any defense that may be validly asserted.

        7.6    Confidentiality.    Each of the parties shall comply in all respects with the provisions of the Non-Disclosure Agreement.

        7.7    Company Stockholders Meeting; Proxy Statement.

          (a)   The Company shall call a meeting of its stockholders (the "Company Stockholders Meeting") to be held as soon as reasonably practicable after the date hereof for the purpose of obtaining the Stockholder Approval, and shall use its commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable after the Proxy Statement is cleared by the SEC. Subject to Section 7.8, the Company shall use its commercially reasonable efforts to obtain the Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, but subject to the Company's right to terminate pursuant to Section 10.1(f), the Company agrees to submit this Agreement to its stockholders for approval and adoption whether or not the board of directors of the Company determines at any time subsequent to the date hereof that this Agreement is no longer advisable and recommends that the stockholders of the Company reject it. In connection with such Company Stockholders Meeting, the Company shall promptly prepare and file with the SEC and mail to its stockholders as promptly as practicable the Proxy Statement and any amendments or supplements thereto. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.

          (b)   Parent and Acquisition Sub shall reasonably cooperate with the Company in connection with the preparation of the Proxy Statement including furnishing to the Company all information regarding Parent and its Affiliates as may be required to be disclosed therein, as determined by the Company in consultation with its outside counsel. Each of the Company, Parent and Acquisition Sub shall promptly correct any information in the Proxy Statement provided by it for use in the Proxy Statement and notify the other parties hereto if and to the extent that it shall have become false or misleading in any material respect or omit to state a material fact necessary to make the statements therein not false or misleading prior to the Company Stockholders Meeting. The Company shall cause, and Parent and Acquisition Sub shall reasonably cooperate with the Company in connection with causing, the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of Common Stock, in each case, and to the extent required by applicable federal securities Laws. Parent, Acquisition Sub and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company shall provide Parent, Acquisition Sub and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and shall consult with Parent, Acquisition Sub and their counsel prior to responding to such comments. Subject to Section 7.8 and applicable Law, the Company shall cause the Proxy Statement to contain the recommendation of the Company's board of directors that the Company's stockholders approve this Agreement and the Merger.

        7.8    No Solicitation.    Except as set forth in this Section 7.8:

          (a)   From and after the date of this Agreement until the termination of this Agreement pursuant to Section 10, the Consolidated Company shall not, and it shall cause its officers, directors, employees, investment bankers, agents and representatives of the Consolidated Company not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or (ii) engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Consolidated Company or afford any access to the properties, books or records of the Consolidated Company, otherwise knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that has made or, to the Knowledge of the Company, is seeking to make, an Acquisition Proposal. Notwithstanding the foregoing, the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning the businesses, properties or assets of the Consolidated Company to any Person or group, including furnishing nonpublic information pursuant to an executed non-disclosure agreement, the terms of which are comparable to the terms contained in the Non-Disclosure Agreement, and may engage in discussions and negotiations with such Person or group concerning an acquisition only if: (A) such Person or group has submitted an unsolicited bona fide Acquisition Proposal which the board of directors of the Company determines in good faith is, or is reasonably likely to result in, a Superior Proposal and (B) the board of directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

          (b)   The Company shall promptly (and in any event within 24 hours) notify Parent of any Acquisition Proposal, any material modifications thereto or any request for non-public information relating to the Consolidated Company or for access to the properties, books or records of the Consolidated Company by any Third Party that, to the Knowledge of the Company, is considering making, or has made, an Acquisition Proposal or request. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent informed on a current basis of the status and details of any such Acquisition Proposal or request, and shall promptly (and in any event within 24 hours) provide to Parent a copy of all written materials subsequently provided to or by the Company in connection with such Acquisition Proposal or request.

          (c)   The Consolidated Company shall, and shall cause the officers, directors, employees, investment bankers, agents and representatives of the Consolidated Company to, immediately cease and cause to be terminated all existing discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, and shall terminate any access of any such Third Party to any nonpublic information, and shall immediately direct any Third Parties to return or destroy any nonpublic information provided to them.

          (d)   Except as set forth in this Section 7.8(d), the board of directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the board of directors of the Company shall be permitted to take the actions described in this Section 7.8(d) if (A) the Company has complied with Section 7.8(e), and (B) the board of directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

          (e)   The Company shall give Parent forty-eight (48) hours notice that the Company's board of directors is considering, or is prepared to (i) withdraw or modify its approval or recommendation of the Merger and this Agreement or (ii) accept a Superior Proposal, in order to allow Parent the opportunity to make an offer to the Company; provided that the Company may not definitively accept a Superior Proposal unless the Company concurrently therewith terminates this Agreement pursuant to Section 10.1(f) and makes any payment required by Section 10.3(d)(i).

          (f)    Nothing in this Section 7.8 shall prohibit the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, from taking and disclosing to the Company's Stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to the requirements of Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making any disclosure or recommendation to the Company's Stockholders if, after consultation with outside counsel, the board of directors determines in good faith that failure to take such action would be inconsistent with fiduciary duties to the Company's Stockholders under applicable law.

          (g)   During the period from the date of this Agreement through the Effective Time, the Company (i) shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to an Acquisition Proposal or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any involving Parent) and (ii) agrees to use commercially reasonable efforts to enforce the provisions of any such agreements, provided, however, that the Company shall only be required to take any legal action at Parent's request and expense, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

        7.9    Public Announcements.    The Company, Acquisition Sub and Parent shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties' written consent, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange or NASDAQ rule or any listing agreement of any party hereto.

        7.10    Investigation.    In conducting its investigation of the business, operations and legal affairs of the Company, each of Parent and Acquisition Sub shall use its commercially reasonable efforts to not interfere in any manner with the business or operations of the Company or with the performance of any of the Company's employees.

        7.11    Employee Matters.    With respect to the employees of the Parent, the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a "Continuing Employee"), for a twelve-month period following the Effective Time, Parent will maintain and shall cause the Surviving Corporation and their respective Subsidiaries to maintain in effect the severance policy of the Company (as described in Section 7.11 of the Disclosure Schedule) and Parent will provide, and shall cause the Surviving Corporation and their respective Subsidiaries to provide, the benefits of such severance policy to each Continuing Employee who is terminated other than for cause or who resigns for good reason during such twelve-month period. Nothing in this Agreement shall be interpreted as limiting the power of Parent and its Subsidiaries, including the Surviving Corporation, to amend or terminate any Employee Benefit Plan or any other employee plan, program or arrangement or as requiring Parent or its Subsidiaries to offer to continue any employment agreement (other than as required by its terms) or to continue the employment of any Continuing Employee. The Company shall terminate the Company's 401(k) plan at least one business day prior to the Effective Time. Upon termination, the Company shall make no further contributions to the 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the 401(k) Plan), all participants in the 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan.

        7.12    Directors' and Officers' Indemnification.

          (a)   From and after the Closing Date, Parent agrees that it will (or, as applicable, will cause the Surviving Corporation to) (i) indemnify and hold harmless, against any costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers, employees and agents of the Company and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's amended and restated certificate of incorporation, bylaws and indemnification agreements in existence on the date of this Agreement with any directors, officers and employees of the Company and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions at or prior to the Closing Date (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Company's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Closing Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the amended and restated certificate of incorporation and bylaws of the Company and (iii) cause to be maintained for a period of six years after the Closing Date the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company or replacement policies providing substantially similar coverage provided, however, that neither Parent nor the Surviving Corporation shall be required to pay a premium to maintain such policies in excess of $800,000 in the aggregate.

          (b)   If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other Entity, then, and in each case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 7.12.

          (c)   The obligations of Parent under this Section 7.12 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.12 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.12 applies shall be third party beneficiaries of this Section 7.12).

        7.13    Obligations of Acquisition Sub; Voting of Common Stock.    Parent shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Parent shall vote any Shares beneficially owned by it or any of its subsidiaries in favor of adoption of this Agreement at the Company Stockholders Meeting.

        7.14    Stockholder Litigation.    The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by the Agreement.

        7.15    State Takeover Laws.    If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Company and its boards of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby.

Section 8.    Conditions to Obligation of Parent and Acquisition Sub to Close.

        The obligation of Parent and Acquisition Sub to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Parent and Acquisition Sub in whole or in part):

        8.1    HSR Act.

          (a)   The waiting period (and any extension thereof) under the HSR Act applicable to the Contemplated Transactions shall have been terminated or shall have expired and any investigation opened by means of a second request for information or otherwise shall have been terminated or closed.

          (b)   All other authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Body, which the failure to obtain, make or occur would have a Company Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries, taken as a whole, shall have been obtained, shall have been made or shall have occurred

        8.2    Representations and Warranties; Performance of Obligations.    (a) Each of the representations and warranties of the Company contained in Section 5.1 (Organization), Section 5.2 (Capitalization and Voting Rights), Section 5.3 (Subsidiaries/Other Ownership Interest), Section 5.4 (Authorization), Section 5.12 (Proxy Statement), Section 5.22 (Voting Required) and Section 5.23 (Opinion of Financial Advisors) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date); (b) (i) the Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; and (ii) each of the representations and warranties of the Company contained in this Agreement (other than those contained in subsection 8.2(a)), when read without any exception or qualification as to materiality, Company Material Adverse Effect or Knowledge, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date); except where the failure of the representations and warranties referred to in subsection 8.2(b)(ii) to be so true and correct has not had nor is it reasonably likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

        8.3    No Order; No Litigation.    There shall not be in effect any Order (whether temporary, preliminary or permanent) of any Governmental Body of competent jurisdiction having the effect of prohibiting or making illegal the consummation of the Contemplated Transactions and no Governmental Body shall have instituted any Proceeding that is pending seeking such an Order and no other Person shall have instituted any Proceeding that is pending and that could reasonably be expected to result in a Company Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries, taken as a whole.

        8.4    Absence of New Legal Requirements.    No Law shall have been enacted, promulgated, enforced or entered having the effect of prohibiting or making illegal the consummation of the Contemplated Transactions.

        8.5    Stockholder Approval.    The Stockholder Approval shall have been duly obtained.

        8.6    No Company Material Adverse Effect.    There shall have been no Company Material Adverse Effect since the date of this Agreement.

        8.7    Consents.    The Company shall have obtained (a) each of the consents or approvals listed on Section 5.6 of the Disclosure Schedule and (b) the consent or approval of each Person that is not a Governmental Body whose consent or approval shall be required in connection with the transactions contemplated hereby under any material Contract by which the Company or any of its Subsidiaries is bound, except in the case of clause (b), where the failure to obtain such consents and approvals would not reasonably be expected to have a Company Material Adverse Effect.

Section 9.    Conditions to Obligation of the Company to Close.

        The obligation of the Company to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by the Company in whole or in part):

        9.1    HSR Act.    The waiting period (and any extension thereof) under the HSR Act applicable to the Contemplated Transactions shall have been terminated or shall have expired and any investigation opened by means of a second request for information or otherwise shall have been terminated or closed.

        9.2    Representation and Warranties; Performance of Obligations.    (a) Parent and Acquisition Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; and (b) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, when read without any exception or qualification as to materiality, Parent Material Adverse Effect or Knowledge of the Parent, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in each case, representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), except where the failure to be so true and correct has not had nor is it likely to have a Parent Material Adverse Effect, except in the case of each of clause (b) for such failures to be so true and correct are solely the result of an action taken by Parent that is expressly permitted by this Agreement, and the Company shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

        9.3    No Order; No Litigation.    There shall not be in effect any Order (whether temporary, preliminary or permanent) of any Governmental Body of competent jurisdiction having the effect of prohibiting or making illegal the consummation of the Contemplated Transactions and no Governmental Body shall have instituted any Proceeding that is pending seeking such an Order and no other Person shall have instituted any Proceeding that is pending and that could reasonably be expected to result in a Company Material Adverse Effect or a material adverse effect on Parent and its Subsidiaries, taken as a whole.

        9.4    Absence of New Legal Requirements.    No Law shall have been enacted, promulgated, enforced or entered having the effect of prohibiting or making illegal the consummation of the Contemplated Transactions.

        9.5    Stockholder Approval.    The Stockholder Approval shall have been duly obtained.

Section 10.    Termination of Agreement.

        10.1    Right to Terminate Agreement.    This Agreement may be terminated prior to the Closing:

          (a)   by Parent if there is a misrepresentation or breach of any of the covenants or agreements of the Company that results in a Company Material Adverse Effect, and which such breach has not been cured within thirty (30) days following written notice thereof (provided that neither

  Parent nor Acquisition Sub is in breach of any of its representations, warranties, covenants or agreements in this Agreement such that a Parent Material Adverse Effect has occurred);

          (b)   by the Company if there is a misrepresentation or breach of any of the covenants or agreements of Parent or Acquisition Sub that results in a Parent Material Adverse Effect, and which such breach or misrepresentation has not been cured within thirty (30) days following written notice thereof (provided that the Company is not in breach of any of its representations, warranties, covenants or agreements in this Agreement such that a Company Material Adverse Effect has occurred);

          (c)   by Parent at or after the End Date if any condition set forth in Section 8 has not been satisfied by that date (other than principally as a result of any failure on the part of Parent or Acquisition Sub to comply with or perform its or their covenants and obligations under this Agreement);

          (d)   by the Company at or after the End Date if any condition set forth in Section 9 has not been satisfied by that date (other than principally as a result of the failure on the part of the Company to comply with or perform its covenants or obligations under this Agreement);

          (e)   by either the Company or Parent, if the Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken;

          (f)    by the Company if prior to obtaining the Stockholder Approval, the board of directors of the Company shall have determined to accept a Superior Proposal pursuant to and in compliance with Sections 7.8(d) and (e);

          (g)   by Parent if the board of directors of the Company shall have (i) withdrawn, modified or changed, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the Contemplated Transactions, including the Merger, (ii) approved or recommended any Acquisition Proposal by a Third Party, (iii) entered into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Acquisition Proposal by a Third Party; or (iv) a tender offer or exchange offer for outstanding Shares shall have been commenced (other than by Parent or an Affiliate of Parent) and the board of directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten Business Days after the commencement of such tender or exchange offer, the board of directors of the Company fails to recommend against acceptance of such offer;

          (h)   by the mutual written consent of Parent, Acquisition Sub and the Company; or

          (i)    by either Parent or the Company if a Governmental Body of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

        10.2    Termination Procedures.

          (a)   If Parent determines it may exercise its right to terminate this Agreement pursuant to Section 10.1(a) it shall deliver to the Company a written notice specifying the detailed basis therefore and providing the Company a reasonable period, but not less than thirty (30) days, to cure the deficiency. If the Company determines it may exercise its right to terminate this Agreement pursuant to Section 10.1(b) it shall deliver to Parent a written notice specifying the detailed basis therefore and providing Parent a reasonable period, but not less than thirty (30) days, to cure the deficiency.

          (b)   If Parent wishes to terminate this Agreement pursuant to Section 10.1(c) or (g), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a detailed description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1(d) or (f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a detailed description of the basis on which the Company is terminating this Agreement.

        10.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

          (a)   No party shall be relieved of any obligation or other Liability arising from any breach by such party of any provision of this Agreement.

          (b)   The parties shall, in all events, remain bound by and continue to be subject to the provisions of this Section 10.3, Section 7.6 and all of Section 11, including the expense provisions of Section 11.1.

          (c)   Parent, Acquisition Sub and the Company shall, in all events, remain bound by and continue to be subject to the Non-Disclosure Agreement for the term thereof.

          (d)   The Company shall pay, or cause to be paid, to Parent an amount equal to Fifteen Million Dollars ($15,000,000) (the "Termination Fee") by wire transfer of immediately available funds:

              (i)  if this Agreement is terminated by the Company pursuant to Section 10.1(f), concurrently with such termination; or

             (ii)  if this Agreement is terminated by Parent pursuant to Sections 10.1(g), concurrently with such termination.

          (e)   The Company shall pay Parent up to $1,000,000 as reimbursement for expenses of Parent actually incurred relating to the Contemplated Transactions prior to termination (including reasonable fees and expenses of Parent's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement by Parent pursuant to Section 10.1(e). The expense reimbursement payable pursuant to this Section 10.3(e) shall be paid by wire transfer of same-day funds within ten Business Days after demand therefor, accompanied by expense documentation reasonably acceptable to the Company, following the occurrence of the event or events giving rise to the payment obligation described in this Section 10.3(e).

          (f)    Parent shall pay the Company up to $1,000,000 as reimbursement for expenses of the Company actually incurred relating to the Contemplated Transactions prior to termination (including reasonable fees and expenses of the Company's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of the termination of this Agreement by the Company or Parent pursuant to Section 10.1(d) and if failure to satisfy the conditions set forth in Section 9.2 by the End Date shall have resulted in the Closing not occurring. The expense reimbursement payable pursuant to this Section 10.3(f) shall be paid by wire transfer of same-day funds within ten Business Days after demand therefor, accompanied by expense documentation reasonably acceptable to Parent, following the occurrence of the termination event giving rise to the payment obligation described in this Section 10.3(f).

          (g)   The parties acknowledge that the agreements contained in this Section 10 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 10 shall not be in lieu of damages incurred in the event of a willful breach of this Agreement but shall otherwise constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

Section 11.    Miscellaneous Provisions.

        11.1    Expenses.    Other than as specifically provided in this Agreement, each party hereto shall pay all of its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the Contemplated Transactions. Notwithstanding the foregoing, Parent shall be responsible for: (a) all filing fees for filings required and made by Parent and the Company under the HSR Act; (b) one half (1/2) of all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

        11.2    Nonsurvival of Representations and Warranties.    The representations, warranties and agreements made herein and in any document delivered pursuant hereto shall not survive beyond the Effective Time or any termination of this Agreement; provided, however, that this Section 11.2 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time, including that the agreements in Sections 2.9 through 2.16, Section 7.11, Section 7.12 and this Section 11 shall survive in accordance with their respective terms.

        11.3    Governing Law.    This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

        11.4    Venue, Jurisdiction and Forum.    Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in a state or federal court located in Wilmington, Delaware. Each party to this Agreement:

          (a)   expressly and irrevocably consents and submits to the personal jurisdiction of each state and federal court located in Wilmington, Delaware (and each appellate court located in Wilmington, Delaware), in connection with any such legal proceeding;

          (b)   agrees that each state and federal court located in Wilmington, Delaware shall be deemed to be a convenient forum; and

          (c)   agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Wilmington, Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

        11.5    Time of the Essence.    Time is of the essence for this Agreement.

        11.6    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by facsimile, when transmitted and the appropriate facsimile confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, upon receipt, and (c) if given by courier or other means, when received or personally delivered, and addressed as follows (or at such other address as the intended recipient shall have specified in a written notice given to the other party hereto):

if to Parent or Acquisition Sub:
West Corporation 11808 Miracle Hills Drive Omaha, Nebraska 68154
Attention:	Thomas Barker David Mussman
Fax: (402) 963-1600
with a copy to:
Sidley Austin LLP One South Dearborn Chicago, Illinois 60603
Attention:	Frederick Lowinger, Esq. Paul Choi, Esq.
Fax: (312) 853-7036
if to the Company:
Intrado Inc. 1601 Dry Creek Drive Longmont, Colorado 80503 Attention: George Heinrichs Fax: (720) 864-7501
with a copy to (which shall not constitute notice):
Richard Plumridge, Esq. Holme Roberts & Owen, LLP 1700 Lincoln, Suite 4100 Denver, CO 80203 Fax: (303) 866-0200

        11.7    Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific performance of the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        11.8    Table of Contents and Headings.    The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        11.9    Assignment.    No party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other parties hereto; provided, however, that Parent shall have the right, without the consent of any other party, to assign all or a portion of its rights, interests and obligations hereunder to one or more direct or indirect subsidiaries, to the extent that such assignment does not relieve Parent of any of its obligations hereunder.

        11.10    Personal Liability.    This Agreement shall not create or be deemed to create or permit any personal Liability or obligation on the part of any direct or indirect stockholder of the Company, Parent or Acquisition Sub or any officer, director, employee, agent, representative or investor of any party hereto.

        11.11    No Third Party Beneficiaries.    Except as provided in Section 7.12 (with respect to which the indemnified parties thereunder shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third party beneficiary hereto.

        11.12    Severability.    In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined by any court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        11.13    Entire Agreement.    This Agreement, and the other Transaction Agreements set forth the entire understanding of Parent, Acquisition Sub and the Company and supersede all other agreements and understandings between those parties relating to the subject matter hereof and thereof.

        11.14    Waiver.    No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        11.15    Amendments.    This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of Parent, Acquisition Sub and the Company.

        11.16    Waiver of Jury Trial.    EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        11.17    Interpretation of Agreement.

          (a)   Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

          (b)   Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

          (d)   References herein to "Sections" are intended to refer to Sections of this Agreement, unless otherwise indicated.

        11.18    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof. Signatures delivered by facsimile shall be deemed to be originals for all purposes.

[Remainder of page intentionally left blank]

        This Agreement has been duly executed and delivered by Parent, Acquisition Sub and the Company as of the date set forth above.

PARENT:
WEST CORPORATION
By:	/s/ THOMAS B. BARKER
Name:	Thomas B. Barker
Title:	Chief Executive Officer
ACQUISITION SUB:
WEST INTERNATIONAL CORP.
By:	/s/ DAVID C. MUSSMAN
Name:	David C. Mussman
Title:	President
COMPANY:
INTRADO INC.
By:	/s/ GEORGE HENRICHS
Name:	George Heinrichs
Title:	Chief Executive Officer and Chairman of the Board

Annex B

[Letterhead of J.P. Morgan Securities Inc.]

January 29, 2006

The Board of Directors
Intrado Inc.
1601 Dry Creek Drive
Longmont, CO 80503

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the "Company Common Stock"), of Intrado Inc. (the "Company") of the consideration to be received by such holders in the proposed merger (the "Merger") of the Company with West International Corp., a wholly-owned subsidiary of West Corporation (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Merger Partner and Merger Subsidiary, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner and its affiliates, will be converted into the right to receive $26.00 per share in cash.

In arriving at our opinion, we have (i) reviewed a draft dated January 29, 2006 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger, that the other transactions contemplated by the Agreement will be

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consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have in the past provided investment banking and/or commercial banking services to the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

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Annex C

[Letterhead of St. Charles Capital, LLC]

January 30, 2006

Board of Directors
Intrado, Inc.
1600 Dry Creek Drive
Longmont, CO 80503

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (the "Common Stock") of Intrado, Inc. (the "Company") of the consideration to be received by such holders of Common Stock, pursuant to an Agreement and Plan of Merger (the "Agreement") to be entered into by the Company, West Corporation (the "Parent"), and Acquisition Inc. Newco (the "Purchaser), an indirect wholly-owned subsidiary of the Parent. The Agreement provides for the merger (the "Merger") of the Purchaser with and into the Company, and in connection therewith, subject to certain exceptions, each issued and outstanding share of Common Stock shall be converted into the right to receive $26.00 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        St. Charles Capital LLC, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for estate, corporate and other purposes. We will receive a fee for providing this opinion, which is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services.

        In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed: (i) the draft dated January 29, 2006 of the Agreement, (ii) certain publicly available financial, operating and business information related to the Company, (iii) certain internal financial information of the Company prepared for financial planning purposes and furnished by the management of the Company, (iv) certain publicly available market and securities data of the Company, (v) to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries deemed similar to that in which the Company operates and (vi) to the extent publicly available, financial data of selected public companies deemed comparable to the Company. We have had discussions with members of the management of the Company concerning the financial condition, current operating results and business outlook for the Company.

        We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided to us by the Company or otherwise made available to us, and have not independently verified such information. We have relied upon the assurances of the management of the Company that the information provided to us as set forth above has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of management, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial planning data and other business outlook information or the assumptions on which they are based.

        We have also assumed that the Merger will be consummated pursuant to the terms of the draft Agreement reviewed by us, without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder. We do not express any opinion as to any legal, tax,

C-1

regulatory or accounting matters relating to the Merger, as to which we understand the Company obtained such advice as it deemed necessary from qualified professionals.

        In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of the Company and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of the Company. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company or its respective affiliates are a party or may be subject, nor have we been furnished with information with respect thereto, and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

        This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock have traded or may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

        This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to any matter relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger or structure thereof or any other business transaction or strategy, or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage. In arriving at our opinion, we were not authorized to solicit, and did not solicit, third parties regarding alternatives to the Merger, nor were we involved in the negotiation of or any other aspect of the Merger, and we were not asked to consider any other strategic alternatives potentially available to the Company.

        Our opinion addresses solely the fairness of the Merger Consideration to be received by holders of Common Stock pursuant to the Agreement and does not address any other term or agreement relating to the Merger or the Agreement, including, without limitation, the ability of the Purchaser to finance or otherwise successfully consummate the Merger.

        Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration proposed to be received for the Common Stock of the Company in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of Common Stock of the Company as of the date hereof.

        This opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval. However, notwithstanding the foregoing, we consent to inclusion of this opinion in the proxy statement relating to the Merger, in accordance with the terms of our engagement by the Company.

Sincerely,

ST. CHARLES CAPITAL, LLC

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Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

INTRADO INC.

SPECIAL MEETING OF
INTRADO INC. STOCKHOLDERS

April 4, 2006
10:00 a.m.

The Westin Hotel
10600 Westminster Boulevard
Westminster, Colorado 80020

Intrado Inc. 1601 Dry Creek Drive Longmont, Colorado 80503	proxy

This proxy is solicited on behalf of the Board of Directors of Intrado Inc.

The undersigned hereby appoints George Heinrichs, Michael D. Dingman, Jr. and Craig W. Donaldson, or any of them individually (the "Named Proxies"), as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of common stock of Intrado Inc. which the undersigned is entitled to vote at the special meeting of stockholders to be held on Tuesday, April 4, 2006 at The Westin Hotel, 10600 Westminster Boulevard, Westminster, Colorado 80020, beginning at 10:00 a.m., local time, or any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the definitive proxy statement dated March 1, 2006, subject to the directions indicated on this card or through the telephone or Internet proxy procedures, and at the discretion of the proxies for any other matters that may properly come before the meeting. If the signed card is returned and specific voting instructions are not given with respect to matters to be acted upon at the meeting, the proxies will vote "FOR" adoption of the merger agreement, "FOR" approval of the proposal to adjourn or postpone the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, and at their discretion on any other matters that may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

(IMPORTANT—TO BE SIGNED AND DATED ON REVERSE SIDE)

COMPANY #

There are three ways to submit your Proxy

Submitting your proxy by telephone or the Internet authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

SUBMIT YOUR PROXY BY PHONE—TOLL FREE—1-800-560-1965—QUICK * * * EASY * * * IMMEDIATE

•
Use any touch-tone telephone to submit your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CDST) on April 3, 2006.

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Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

SUBMIT YOUR PROXY BY INTERNET—http://www.eproxy.com/trdo/—QUICK * * * EASY * * * IMMEDIATE

•
Use the Internet to submit your proxy 24 hours a day, 7 days a week, until 11:59 a.m. (CDST) on April 3, 2006.

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Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

SUBMIT YOUR PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Intrado Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you submit your proxy by Phone or Internet, please do not mail your proxy card.
\*/ Please detach here. \*/

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "for" proposals 1 and 2.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

1.	Adopt the Agreement and Plan of Merger, dated as of January 29, 2006, by and among West Corporation, West International Corp. and Intrado Inc.	☐ For	☐ Against	☐ Abstain
2.
	Adjourn or postpone the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.	☐ For	☐ Against	☐ Abstain
3.	In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the meeting.
Please check box if you are attending the meeting in person. ☐
Address Change? Mark Box ☐ Indicate changes below:
		Date			, 2006

Signatures(s)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.